EXECUTION
EX4.34

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 1, 2016
among
CLEAN HARBORS, INC.
as the U.S. Borrower,
CLEAN HARBORS INDUSTRIAL SERVICES CANADA, INC.,
as the Canadian Borrower,
BANK OF AMERICA, N.A.,
as Administrative Agent
and
The Lenders Party Hereto
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,
as Sole Lead Arranger and Sole Book Manager

JP MORGAN CHASE BANK, N.A. and CITIZENS BUSINESS CAPITAL, f/k/a RBS CITIZENS BUSINESS CAPITAL, a division of CITIZENS ASSET FINANCE, INC., f/k/a RBS ASSET FINANCE, INC.,
as Documentation Agents

TABLE OF CONTENTS

Section 1. DEFINITIONS; RULES OF CONSTRUCTION	1

1.1	Definitions 1

1.2	Accounting Terms 55

1.3	Uniform Commercial Code/PPSA 55

1.4	Certain Matters of Construction 55

1.5	Interpretation (Quebec) 56

1.6	Letter of Credit Amounts 56

Section 2. CREDIT FACILITIES	57

2.1	Commitment 57

2.2	U.S. Letter of Credit Facility 63

2.3	Canadian Letter of Credit Facility 66

2.4	Existing Letters of Credit 70

2.5	Extension of Facility Termination Date 70

Section 3. INTEREST; FEES AND CHARGES	72

3.1	Interest 72

3.2	Fees 74

3.3	Computation of Interest; Fees; Yield Protection 75

3.4	Reimbursement Obligations 76

3.5	Illegality 77

3.6	Inability to Determine Rates 77

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3.7	Increased Costs; Capital Adequacy 77

3.8	Mitigation 78

3.9	Funding Losses 79

3.10	Maximum Interest 79

Section 4. LOAN ADMINISTRATION	80

4.1	Manner of Borrowing and Funding Loans 80

4.2	Defaulting Lender 83

4.3	Number and Amount of Interest Period Loans; Determination of Rate 86

4.4	Loan Party Agent 86

4.5	One Obligation 87

4.6	Effect of Termination 87

Section 5. PAYMENTS	87

5.1	General Payment Provisions 87

5.2	Repayment of Obligations 87

5.3	[Reserved] 88

5.4	Payment of Other Obligations 88

5.5	Marshaling; Payments Set Aside 88

5.6	Post-Default Allocation of Payments 88

5.7	Application of Payments 90

5.8	Account Stated 91

5.9	Taxes 91

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5.10	Lender Tax Information 93

5.11	Currency Matters 94

5.12	Currency Fluctuations 95

Section 6. CONDITIONS PRECEDENT	95

6.1	Conditions Precedent to Initial Loans 95

6.2	Conditions Precedent to all Credit Extensions 98

Section 7. [RESERVED].	99

Section 8. COLLATERAL ADMINISTRATION	99

8.1	Borrowing Base Certificates 99

8.2	Administration of Accounts 100

8.3	[Reserved] 101

8.4	[Reserved] 101

8.5	Administration of Deposit Accounts 101

8.6	General Provisions 101

8.7	Power of Attorney 102

Section 9. REPRESENTATIONS AND WARRANTIES	103

9.1	General Representations and Warranties 103

9.2	Complete Disclosure 112

Section 10. COVENANTS AND CONTINUING AGREEMENTS	113

10.1	Affirmative Covenants 113

iii

10.2	Negative Covenants 126

Section 11. EVENTS OF DEFAULT; REMEDIES ON DEFAULT	138

11.1	Events of Default 138

11.2	Remedies upon Default 141

11.3	License 141

11.4	Setoff 142

11.5	Remedies Cumulative; No Waiver 142

11.6	Judgment Currency 142

Section 12. AGENT	143

12.1	Appointment, Authority and Duties of Agent 143

12.2	Agreements Regarding Guarantors, Collateral and Borrower Materials 145

12.3	Reliance By Agent 147

12.4	Action Upon Default 147

12.5	Ratable Sharing 147

12.6	Indemnification of Agent Indemnitees 148

12.7	Limitation on Responsibilities of Agent 148

12.8	Successor Agent and Co-Agents 148

12.9	Due Diligence and Non-Reliance 150

12.10	Replacement of Certain Lenders 150

12.11	Remittance of Payments and Collections 150

12.12	Agent in its Individual Capacity 151

iv

12.13	Titles 151

12.14	No Third Party Beneficiaries 151

Section 13. BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS	152

13.1	Successors and Assigns 152

13.2	Participations 152

13.3	Assignments 153

Section 14. MISCELLANEOUS	154

14.1	Consents, Amendments and Waivers 154

14.2	Indemnity 156

14.3	Notices and Communications 156

14.4	Performance of Loan Parties’ Obligations 157

14.5	Credit Inquiries 158

14.6	Severability 158

14.7	Cumulative Effect; Conflict of Terms 158

14.8	Counterparts 158

14.9	Entire Agreement 158

14.10	Relationship with Lenders 158

14.11	Lender Loss Sharing Agreement 159

14.12	No Advisory or Fiduciary Responsibility 161

14.13	Confidentiality 161

14.14	Certifications Regarding Senior High Yield Indenture 162

14.15	GOVERNING LAW 162

v

14.16	Consent to Forum 162

14.17	Waivers by Loan Parties and Patriot Act Notice 162

14.18	Canadian Anti-Money Laundering Legislation 163

14.19	Reinstatement 164

14.20	Nonliability of Lenders 164

14.21	Amendment and Restatement 164

14.22	Keepwell 165

14.23	Acknowledgment and Consent to Bail-In of EEA Financial Institutions 165

vi

LIST OF EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Canadian Revolver Note
Exhibit A-2	Form of U.S. Revolver Note
Exhibit B	Notice of Borrowing
Exhibit C Exhibit D	Notice of Conversion/Continuation Assignment and Acceptance
Exhibit E	Assignment Notice
Exhibit F-1	Form of U.S. Perfection Certificate
Exhibit F-2	Form of Canadian Perfection Certificate
Exhibit G	Form of Borrowing Base Certificate
Schedule 1.1(a)	Commitments of Lenders
Schedule 1.1(b)	Existing Letters of Credit
Schedule 8.5	Existing Deposit Accounts
Schedule 9.1.8(b)	Existing Liens
Schedule 9.1.9	Environmental Matters
Schedule 9.1.12	Plans
Schedule 9.1.12(f)	Canadian Pension Plans
Schedule 9.1.13	Subsidiaries
Schedule 9.1.20	Labor Matters
Schedule 9.1.25	Material Contracts
Schedule 10.1.2	U.S. Borrower’s Website Address
Schedule 10.2.2	Existing Debt
Schedule 10.2.3(c)	Existing Investments
Schedule 10.2.9	Burdensome Agreements

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

This FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of November 1, 2016, among CLEAN HARBORS, INC., a Massachusetts corporation (the “U.S. Borrower”), CLEAN HARBORS INDUSTRIAL SERVICES CANADA, INC., an Alberta corporation (the “Canadian Borrower” and, together with the U.S. Borrower, the “Borrowers”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, together with its successors and assigns appointed pursuant to Section 12.8, the “Agent”).
R E C I T A L S:
WHEREAS, the U.S. Borrower, the Canadian Borrower, certain Lenders, and Bank of America, N.A., as administrative agent, are party to that certain Fourth Amended and Restated Credit Agreement dated as of January 17, 2013 (as amended, modified and supplemented from time to time prior to the date hereof, the “Existing Credit Agreement”);
WHEREAS, the Borrowers have requested that the Agent and the Lenders agree to amend and restate the Existing Credit Agreement as set forth herein, and the Agent and the Lenders are willing to do so on the terms and conditions set forth herein.
NOW, THEREFORE, for the mutual considerations contained in this Agreement, the Borrowers, the Lenders and the Agent agree as follows:
Section 1. DEFINITIONS; RULES OF CONSTRUCTION
1.1    Definitions. As used herein, the following terms have the meanings set forth below:
Account Debtor: a Person obligated under an Account, Chattel Paper or General Intangible.
Acquired Debt: Debt of a Person or any of its Subsidiaries:
(a)    existing at the time such Person becomes a Restricted Subsidiary of the U.S. Borrower or merges, consolidates or amalgamates with the U.S. Borrower or any of its Restricted Subsidiaries, or
(b)    assumed in connection with the acquisition of assets from such Person, in each case, not incurred by such Person in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary of the U.S. Borrower or such acquisition, merger or consolidation.
Additional Commitment Lender: as defined in Section 2.5.4.
Adjustment Date: as defined in Section 2.1.7(a).
Affiliate: with respect to any Person, (a) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified or (b) any Person with (i) the same general partner, manager or investment manager as such Person or (ii) a general partner, manager or investment manager affiliated with such general partner, manager or investment manager of such Person.
Agent: as defined in the preamble to this Agreement.
Agent Indemnitees: the Agent, its Affiliates and their officers, directors, employees, attorneys and agents.
Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by the Agent.
AML Legislation: as defined in Section 14.17(b).
Anti-Terrorism Laws: as defined in Section 9.1.28(a).
Applicable Law: collectively, all international, foreign, federal, state, provincial, and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
Applicable Lenders: with respect to the U.S. Borrower, the U.S. Lenders, and with respect to the Canadian Borrower, the Canadian Lenders.
Applicable Margin: with respect to any Type of Loan and such other Obligations as are specified below, the respective margin set forth below, as determined by reference to the Average Liquidity as calculated as of the last day of the Fiscal Quarter then most recently ended:

Level	Average Liquidity	LIBOR Loans, Canadian BA Rate Loans, Letter of Credit Fees	U.S. Base Rate Loans, Canadian Base Rate Loans and Canadian Prime Rate Loans
I	> 50% of the Line Cap	1.25	0.25

II	< 50% of the Line Cap	1.50	0.50

The Applicable Margin shall be subject to increase or decrease upon receipt by the Agent pursuant to Section 10.1.1(a) or (b) of the financial statements and corresponding Compliance Certificate for the then most recently ended Fiscal Quarter or Fiscal Year based upon Average Liquidity as determined as of the last day of the period then ended, which change shall be effective on the first day of the calendar month following receipt thereof; provided, however, from the Closing Date to the first day of the month following the date on which the financial statements and corresponding Compliance Certificate shall have been delivered to the Agent pursuant to Section 10.1.1(b) for the fiscal quarter ending December 31, 2016, the Applicable Margin shall be determined by reference to Level II. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of the Agent or Required Lenders, the Applicable Margin shall be determined as if Level II were applicable from such day until such financial statements or Compliance Certificate, as applicable, are received.
Applicable Property: any Real Estate owned or leased by the U.S. Borrower or any U.S. Domiciled Loan Party which, in the good faith determination of the U.S. Borrower’s board of directors, and subject to the prior written consent of the Agent, is determined to be (a) not needed for the conduct of the Permitted Business of the U.S. Borrower and its Subsidiaries, and (b) more beneficially used by the U.S. Borrower or such U.S. Domiciled Loan Party if contributed in kind by the U.S. Borrower or such U.S. Domiciled Loan Party to an Applicable Property Entity.
Applicable Property Entity: a Person that is not the U.S. Borrower that is established or exists for the purpose of holding and/or operating one or more Applicable Properties.
Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, has the capacity to fund Revolver Loans hereunder and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
Assignment and Acceptance: an assignment agreement between a Lender and an Eligible Assignee (and, to the extent required by the definition of “Eligible Assignee,” consented to by the Loan Party Agent), in the form of Exhibit D, or any other form (including electronic documentation generated by use of an electronic platform) approved by the Agent.
Assignment of Claims Act: the Assignment of Claims Act of 1940, 31 U.S.C. § 3727, 41 U.S.C. § 15, as amended.
Attributable Debt: on any date, in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.
Audited Financial Statements: the audited consolidated balance sheet of the U.S. Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2015, and the related consolidated statements of income, cash flows and stockholders’ equity for such Fiscal Year of the U.S. Borrower and its Subsidiaries, including the notes thereto.
Availability Reserve: the U.S. Availability Reserve or the Canadian Availability Reserve, as the context may require.
Average Liquidity: as of any date of determination, the average daily sum, without duplication, of (a) Liquidity and (b) the Loan Parties’ unrestricted cash on hand (as demonstrated to the reasonable satisfaction of the Agent and specifically excluding any cash on hand included in the calculation of Liquidity) for the immediately preceding thirty (30) days prior to such date.
Bail-In Action: the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation: with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.
Bank of America: Bank of America, N.A., a national banking association, and its successors and assigns.
Bank of America (Canada): Bank of America, N.A. (acting through its Canada branch).
Bank of America Indemnitees: Bank of America, its Affiliates and their officers, directors, employees, attorneys and agents.
Bank Product: any of the following products, services or facilities extended to any Loan Party by a Lender or any of its Affiliates: (a) Cash Management Services; (b) commercial credit card and merchant card services; and (c) other banking products, purchase cards, leases or services as may be requested by any Loan Party, other than Letters of Credit and Hedging Agreements; provided, however, that for any of the foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the Lender or Affiliate providing such Bank Product and the Loan Party Agent must have previously provided written notice to the Agent of (i) the existence of such Bank Product, (ii) the recommended maximum dollar amount of obligations arising thereunder to be included as a Canadian Bank Product Reserve or U.S. Bank Product Reserve, as applicable (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time; provided, however, that no such notice shall be required with respect to any Bank Products provided by Bank of America or its Affiliates. The Bank Product Amount may be changed from time to time by the Agent (with respect to Bank Products provided by Bank of America or its Affiliates) or upon written notice to the Agent by the Lender or Affiliate providing the related Bank Product and Loan Party Agent. No additional Bank Product Amount may be voluntarily established or increased by the Loan Parties at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.
Bank Product Amount: as defined in the definition of Bank Product.
Bank Product Debt: Debt and other obligations of a Loan Party relating to Bank Products.
BIA: the Bankruptcy and Insolvency Act, R.S.C. 1985, c.B-3, as amended.
Board of Governors: the Board of Governors of the Federal Reserve System.
Borrowed Money: with respect to any Loan Party or Restricted Subsidiary of a Loan Party, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Loan Party or Restricted Subsidiary, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person; provided, however, that “Borrowed Money” shall not include (A) trade payables and expenses owing in the Ordinary Course of Business and (B) amounts owing under commercial and merchant card service programs to the extent such amounts are directly or indirectly for the payment of trade payables incurred in the Ordinary Course of Business.
Borrower Materials: Borrowing Base information, reports, financial statements and other materials delivered by the Borrowers hereunder, as well as other Reports and information provided by the Agent to the Lenders.
Borrowers: as defined in the preamble to this Agreement.
Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
Borrowing Base: the Canadian Borrowing Base and/or the U.S. Borrowing Base, as the context requires.
Borrowing Base Certificate: a certificate, in the form of Exhibit G or otherwise in form and substance satisfactory to the Agent, by which the Loan Party Agent certifies calculation of any Borrowing Base.
Business Day: any day excluding Saturday, Sunday and any other day that is a legal holiday under the laws of The Commonwealth of Massachusetts or is a day on which banking institutions located in such state are closed; and when used with reference to (a) a LIBOR Loan, shall also exclude any day on which banks are not open for the transaction of banking business in London, United Kingdom and (b) a Canadian Revolver Loan, shall also exclude a day on which banks in Toronto, Ontario, Canada are not open for the transaction of banking business.
CAM: as defined in Section 14.11(a)(i).
CAM Exchange: as defined in Section 14.11(a)(ii).
CAM Exchange Date: as defined in Section 14.11(a)(iii).
CAM Percentage: as defined in Section 14.11(a)(iv).
Canadian Anti-Money Laundering & Anti-Terrorism Legislation: the Criminal Code, R.S.C. 1985, c. C-46, Proceeds of Crime Act and the United Nations Act, R.S.C. 1985, c. U-2 or any similar Canadian legislation, together with all rules, regulations and interpretations thereunder or related thereto including, without limitation, the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism and the United Nations Al-Qaida and Taliban Regulations promulgated under the United Nations Act.
Canadian Auto-Extension Letter of Credit: as defined in Section 2.3.1(e).
Canadian Availability: as of any date of determination, the Canadian Borrowing Base as of such date of determination minus the Canadian Revolver Exposure on such date of determination.
Canadian Availability Reserve: as of the date of determination, such amount as the Agent may from time to time establish and revise in good faith reducing the amount of the Canadian Revolver Loans and Canadian LC Obligations which would otherwise be available to the Canadian

Borrower under the lending formula provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by the Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, (i) the Canadian Facility Collateral, (ii) the assets, business or prospects of any Canadian Domiciled Loan Party, or (iii) the security interest, hypothecs and other rights of the Agent in the Canadian Facility Collateral; (b) to reflect the Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Canadian Domiciled Loan Party to the Agent is or may have been incomplete, inaccurate or misleading in any material respect; (c) to reflect the Canadian Secured Hedging Reserves; (d) in respect of any state of facts which the Agent determines in good faith constitutes a Default or Event of Default; (e) to reflect the Agent’s good faith estimate of the amount necessary to reflect changes in applicable currency exchange rates or currency exchange markets; (f) to reflect the Canadian Dilution Reserve Percentage; (g) to reflect the Canadian Bank Product Reserve; (h) to reflect all accrued Royalties of the Canadian Domiciled Loan Parties, whether or not then due and payable by such Canadian Domiciled Loan Party; (i) to reflect the aggregate amount of liabilities secured by Liens upon any Accounts of the Canadian Domiciled Loan Parties that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (j) to reflect the Canadian Priority Payables Reserve; (k) to reflect the Wage Earner Protection Act Reserve; (l) to reflect deferred revenue set forth on the consolidated balance sheet of the U.S. Borrower and its Subsidiaries or as otherwise determined by the Agent; and (m) to reflect any Other Permitted Canadian Debt that sixty (60) days prior to the maturity date thereof has not been refinanced or defeased on terms reasonably satisfactory to the Agent. To the extent the Agent may revise the lending formulas used to determine the Canadian Borrowing Base or establish new criteria or revise existing criteria for Canadian Eligible Accounts so as to address any circumstances, condition, event or contingency in a manner satisfactory to the Agent, the Agent shall not establish a Canadian Availability Reserve for the same purpose. The amount of the Canadian Availability Reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by the Agent in good faith.
Canadian BA Rate: with respect to each Interest Period for a Canadian BA Rate Loan, the rate of interest per annum equal to the average rate applicable to Canadian Dollar bankers’ acceptances having an identical or comparable term as the proposed Canadian BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuter Monitor Money Rates Service as at approximately 10:00 a.m. Toronto time on such day (or, if such day is not a Business Day, as of 10:00 a.m. Toronto time on the immediately preceding Business Day), provided that if such rate does not appear on the CDOR Page at such time on such date, the rate for such date will be the annual discount rate (rounded upward to the nearest whole multiple of 1/100 of 1%) as of 10:00 a.m. Eastern time on such day at which a Canadian chartered bank listed on Schedule 1 of the Bank Act (Canada) as selected by the Agent is then offering to purchase Canadian Dollar bankers’ acceptances accepted by it having such specified term (or a term as closely as possible comparable to such specified term); provided further that in no event shall the Canadian BA Rate be less than zero.
Canadian BA Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian BA Rate.
Canadian Bank Product Reserve: the aggregate amount of reserves, as established by the Agent from time to time in its commercially reasonable credit judgment to reflect the reasonably anticipated liabilities in respect of the then outstanding Bank Product Debt of the Canadian Domiciled Loan Parties and their Subsidiaries.
Canadian Base Rate: for any day, the greater of (a) the per annum rate of interest designated by Bank of America (Canada) from time to time as its base rate for commercial loans made by it in Dollars, which rate is based on various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; (b) the Federal Funds Rate for such day, plus 0.50% per annum; or (c) LIBOR for a thirty (30) day interest period as of such day, plus 1.00%; provided, that in no event shall the Canadian Base Rate be less than zero. Any change in such rate shall take effect at the opening of business on the applicable Business Day.
Canadian Base Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Dollars and bearing interest calculated by reference to the Canadian Base Rate.
Canadian Blocked Person: any Person that is a “designated person”, “politically exposed foreign person” or “terrorist group” as described in any Canadian Economic Sanctions and Export Control Laws.
Canadian Borrower: as defined in the preamble to this Agreement.
Canadian Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Maximum Canadian Facility Amount; and (b) the sum, without duplication, of (i) eighty-five percent (85%) of the Net Amount of Canadian Eligible Accounts (including all Municipal Government Accounts that are Canadian Eligible Accounts, but excluding Canadian Investment Grade Accounts that are Canadian Eligible Accounts), subject to a cap of $20,000,000 on unbilled Canadian Eligible Accounts (including Canadian Investment Grade Accounts), plus (ii) the lesser of (A) eighty-five percent (85%) of the Net Amount of Canadian Government Accounts that are Canadian Eligible Accounts (which amount may include Accounts that are not Canadian Eligible Accounts solely because such accounts are not compliant with the Financial Administration Act) and (B) $2,000,000, plus (iii) ninety percent (90%) of Canadian Investment Grade Accounts, plus (iv) one hundred percent (100%) of Canadian Eligible Pledged Cash, minus (v) the Canadian Availability Reserve.
Canadian Dilution Percentage: a percentage, calculated at the end of each field examination with respect to the Canadian Facility Collateral by the Agent, reflecting the amount of dilution of Canadian Eligible Accounts that should (based on the results of such field examination), in the determination of the Agent, acting reasonably, be taken into account when calculating the Canadian Borrowing Base; provided that each such percentage shall be represented by a whole number without decimal places. The Canadian Dilution Percentage shall remain in effect from and after each such field examination until the completion of a new field examination and the determination by the Agent of a new Canadian Dilution Percentage, at which time the Canadian Dilution Percentage shall reflect such new field examination and the determination by the Agent of such new Canadian Dilution Percentage.
Canadian Dilution Reserve Percentage: as of any time, the Canadian Dilution Percentage as of such time minus five percent (5%); provided that if the Canadian Dilution Percentage as of such time is below five percent (5%), then the Canadian Dilution Reserve Percentage as of such time shall be deemed to be zero percent (0%).
Canadian Dollars or Cdn$: the lawful currency of Canada.
Canadian Domiciled Loan Party: the Canadian Borrower and each Canadian Subsidiary of the U.S. Borrower which is a Restricted Subsidiary and now or hereafter party to this Agreement or any other Loan Document as a Loan Party, and “Canadian Domiciled Loan Parties” means all such Persons, collectively, provided that any Person which is a Canadian Facility Guarantor shall cease to be a Canadian Domiciled Loan Party if and when its Guarantee is released in accordance with Section 12.2.1.
Canadian Dominion Account: a special account established by the Canadian Domiciled Loan Parties at Bank of America (Canada) or another bank acceptable to the Agent, over which the Agent has dominion and control (which may be exercised during a Cash Trigger Period).
Canadian Economic Sanctions and Export Control Laws: any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including the Special Economic Measures Act (Canada), the United Nations Act, (Canada), the Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code, (Canada) and the Export and Import Permits Act (Canada), and any related regulations.
Canadian Eligible Accounts: Accounts of the Canadian Borrower and the other Canadian Domiciled Loan Parties subject to the Lien of the Agent, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP; provided, however, that none of the following classes of Accounts shall be deemed to be Canadian Eligible Accounts:
(a)    Accounts that do not arise out of sales of goods or rendering of services in the ordinary course of the Canadian Borrower’s or the relevant Canadian Domiciled Loan Party’s business;
(b)    Accounts payable other than in Dollars or in Canadian Dollars or that are otherwise on terms other than those normal or customary in the Canadian Borrower’s or the relevant Canadian Domiciled Loan Party’s business;
(c)    Accounts more than ninety (90) days past the original invoice date;
(d)    Accounts owing from any Person that is an Affiliate of a Loan Party;
(e)    Accounts arising out of sales to Account Debtors outside the United States and Canada, unless the Account is supported by a letter of credit (the original of which is delivered to and directly drawable by the Agent) or credit insurance satisfactory in all respects to the Agent;
(f)    Accounts owing from any Person from which an aggregate amount of fifty percent (50%) or more of the Accounts owing therefrom are otherwise ineligible;
(g)    Accounts in respect of Contra Accounts;

(h)    Accounts owing by a Governmental Authority (other than Municipal Government Accounts that, but for this clause (h), are Canadian Eligible Accounts), unless such Accounts are Canadian Government Accounts and the Canadian Borrower or the relevant Canadian Domiciled Loan Party has complied, to the satisfaction of the Agent, with the Financial Administration Act; provided, that Accounts that are not compliant with the Financial Administration Act may be included in the Canadian Borrowing Base as provided in clause (b) of the definition of Canadian Borrowing Base;
(i)    Accounts in excess of twenty percent (20%) of all Canadian Eligible Accounts owing from any Account Debtor or Affiliate of such Account Debtor whose total Accounts comprise greater than twenty percent (20%) of all Canadian Eligible Accounts;
(j)    Accounts owing from any Person that (i) has disputed liability for any Accounts owing from such Person or (ii) has otherwise asserted any claim, demand or liability against any Loan Party or any Subsidiary thereof, whether by action, suit, counterclaim or otherwise; provided, that for purposes of subclause (j)(i), such Accounts shall be excluded only to the extent of the amounts being disputed by such Person at any date of determination;
(k)    Accounts owing from any Person that is or becomes the subject of any action or proceeding of a type described in Section 11.1(f), or admits in writing an inability, or fails generally to pay, its debts as they become due, or is not Solvent, or is subject to any country sanctions program or specially designated nationals list maintained by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, the federal government of Canada or another relevant sanctions authority;
(l)    Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any Subsidiary thereof unless such Person has waived any right of setoff in a manner acceptable to the Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling any Loan Party or any Subsidiary thereof to discounts on future purchases therefrom;
(m)    Accounts arising out of sales on a bill-and-hold, progress billing, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;
(n)    Accounts with respect to which the representations and warranties set forth in Section 3 of the Canadian Security Agreement applicable to Accounts are not correct;
(o)    Accounts in respect of which the Canadian Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Agent, on behalf of the Canadian Facility Secured Parties, securing the Canadian Facility Obligations; and
(p)    Accounts owing from any Person that is located in a state that requires the filing of a business activity report or similar report and with respect to which the Canadian Borrower or other Canadian Domiciled Loan Party, as applicable, has not actually filed such a report.

Canadian Eligible Pledged Cash: cash or Cash Equivalents subject to a legal, valid and enforceable first priority Lien in favor of the Agent on behalf of the Canadian Facility Secured Parties and held in a special account established at Bank of America (Canada) and over which the Agent has dominion and control (which may be exercised during a Cash Trigger Period); provided, that solely for purposes of determining compliance with the provisions of clause (viii) of the definition of “Permitted Acquisition,” Section 10.2.2(m), Section 10.2.3(k), Section 10.2.6(a) and (d), and Section 10.2.14, which are based, in whole or in part, on the level of Canadian Eligible Pledged Cash as of any specified date and during the thirty (30) consecutive day period immediately preceding such specified date, Canadian Eligible Pledged Cash shall include cash held in such special account on such specified date even though all or a portion of such cash was transferred into such special account during such thirty (30) day period.
Canadian Employee Plan: any payroll practice and other employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, individual consultant or other compensation agreement, collective bargaining agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, a Canadian Domiciled Loan Party, or with respect to which a Canadian Domiciled Loan Party has or could have any obligation or liability, contingent or otherwise.
Canadian Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the Canadian Facility Obligations, including Property of the U.S. Domiciled Loan Parties pledged to secure their Obligations under their Guarantee of the Canadian Facility Obligations.
Canadian Facility Guarantee: each guarantee agreement at any time executed by a Canadian Facility Guarantor in favor of the Agent guaranteeing all or any portion of the Canadian Facility Obligations, including, without limitation, (a) that certain Amended and Restated Guarantee (Canadian Domiciled Loan Parties – Canadian Facility Obligations) dated as of the Closing Date, among the Canadian Borrower, the other Canadian Domiciled Loan Parties party thereto and the Agent and (b) that certain Amended and Restated Guarantee (U.S. Domiciled Loan Parties – Canadian Facility Obligations) dated as of the Closing Date, among the U.S. Borrower, the other U.S. Domiciled Loan Parties party thereto and the Agent.
Canadian Facility Guarantor: each Canadian Domiciled Loan Party (other than the Canadian Borrower) and U.S. Domiciled Loan Party, in each case, which is a Restricted Subsidiary and each other Person (if any) who guarantees payment and performance of any Canadian Facility Obligations, provided that any Person which is a Canadian Facility Guarantor shall cease to be a Canadian Facility Guarantor if and when its Guarantee is released in accordance with Section 12.2.1.
Canadian Facility Loan Party: the Canadian Borrower or a Canadian Facility Guarantor, as applicable.
Canadian Facility Obligations: all Obligations of the Canadian Facility Loan Parties, including, without limiting the generality of the foregoing, the payment of the Canadian Revolver Notes (but excluding, for the avoidance of doubt, the U.S. Facility Obligations).

Canadian Facility Secured Parties: the Agent, the Canadian Issuing Bank, the Canadian Lenders (including any Canadian Lender or Affiliate thereof providing any products under Hedging Agreements to any Canadian Facility Loan Party), providers of Bank Products to the Canadian Facility Loan Parties, and the Lead Arranger.
Canadian Government Account: an Account with respect to which the Account Debtor is the federal government of Canada or any Crown corporation, department, agency or instrumentality of Canada.
Canadian Hedging Obligations: Hedging Obligations of a Canadian Domiciled Loan Party.
Canadian Incremental Commitments: with respect to the Canadian Incremental Facility, and as to each Canadian Lender, its obligation, if any, to (a) make Canadian Revolver Loans consisting of Canadian Incremental Loans to the Canadian Borrower pursuant to Section 2.1.8(b), and (b) purchase participations in Canadian LC Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “Canadian Incremental Commitment” opposite such Canadian Lender’s name on Schedule 1.1(a) or in the Assignment and Acceptance pursuant to which such Canadian Lender becomes a party hereto, as applicable, in each case, as such amount may be adjusted from time to time in accordance with this Agreement.
Canadian Incremental Facility: the aggregation of Canadian Incremental Commitments of one or more Canadian Lenders which are made available to the Canadian Borrower and become effective on the same date pursuant to an Incremental Loan Amendment.
Canadian Incremental Loan: as defined in Section 2.1.8(b).
Canadian Investment Grade Accounts: Canadian Eligible Accounts of the Canadian Borrower and the other Canadian Domiciled Loan Parties, subject to the Lien of the Agent, owing from any Person that has a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or if the Person is not then rated by Moody’s or S&P, an equivalent rating by any other rating agency.
Canadian Issuing Bank: each of Bank of America (Canada) or an Affiliate of Bank of America (Canada), or JPMorgan Chase Bank, N.A. or its branches or Affiliates, in each case as an issuer of Letters of Credit under this Agreement.
Canadian LC Obligations: the sum (without duplication) of (a) all amounts owing by the Canadian Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of the Canadian Borrower; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the Canadian Borrower.
Canadian Lenders: Bank of America (Canada) and each other Lender that has issued a Canadian Revolver Commitment (provided that such Person or an Affiliate of such Person also has a U.S. Revolver Commitment), including Bank of America (Canada) in its capacity as a provider of Canadian Swingline Loans. Each Canadian Lender shall be a Canadian Qualified Lender.
Canadian Letter of Credit Sublimit: $75,000,000.
Canadian Letters of Credit: as defined in Section 2.3.1.

Canadian Multi-Employer Plan: each multi-employer plan, within the meaning of the Regulations under the Income Tax Act (Canada).
Canadian Non-Extension Notice Date: as defined in Section 2.3.1(e).
Canadian Overadvance: as defined in Section 2.1.5.
Canadian Overadvance Loan: a Loan made to the Canadian Borrower when a Canadian Overadvance exists or is caused by the funding thereof.
Canadian Overadvance Loan Balance: on any date, the amount by which the aggregate Canadian Revolver Exposure exceeds the amount of the Canadian Borrowing Base on such date.
Canadian Pension Plan: a “registered pension plan,” as defined in the Income Tax Act (Canada) and any other pension plan maintained or contributed to by, or to which there is or may be an obligation to contribute by, any Loan Party in respect of its Canadian employees or former employees, excluding, for greater certainty, a Canadian Multi-Employer Plan.
Canadian Perfection Certificate: a certificate in the form of Exhibit F-2 or any other form approved by the Agent, as the same shall be supplemented from time to time by a Canadian Perfection Certificate Supplement or otherwise.
Canadian Perfection Certificate Supplement: a supplement to the Canadian Perfection Certificate in a form approved by the Agent.
Canadian Prime Rate: on any date, the sum of the highest of (a) a fluctuating rate of interest per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Bank of America (Canada) as its “Prime Rate”, (b) the sum of 0.50% plus the Bank of Canada overnight rate, which is the rate of interest charged by the Bank of Canada on one-day loans to financial institutions, for such day, and (c) the sum of 1.00% plus the Canadian BA Rate for a thirty (30) day Interest Period as determined on such day; provided, that in no event shall the Canadian Prime Rate be less than zero. The “Canadian Prime Rate” is a rate set by Bank of America (Canada) based upon various factors including the costs and desired return of Bank of America (Canada), general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America (Canada) shall take effect at the opening of business on the day specified in the public announcement of such change.
Canadian Prime Rate Loan: a Canadian Revolver Loan, or portion thereof, funded in Canadian Dollars and bearing interest calculated by reference to the Canadian Prime Rate.
Canadian Priority Payables Reserve: on any date of determination, a reserve in such amount as the Agent may reasonably determine which reflects the unpaid (when due) or un-remitted (when due) payroll tax deductions, unpaid (when due) pension plan contributions, amounts in respect of unfunded pension liabilities and unfunded deficiencies in respect of any defined benefit pension plan, employment insurance premiums, amounts deducted for vacation pay, wages, workers’ compensation and other unpaid (when due) or unremitted (when due) amounts by any Canadian

Domiciled Loan Party which would give rise to a Lien with priority under Applicable Law over the Lien of the Agent.
Canadian Qualified Lender: a financial institution that is listed on Schedule I, II, or III of the Bank Act (Canada), has received an approval to have a financial establishment in Canada pursuant to Section 522.21 of the Bank Act (Canada), or is not a foreign bank for purposes of the Bank Act (Canada), and if such financial institution is not resident in Canada and is not deemed to be resident in Canada with respect to any amounts received pursuant to this Agreement for purposes of Part XIII of the Income Tax Act (Canada), that financial institution deals at arm’s length with the Canadian Borrower for purposes of the Income Tax Act (Canada).
Canadian Reimbursement Date: as defined in Section 2.3.2(a).
Canadian Revolver Commitment: for any Canadian Lender, its obligation to make Canadian Revolver Loans and to issue Canadian Letters of Credit, in the case of Canadian Issuing Bank, or participate in Canadian LC Obligations (excluding amounts specified in clause (c) of such definition), in the case of the other Canadian Lenders, to the Canadian Borrower up to the maximum principal amount shown on Schedule 1.1(a), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such Canadian Revolver Commitment may be adjusted from time to time in accordance with the provisions of Sections 2.1.4, 2.1.7 or 11.2.
Canadian Revolver Commitments: the aggregate amount of such commitments of all Canadian Lenders.
Canadian Revolver Commitment Adjustment: as defined in Section 2.1.7.
Canadian Revolver Commitment Increase: as defined in Section 2.1.8(b).
Canadian Revolver Commitment Termination Date: the earliest of (a) the U.S. Revolver Commitment Termination Date (without regard to the reason therefor), (b) the date on which the Loan Party Agent terminates or reduces to zero all of the Canadian Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the Canadian Revolver Commitments are terminated pursuant to Section 11.2. From and after the Canadian Revolver Commitment Termination Date, the Canadian Borrower shall no longer be entitled to request a Canadian Revolver Commitment Adjustment pursuant to Section 2.1.7 hereof.
Canadian Revolver Exposure: on any date, an amount equal to the sum of the Dollar Equivalent of the Canadian Revolver Loans outstanding on such date plus the Canadian LC Obligations (excluding amounts specified in clause (c) of such definition) on such date.
Canadian Revolver Loan: a Revolver Loan made by Canadian Lenders to the Canadian Borrower pursuant to Section 2.1.1(b), and any Canadian Swingline Loan, which Revolver Loan shall, if denominated in Canadian Dollars, be either a Canadian BA Rate Loan or a Canadian Prime Rate Loan and, if denominated in Dollars, shall be either a Canadian Base Rate Loan or a LIBOR Loan, in each case as selected by the Canadian Borrower, and any Canadian Overadvance Loan and any Protective Advance made by the Agent as a Canadian Prime Rate Loan pursuant to Section 2.1.6.

Canadian Revolver Notes: the promissory notes, if any, executed by the Canadian Borrower in favor of each Canadian Lender to evidence the Canadian Revolver Loans funded from time to time by such Canadian Lender, which shall be in the form of Exhibit A-1, together with any replacement or successor notes therefor.
Canadian Secured Hedging Obligations: all Canadian Hedging Obligations owing to any Canadian Facility Secured Party and with respect to which the applicable Canadian Domiciled Loan Party and the Canadian Facility Secured Party shall have delivered (except in the case of the Agent or any Affiliate of the Agent), at or prior to the time that the Hedging Agreement relating to such obligation is entered into or, if later, at the time that such Canadian Facility Secured Party becomes a party to this Agreement, written notice to the Agent (which notice shall be supplemented on a monthly basis or more frequently as the Agent may reasonably request) that such a transaction has been entered into, that it constitutes a Canadian Secured Hedging Obligation entitled to the benefits of the Security Documents, and of the Hedging Termination Value with respect to such Canadian Secured Hedging Obligations as of such date.
Canadian Secured Hedging Reserves: the aggregate amount of reserves, as established by the Agent from time to time in its commercially reasonable credit judgment, to reflect the reasonably anticipated Canadian Secured Hedging Obligations then provided or outstanding.
Canadian Security Agreement: collectively, each general security agreement and each deed of movable hypothec among any Canadian Domiciled Loan Party and the Agent, including, without limitation, that certain Amended and Restated Security Agreement (Canadian Domiciled Loan Parties) dated as of the Closing Date, among the Canadian Borrower, the other Canadian Domiciled Loan Parties party thereto and the Agent, that certain Deed of Hypothec dated as of May 26, 2011, among Services Environnementaux Clean Harbors Mercier, Inc./Clean Harbors Mercier, Inc. and the Agent, that certain Deed of Hypothec dated as of May 26, 2011, among Services Environnementaux Clean Harbors Quebec, Inc./Clean Harbors Quebec, Inc. and the Agent and that certain Deed of Hypothec dated as of January 7, 2013, among Environnement Services Et Machinerie E.S.M. Inc. and the Agent.
Canadian Subsidiary: a Subsidiary of the U.S. Borrower incorporated or organized under the laws of Canada or any province or territory of Canada.
Canadian Swingline Loan: any Borrowing of Canadian Prime Rate Loans or Canadian Base Rate Loans made pursuant to Section 4.1.3(c).
Capital Expenditures: all expenditures made by a Loan Party or Restricted Subsidiary for the acquisition of any fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, and which are, or should be, reflected on the balance sheet of the Loan Parties and their Subsidiaries as “additions to plant, property and equipment” in accordance with GAAP, including the principal portion of Capital Leases, in each case, calculated in accordance with GAAP; provided that “Capital Expenditures” shall not include, to the extent otherwise included therein, (a) expenditures made to acquire replacement assets or repair fixed assets to the extent that such expenditures do not exceed the amount of insurance proceeds received in respect of the loss, damage or destruction of the same or similar fixed assets, (b) non-cash expenditures made to acquire fixed assets in a like-kind exchange to the extent that such expenditures represent the value of fixed assets transferred by such Loan Party or Restricted Subsidiary in such like-kind exchange, (c) expenditures made with (i) the proceeds of Debt, other than the proceeds of the Loans or short-term borrowings, or (ii) the proceeds of any issuance of Equity Interests of any Loan Party or Restricted Subsidiary thereof to a Person other than a Loan Party or Restricted Subsidiary thereof, or (d) expenditures made in a Permitted Acquisition of assets constituting a line of business or a business division of another Person.
Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
Cash Collateralize: the delivery of cash or Cash Equivalents to the Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products and Secured Hedging Obligations), the Agent’s good faith estimate of the amount that is due or could become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” and “Cash Collateralized” have correlative meanings.
Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States or Canadian government, maturing within twelve (12) months of the date of acquisition; (b) marketable direct obligations issued by any state of the United States or province or territory of Canada, or any political subdivision of any such state, province or territory or any public instrumentality thereof, in each case maturing within twelve (12) months of the date of acquisition and having a rating of at least A from S&P or the equivalent thereof from Moody’s; (c) certificates of deposit, demand deposits, time deposits and bankers’ acceptances maturing within twelve (12) months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United States, Canada or any state or district of the United States or province or territory of Canada, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (d) repurchase obligations with a term of not more than thirty (30) days for underlying investments of the types described in clauses (a), (b) and (c) entered into with any bank meeting the qualifications specified in clause (c); (e) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine (9) months of the date of acquisition; and (f) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
Cash Management Services: any services provided from time to time by any Lender or any of its Affiliates to any Loan Party in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
Cash Trigger Period: the period commencing on any day that either (a) a Default or Event of Default occurs or (b) Liquidity for five (5) consecutive days is less than the greater of (i) $30,000,000 and (ii) ten percent (10%) of the Line Cap. The occurrence of a Cash Trigger Period shall be deemed to exist and to be continuing notwithstanding that Liquidity may thereafter exceed the amount set forth in the preceding sentence unless and until (i) in the case of a Cash Trigger Period existing as a result of clause (a) of the preceding sentence, no Default or Event of Default exists and (ii) in the case of a Cash Trigger Period existing as a result of clause (b) in the preceding sentence, Liquidity shall exceed the greater of (i) $30,000,000 and (ii) ten percent (10%) of the Line Cap for thirty (30) consecutive calendar days, in which event a Cash Trigger Period shall no longer be deemed to be existing or be continuing; provided that a Cash Trigger Period shall be deemed continuing for the remainder of any given Fiscal Year (even if an Event of Default is no longer continuing and/or Liquidity exceeds the required amount thereof for thirty (30) consecutive calendar days) if a Cash Trigger Period has previously occurred and been discontinued on two (2) occasions, in each case, in the current Fiscal Year. The termination of a Cash Trigger Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Cash Trigger Period in the event that the conditions set forth in this definition again arise.
Casualty Event: any involuntary loss of title, any involuntary loss of, damage to or any destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of any Loan Party or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Estate of any Person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Applicable Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Estate of any Person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
CCAA: the Companies’ Creditors Arrangement Act, R.S.C. 1985, c. C-36, as amended.
CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.), as amended.
CERCLIS: the Comprehensive Environmental Response Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.
Change in Law: the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, regulations, rules, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority.
Change of Control: any event or series of events by which:
(a)    except as may be permitted under Section 10.2.4 or Section 10.2.5, as applicable, the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Loan Party to any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Securities Exchange Act of 1934);

(b)    except as may be permitted under Section 10.2.4, the liquidation or dissolution of any Loan Party or the adoption of a plan by the stockholders of any Loan Party relating to the dissolution or liquidation of any Loan Party;
(c)    the acquisition by any “person” or “group” (as such terms are used in Sections 13(d)(3) and 14(d) of the Securities Exchange Act of 1934), except for one or more Permitted Holders, of beneficial ownership, directly or indirectly of fifty percent (50%) or more of the voting power of the total outstanding voting stock of the U.S. Borrower;
(d)    during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the board of directors of the U.S. Borrower (together with any new directors who have been appointed by any Permitted Holder, or whose nomination for election by the stockholders of the U.S. Borrower, as the case may be, was approved by a vote of at least sixty-six and two-thirds percent (66 2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason (other than death or cessation of legal capacity) to constitute a majority of the board of directors of the U.S. Borrower then still in office;
(e)    except as may be permitted under Section 10.2.4 or Section 10.2.5, as applicable, in the case of any Loan Party other than the U.S. Borrower, the U.S. Borrower or another Loan Party that owns beneficially and of record the voting stock of such Loan Party on the Closing Date shall cease to own beneficially and of record one hundred percent (100%) of the voting power of the total outstanding voting stock of such Loan Party or shall cease to control the appointment of the board of directors of each such Loan Party;
(f)    the occurrence of a change of control as defined under any Material Debt; or
(g)    a “change of control” or any comparable term under, and as defined in, any Other Permitted Canadian Debt Documents, each Senior High Yield Indenture or any Other Secured Debt Agreement shall have occurred.
Claims: all claims, liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of the Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, Borrower Materials, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies under any Loan Documents or Applicable Law, (e) failure by any Loan Party to perform or observe any terms of any Loan Document, or (f) any actual or alleged presence or Environmental Release or threatened Environmental Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Loan Party or Subsidiary of any Loan Party at any time, or any Environmental Claim related in any way to any Loan Party, in each case, including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.

Closing Date: as defined in Section 6.1.
Code: the Internal Revenue Code of 1986, as amended.
Collateral: all of each Loan Party’s right, title and interest in all Property of such Loan Party that is subject to a Lien under, or purported to be subject to a Lien under, the Security Documents, that, in each case, now or hereafter secure (or is intended to secure) any of the Obligations.
Commitment: for any Lender, the aggregate amount of such Lender’s Facility Commitments.
Commitments: the aggregate amount of all Facility Commitments, which amount shall be $400,000,000 on the Closing Date.
Commodity Exchange Act: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
Compliance Certificate: a certificate, in form and substance reasonably satisfactory to the Agent, by which the Loan Party Agent, for and on behalf of the Loan Parties, certifies compliance with Section 10.2.11 (including the calculations thereof in reasonable detail) and lists all outstanding Bank Products and Hedging Agreements with Lenders (or their Affiliates) other than Bank of America (or its Affiliates).
Consolidated Adjusted EBITDA: at any date of determination, an amount equal to Consolidated Net Income of the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income for such Measurement Period: (i) Consolidated Interest Charges, (ii) the provision for federal, state, provincial, local and foreign income taxes, (iii) depreciation and amortization expense, (iv) transaction expenses relating to the Transactions which are incurred prior to December 31, 2016, (v) losses on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the Ordinary Course of Business), and (vi) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period and minus (b) the following to the extent included in calculating such Consolidated Net Income for such Measurement Period: (i) federal, state, local and foreign income tax credits, (ii) gains on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the Ordinary Course of Business), and (iii) all non-cash items increasing Consolidated Net Income.
Consolidated Fixed Charge Coverage Ratio: at any date of determination and for the Measurement Period most recently ended, the ratio of (a) (i) Consolidated Adjusted EBITDA for such Measurement Period, less the sum of (ii) the aggregate amount of federal, provincial, state, local and foreign income taxes paid or payable for such Measurement Period as determined in accordance with GAAP, net of refunds received (provided that such aggregate amount shall not be less than zero), (iii) the aggregate amount of all Capital Expenditures (other than those financed by Debt permitted under Section 10.2.2) for such Measurement Period, (iv) Environmental Expenditures for such Measurement Period, and (v) the aggregate amount of all Restricted Payments, in each case, of or by the U.S. Borrower and its Restricted Subsidiaries for such Measurement Period (except for any Restricted Payments made during such Measurement Period which are specifically permitted by Section 10.2.6(b)), to (b) the sum of (i) Consolidated Interest Charges to the extent paid or payable in cash for such Measurement Period, and (ii) the aggregate principal amount of all regularly scheduled principal payments paid or payable with respect to Debt during such Measurement Period.
Consolidated Interest Charges: for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with Borrowed Money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations (but, in the case of clauses (a) and (b), excluding amortization of financing fees and original issue discount), and (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, in each case, of or by the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period.
Consolidated Net Income: at any date of determination, the net income (or loss) of the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis for the most recently completed Measurement Period; provided that the calculation of Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) solely for purposes of calculating the Consolidated Fixed Charge Coverage Ratio pursuant to Section 10.2.6(a) or Section 10.2.6(d), the net income of any Restricted Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not permitted by operation of the terms of its Organic Documents or any agreement, instrument or Applicable Law during such Measurement Period, except that the U.S. Borrower’s equity in any net loss of any such Restricted Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (c) any income (or loss) for such Measurement Period of any Person if such Person is not a Restricted Subsidiary, except that the U.S. Borrower’s equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to the U.S. Borrower or a Restricted Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Restricted Subsidiary, such Restricted Subsidiary is not precluded from further distributing such amount to the U.S. Borrower as described in clause (b) of this proviso), (d) any accretion expense attributable to Environmental Liabilities for such Measurement Period (provided that such (i) such expense is non-cash and (ii) determined on a consolidated basis in accordance with GAAP), and (e) non-recurring employee severance costs in an amount not to exceed $2,000,000 in any twelve month period.
Contingent Obligation: any obligation of a Person arising from a guarantee, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guarantee, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
Contra Account: an account on the balance sheet of a Person that offsets the balance of a related and corresponding account.
Contractual Obligation: with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
Control: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
Covenant Trigger Period: the period commencing on any day that either (a) a Default or Event of Default occurs or (b) Liquidity is less than the greater of (i) $30,000,000 and (ii) ten percent (10%) of the Line Cap. The occurrence of a Covenant Trigger Period shall be deemed to exist and to be continuing notwithstanding that Liquidity may thereafter exceed the amount set forth in the preceding sentence unless and until (i) in the case of a Covenant Trigger Period existing as a result of clause (a) of the preceding sentence, no Default or Event of Default exists and (ii) in the case of a Covenant Trigger Period existing as a result of clause (b) in the preceding sentence, Liquidity shall exceed the greater of (i) $30,000,000 and (ii) ten percent (10%) of the Line Cap for thirty (30) consecutive calendar days, in which event a Covenant Trigger Period shall no longer be deemed to be existing or be continuing; provided that a Covenant Trigger Period shall be deemed continuing for the remainder of any given Fiscal Year (even if an Event of Default is no longer continuing and/or Liquidity exceeds the required amount thereof for thirty (30) consecutive calendar days) if a Covenant Trigger Period has previously occurred and been discontinued on two (2) occasions, in each case, in the current Fiscal Year. The termination of a Covenant Trigger Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Covenant Trigger Period in the event that the conditions set forth in this definition again arise.
Credit Party: the Agent, a Lender or an Issuing Bank; and “Credit Parties” means the Agent, the Lenders and the Issuing Banks.
Creditor Representative: under any Applicable Law, a receiver, interim receiver, receiver and manager, trustee (including any trustee in bankruptcy), custodian, conservator, administrator, examiner, sheriff, monitor, assignee, liquidator, provisional liquidator, sequestrator or similar officer or fiduciary.
CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.), as amended.
DACA Deposit Account: a Deposit Account subject to a Deposit Account Control Agreement.

Debt: with respect to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for Borrowed Money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(c)    the Hedging Termination Value that such Person would be required to pay under any Hedging Agreement to which such Person is a party if such Hedging Agreement were terminated at such time;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the Ordinary Course of Business and not past due for more than one hundred fifty (150) days after the date on which such trade account was created);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;
(f)    all Attributable Debt in respect of Capital Leases of such Person;
(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    without duplication, all Contingent Obligations of such Person in respect of other Debt.
For all purposes hereof, the Debt of any Person shall include the Debt of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Debt is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Hedging Termination Value thereof as of such date.
Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), two percent (2%) plus the interest rate otherwise applicable thereto or, if such Obligation does not bear interest, a rate equal to the U.S. Base Rate plus two percent (2%).
Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to the Agent or any Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within three (3) Business Days (unless such Lender notifies the Agent and the applicable Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied), (b) notified the Loan Party Agent, the Agent, any Issuing Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within three (3) Business Days after request by the Agent, to confirm in writing that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent), or (d) is the subject of (i) any Insolvency Proceeding or has a parent company that is the subject of any Insolvency Proceeding or (ii) a Bail-In Action; provided, that a Lender shall not constitute a Defaulting Lender based solely upon any proceedings or events occurring prior to the Closing Date that resulted in any Governmental Authority owning an equity interest in the parent of such Lender.
Deposit Account: as defined in the UCC (and/or with respect to any Deposit Account located in Canada, any bank account with a deposit function).
Deposit Account Control Agreements: the deposit account control agreements in form and substance reasonably satisfactory to the Agent executed by each lockbox servicer and financial institution maintaining a lockbox and/or Deposit Account (other than an Excluded Account) for a Loan Party, in favor of the Agent and meeting the requirements set forth in Section 8.2.4.
Designated Obligations: as defined in Section 14.11(a)(v).
Designated Jurisdiction: any country or territory to the extent that such country or territory is the subject of any Sanction.
Disposition or Dispose: any direct or indirect conveyance, sale, lease, sublease, assignment, transfer or other disposition (including any sale and leaseback transaction) of any Property excluding (a) sales of inventory and dispositions of Cash Equivalents, in each case, in the Ordinary Course of Business, by the U.S. Borrower or any of its Subsidiaries and (b) the disposition of any Equity Interests in or assets or property of an Unrestricted Subsidiary.
Disqualified Equity Interests: Equity Interests that (a) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (including those Equity Interests that may be required to be redeemed upon the failure to maintain or achieve any financial performance standards), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, prior to the date that is one hundred eighty (180) days after the Facility Termination Date (other than upon a “change in control,” provided that any such payment required pursuant to this parenthetical is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests); (b) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Debt, other Disqualified Equity Interests or other assets, in each case, other than Qualified Equity Interests prior to the date that is one hundred eighty (180)

days after the Facility Termination Date (other than upon a “change in control”, provided that any conversion or exchange required pursuant to this parenthetical is contractually subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests); (c) require payment of Restricted Payments or (d) entitle the holder thereof to disproportionate voting rights.
Document: as defined in the UCC (and/or with respect to any Document of a Canadian Domiciled Loan Party, a “document of title” as defined in the PPSA).
Dollar Equivalent: on any date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any stated amount in a currency other than Dollars, the amount of Dollars that the Agent determines (which determination shall be conclusive and binding absent manifest error) would be necessary to be sold on such date at the applicable Exchange Rate to obtain the stated amount of the other currency.
Dollars or $: lawful money of the United States.
Dominion Account: with respect to the Canadian Domiciled Loan Parties, the Canadian Dominion Account, and with respect to the U.S. Facility Loan Parties, the U.S. Dominion Account.
EEA Financial Institution: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;
EEA Member Country: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
EEA Resolution Authority: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
Eligible Accounts: Canadian Eligible Accounts or U.S. Eligible Accounts, as appropriate.
Eligible Assignee: a Person that is (a) a Lender or an Affiliate of a Lender; (b) if such Person is to hold U.S. Facility Obligations, an Approved Fund; (c) if such Person is to hold Canadian Facility Obligations, a Canadian Qualified Lender; (d) any other financial institution approved by the Agent, Issuing Banks and, so long as no Event of Default exists, Loan Party Agent (which approval by the Loan Party Agent shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two (2) Business Days after notice of the proposed assignment), which extends revolving credit facilities in its Ordinary Course of Business; and (e) during any Event of Default, any Person acceptable to the Agent and the Issuing Banks in their reasonable discretion (not to be unreasonably withheld or delayed).
Embargoed Person: as defined in Section 10.2.17.

Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, exercise of any right to act in a Loan Party’s Insolvency Proceeding or to credit bid its Obligations, or otherwise).
Environment: ambient air, indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources or as otherwise defined in any Environmental Law.
Environmental Claim: any written claim, notice, demand, order, action, suit, proceeding or other written communication alleging liability for or obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (a) the presence, Environmental Release or threatened Environmental Release in or into the Environment of Hazardous Material at any location or (b) any violation or alleged violation of any Environmental Law, and shall include any written claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Environmental Release or threatened Environmental Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
Environmental Expenditures: with respect to any Person for any period, the sum of the aggregate of all expenditures by such Person and its Restricted Subsidiaries for spending incurred with respect to remedial liabilities, including but not limited to, superfund, remediation, facility closure remediation, and discontinued operation liabilities.
Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to protection of human health, the protection or pollution of the Environment, the Environmental Release or threatened Environmental Release of Hazardous Material, or occupational safety or health (to the extent related to exposure to Hazardous Material), including CERCLA, RCRA, CWA and EPEA, and any and all Governmental Approvals required under any Environmental Law.
Environmental Liabilities: means any liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses, or costs, contingent or otherwise (including any liabilities for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement imposing liability under Environmental Law or for Hazardous Materials.
Environmental Permit: any permit, approval, identification number, license or other authorization required under any Environmental Law.
Environmental Release: any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing,

emanating or migrating of any Hazardous Material in, into, onto or through the Environment in violation of any applicable Environmental Laws.
EPEA: the Alberta Environmental Protection and Enhancement Act, R.S.A. 2000, c.E‑12.
Equity Interest: with respect to any Person, shares of capital stock of (or other ownership interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized on any date of determination.
ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time.
ERISA Affiliate: any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code which, together with such Loan Party, is required for purposes of provisions relating to Section 412, 430 or 4980B of the Code or Title IV of ERISA to be treated as a single employer).
ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or ERISA Affiliate from a Multiemployer Plan; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) failure of any Loan Party or ERISA Affiliate to meet any contribution or funding obligations with respect to any Pension Plan or Multiemployer Plan, or a request by such Loan Party or ERISA Affiliate of a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (g) the imposition of any liability (including, without limitation, any Lien) under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or ERISA Affiliate; (h) the receipt by a Loan Party or ERISA Affiliate of an inquiry from the PBGC under the Early Warning Program or Risk Mitigation Program, or any substantially equivalent inquiry by the PBGC, which indicates the existence of any other event or condition that could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or result in additional funding obligations on a Loan Party or ERISA Affiliate; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA); or (j) a determination that any Pension Plan is considered to be an at-risk plan or that any Multiemployer Plan is in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code, or Sections 303, 304 and 305 of ERISA.

EU Bail-In Legislation Schedule: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
Event of Default: as defined in Section 11.1.
Excess Amount: as defined in Section 5.12.
Exchange Rate: on any date, (a) with respect to Canadian Dollars in relation to Dollars, the spot rate as quoted by Bank of America as its noon spot rate at which Dollars are offered on such date for Canadian Dollars, and (b) with respect to Dollars in relation to Canadian Dollars, the spot rate as quoted by Bank of America as its noon spot rate at which Canadian Dollars are offered on such date for Dollars.
Excluded Accounts: (a) Deposit Accounts of any Loan Party exclusively used for payroll, payroll taxes or employee benefits in the Ordinary Course of Business, (b) other Deposit Accounts of the Loan Parties containing not more than the Dollar Equivalent of $1,000,000 in the aggregate at any time, and (c) any Deposit Account or securities account which only holds the identifiable proceeds of any sale of Other Property in accordance with an Intercreditor Agreement.
Excluded Hedging Obligations: with respect to any Guarantor, any Hedging Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Hedging Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Hedging Obligation. If a Hedging Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedging Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
Excluded Tax: any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes; (b) in the case of a Foreign Lender, any withholding tax attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 5.10, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from any Borrower with respect to such withholding tax; (c) in the case of a Lender required to provide an IRS Form W‑9 pursuant to Section 5.10.2, any U.S. backup withholding tax attributable to such Lender’s failure or inability to provide an IRS Form W‑9 certifying that such Lender is not subject to such withholding; and (d) any Taxes imposed, deducted or withheld under FATCA.
Executive Orders: as defined in Section 10.2.17.

Existing Credit Agreement: as defined in the Recitals hereto.
Existing Facility Termination Date: as defined in Section 2.5.1.
Existing Letters of Credit: those letters of credit set forth on Schedule 1.1(b).
Extending Lender: as defined in Section 2.5.5.
Extraordinary Expenses: all costs, expenses or advances that the Agent may incur during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of a Loan Party or Subsidiary thereof, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against the Agent, any Lender, any Loan Party or Subsidiary thereof, any representative of creditors of a Loan Party or Subsidiary thereof or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of the Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of the Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Loan Party or independent contractors in liquidating any Collateral, and travel expenses.
Facility Commitment: with respect to the Commitment of a U.S. Lender, its U.S. Revolver Commitment and, with respect to a Canadian Lender, its Canadian Revolver Commitment; and the term “Facility Commitments” means, collectively, the Facility Commitments of the U.S. Lenders and the Facility Commitments of the Canadian Lenders. To the extent any Lender has both a U.S. Revolver Commitment and a Canadian Revolver Commitment, such Commitments shall be considered as separate Commitments for purposes of this definition.
Facility Termination Date: such date as shall be determined as follows:
(a)    May 2, 2020, unless prior to that date, all Senior High Yield Notes issued under the Senior High Yield Indenture (2020) shall have been prepaid, redeemed, defeased or repurchased as permitted under Section 10.2.14 or refinanced as permitted under Section 10.2.2(l), and written notice shall have been delivered by the Loan Party Agent to the Agent of the same; or
(b)    March 2, 2021, unless prior to that date, both (i) the conditions described in clause (a) above shall have been satisfied, and (ii) all Senior High Yield Notes issued under the Senior High Yield Indenture (2021) shall have been prepaid, redeemed, defeased or repurchased as permitted under Section 10.2.14 or refinanced as permitted under Section 10.2.2(l), and written notice shall have been delivered by the Loan Party Agent to the Agent of the same; or

(c)    November 1, 2021 if the conditions described in both clauses (a) and (b) above shall have been satisfied on or before March 2, 2021; provided that, notwithstanding anything to the contrary set forth herein, the Facility Termination Date shall be at least ninety-one (91) days prior to the maturity date of any then outstanding Senior High Yield Notes; or
(d)    if the Facility Termination Date is extended pursuant to Section 2.5, such extended date as determined pursuant to such Section.
FATCA: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/100 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by the Agent.
Federal Government Account: an Account with respect to which the Account Debtor is the United States of America or a department, agency or instrumentality thereof.
Fee Letter: the amended and restated fee letter agreement between the Agent, the Lead Arranger and the Borrowers dated as of the Closing Date.
Financial Administration Act: the Financial Administration Act (Canada) and all regulations and schedules thereunder.
Fiscal Quarter: each period of three calendar months, commencing on the first day of a Fiscal Year.
Fiscal Year: the fiscal year of each of the Loan Parties for accounting and tax purposes, in each case, ending on December 31 of each year.
Floating Rate Loan: a U.S. Base Rate Loan, a Canadian Prime Rate Loan or a Canadian Base Rate Loan.
FLSA: the Fair Labor Standards Act of 1938, as amended.
Foreign Lender: (a) in the case of the Canadian Borrower, any Lender that is organized under the laws of a jurisdiction other than Canada or a province or territory thereof, and (b) in the case of the U.S. Borrower, any Lender that is organized under the laws of a jurisdiction other than the laws of the United States or any state or district thereof.
Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Loan Party or Affiliate that is not subject to the laws of the United States or Canada; or

(b) mandated by a government other than the United States or Canada for employees of any Loan Party or Affiliate.
Foreign Subsidiary: a Subsidiary of a U.S. Domiciled Loan Party that is a “controlled foreign corporation” under Section 957 of the Code or any Subsidiary of such a Foreign Subsidiary.
Fronting Exposure: at any time there is a Defaulting Lender, (a) with respect to the U.S. Issuing Bank and/or Canadian Issuing Bank, as applicable, such Defaulting Lender’s applicable percentage of the outstanding U.S. LC Obligations and/or Canadian LC Obligations, as applicable, to the extent that such Defaulting Lender’s applicable percentage of such outstanding U.S. LC Obligations and/or Canadian LC Obligations, as applicable, has not been reallocated pursuant to Section 4.2.4 or Cash Collateralized pursuant to Section 4.2.6 and (b) with respect to the Agent for U.S. Swingline Loans and/or Bank of America (Canada) for Canadian Swingline Loans, such Defaulting Lender’s pro rata portion of the U.S. Swingline Loans and/or Canadian Swingline Loans, to the extent that such Defaulting Lender’s applicable percentage of such U.S. Swingline Loans and/or Canadian Swingline Loans has not been reallocated pursuant to Section 4.2.4 or Cash Collateralized pursuant to Section 4.2.6.
FSCO: the Financial Services Commission of Ontario or like body in any other Province of Canada with whom a Canadian Pension Plan is registered in accordance with Applicable Law and any other Governmental Authority succeeding to the functions thereof.
Full Payment: with respect to any Obligations (other than unasserted contingent indemnity claims), (a) the full cash payment thereof in the applicable currency required hereunder, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding) and (b) if such Obligations are LC Obligations, Bank Product Debt, Secured Hedging Obligations or inchoate or contingent in nature, Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral). No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
GAAP: generally accepted accounting principles in effect in the United States from time to time applied consistently.
General Intangibles: as defined in the UCC (and/or with respect to any General Intangible of a Canadian Facility Loan Party, an “intangible” as defined in the PPSA).
Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
Governmental Authority: any federal, state, provincial, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether it is or is not associated with the United States, a state, district or territory thereof, Canada, a province or territory thereof or any other foreign entity or government.

Guarantee: each guarantee agreement (including the U.S. Facility Guarantee and the Canadian Facility Guarantee) executed by a Guarantor in favor of the Agent guaranteeing all or any portion of any Canadian Facility Obligation or U.S. Facility Obligation.
Guarantors: the Canadian Facility Guarantors, the U.S. Facility Guarantors, and each other Person who guarantees payment or performance of any Obligations, provided that any Person which is a Guarantor shall cease to be a Guarantor if and when its Guarantee is released in accordance with Section 12.2.1.
Hazardous Materials: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; exposed friable asbestos; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.
Hedging Agreement: (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
Hedging Obligations: with respect to any Person, any and all obligations of such Person, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.
Hedging Termination Value: with respect to any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
Incremental Commitments: U.S. Incremental Commitments or Canadian Incremental Commitments, as the context requires.
Incremental Loan Amendment: as defined in Section 2.1.8(c).

Incremental Loans: U.S. Incremental Loans or Canadian Incremental Loans, as the context requires.
Indemnified Taxes: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
Information: as defined in Section 14.13.
Insolvency Proceeding: any case or proceeding or proposal commenced by or against a Person under any state, provincial, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the U.S. Bankruptcy Code, or any other insolvency, debtor relief, bankruptcy, receivership, debt adjustment law or other similar law (whether state, provincial, federal or foreign), including the BIA and the CCAA; (b) the appointment of a Creditor Representative or other custodian for such Person or any part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
Intercreditor Agreement: any intercreditor agreement hereafter entered into between the Agent and the trustee, collateral agent, administrative agent or other agent for the benefit of the noteholders or lenders under any Other Secured Debt Agreement or any other Debt of the U.S. Borrower or any Subsidiary thereof permitted hereunder, in all cases, such agreement to be in form, scope and substance satisfactory to the Agent.
Interest Period: as defined in Section 3.1.4.
Interest Period Loan: a LIBOR Loan or a Canadian BA Rate Loan.
Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Debt or Equity Interests of a Person (other than any such acquisition which is part of, or made in connection with, a Restricted Payment permitted hereunder); any loan, advance or capital contribution to or other investment in a Person; any guarantee (or other similar arrangement having the effect of a guarantee) of any payment of amounts owing by any Person; any purchase or ownership of a Hedging Agreement.; or, for purposes of Section 10.2.3(k) only, the designation by the U.S. Borrower’s board of directors of a Subsidiary as an Unrestricted Subsidiary. For purposes of Section 10.2.3(k):
(a) an “Investment” of the U.S. Borrower or any of its Restricted Subsidiaries in an Unrestricted Subsidiary shall include and be valued at the fair market value of the net assets of such Unrestricted Subsidiary at the time the U.S. Borrower’s board of directors designates such

Subsidiary as an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time the U.S. Borrower’s board of directors subsequently redesignates such Unrestricted Subsidiary as a Restricted Subsidiary; and
(b) the amount of any Investment in an Unrestricted Subsidiary shall be the original cost of such Investment plus the cost of all additional Investments by the U.S. Borrower or any of its Restricted Subsidiaries in such Unrestricted Subsidiary, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of such Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income.
If the U.S. Borrower or any Restricted Subsidiary of the U.S. Borrower sells or otherwise disposes of any Equity Interests in any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of the U.S. Borrower, the U.S. Borrower shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of.
IP Rights: as defined in Section 9.1.17.
IRS: the United States Internal Revenue Service.
Issuing Bank Indemnitees: the Issuing Banks, their Affiliates and their officers, directors, employees, attorneys and agents.
Issuing Banks: U.S. Issuing Bank and Canadian Issuing Bank.
LC Application: an application by the Loan Party Agent on behalf of a Borrower to an Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to such Issuing Bank.
LC Conditions: the following conditions necessary for the issuance of a Letter of Credit: (a) each of the conditions set forth in Section 6.2 (or with respect to Letters of Credit issued on the Closing Date, in Section 6.1); (b) after giving effect to the issuance of a Letter of Credit for the account of the U.S. Borrower, total U.S. LC Obligations (excluding amounts specified in clause (c) of such definition) do not exceed the U.S. Letter of Credit Sublimit and no U.S. Overadvance exists or would result therefrom; (c) after giving effect to the issuance of a Letter of Credit for the account of the Canadian Borrower, total Canadian LC Obligations (excluding amounts specified in clause (c) of such definition) do not exceed the Canadian Letter of Credit Sublimit and no Canadian Overadvance exists or would result therefrom; (d) the expiration date of such Letter of Credit is (i) no more than three hundred sixty five (365) days from issuance, in the case of standby Letters of Credit; provided that such Letters of Credit may contain automatic extension provisions in accordance with Section 2.2.1(e) or Section 2.3.1(e), as applicable, (ii) no more than one hundred twenty (120) days from issuance, in the case of documentary Letters of Credit, and (iii) (A) at least fifteen (15) Business Days prior to the Facility Termination Date or (B) with the consent of Agent and the applicable Issuing Bank, no later than the Facility Termination Date; (e) with respect to the issuance of Letters of Credit for the account of the U.S. Borrower, the Letter of Credit and payments thereunder are denominated in Dollars; (f) with respect to the issuance of Letters of Credit for the account of the Canadian Borrower, the Letter of Credit and payments thereunder are denominated in Dollars or Canadian Dollars; and (g) the form of the proposed Letter of Credit is reasonably satisfactory to the Agent and the applicable Issuing Bank in their discretion.
LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by the Loan Party Agent on behalf of a Borrower or by any other Person to an Issuing Bank or the Agent in connection with the issuance, amendment or renewal of, or payment under, any Letter of Credit.
LC Obligations: U.S. LC Obligations and Canadian LC Obligations.
LC Request: a request for issuance of a Letter of Credit, to be provided by the Loan Party Agent on behalf of a Borrower to an Issuing Bank, in form satisfactory to the Agent and such Issuing Bank.
Lead Arranger: Merrill Lynch, Pierce, Fenner & Smith Incorporated.
Lender Indemnitees: the Lenders, their Affiliates and their officers, directors, employees, attorneys and agents.
Lenders: as defined in the preamble to this Agreement and shall include the Agent in its capacity as a provider of Swingline Loans and the U.S. Lenders and the Canadian Lenders and their respective permitted successors and assigns and, where applicable, the Issuing Banks, and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance.
Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to the Agent and the Loan Party Agent.
Letter of Credit: any U.S. Letter of Credit or Canadian Letter of Credit; and each Existing Letter of Credit shall be deemed to be a “Letter of Credit” for all purposes of this Agreement.
LIBOR: for any Interest Period for a LIBOR Loan, the per annum rate of interest (rounded up, if necessary, to the nearest 1/100 of 1%), determined by the Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the London Interbank Offered Rate (the “LIBO Rate”) or a comparable or successor rate, which rate is approved by the Agent, as published by Reuters (or such other commercially available source designated by the Agent); (b) if the LIBO Rate is unavailable for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by the Agent’s London branch to major banks in the London interbank Eurodollar market; or (c) if the LIBO Rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by one (1) minus the Reserve Percentage.
LIBOR Loan: each set of LIBOR Revolver Loans having a common length and commencement of an Interest Period.

LIBOR Revolver Loan: a Revolver Loan that bears interest based on LIBOR; provided, however, that a U.S. Base Rate Loan bearing interest as set forth in clause (c) of the definition of U.S. Base Rate shall not constitute a LIBOR Revolver Loan.
License Agreement: has the meaning specified in Section 9.1.17.
Licensor: any Person from whom a Loan Party or any Subsidiary thereof obtains the right to use any Intellectual Property.
Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, including any lien, security interest, pledge, hypothecation, trust, reservation, encroachment, easement, right-of-way, covenant, condition, restriction, leases, or other title exception or encumbrance.
Lien Waiver: an agreement, in form and substance reasonably satisfactory to the Agent, by which for any material Collateral located on premises leased by a Loan Party, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit the Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral during certain time periods to be agreed upon by the Agent and such lessor.
Line Cap: on any date of determination, the sum of the U.S. Borrowing Base and the Canadian Borrowing Base.
Liquidity: as of any date of determination, the sum of (a) U.S. Availability as of such date plus (b) Canadian Availability as of such date.
Loan: a Revolver Loan.
Loan Documents: this Agreement, the Other Agreements and the Security Documents.
Loan Parties: the Canadian Facility Loan Parties and the U.S. Facility Loan Parties, collectively, and “Loan Party” means any of the Loan Parties, individually.
Loan Party Agent: as defined in Section 4.4.
Loan Party Group: a group consisting of, as applicable, (a) the Canadian Facility Loan Parties or (b) the U.S. Facility Loan Parties.
Loan Party Group Obligations: with respect to the Canadian Borrower and the other Canadian Facility Loan Parties, the Canadian Facility Obligations, and with respect to the U.S. Borrower and the other U.S. Facility Loan Parties, the U.S. Facility Obligations.
Material Adverse Effect: (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) or prospects of either Borrower or the U.S. Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

Material Contract: (a) any contract or other agreement (other than the Loan Documents), written or oral, of any Loan Party involving monetary liability of or to any Person in an amount in excess of $25,000,000 in any fiscal year, and (b) any other contract or other agreement (other than the Loan Documents), whether written or oral, to which any Loan Party is a party as to which the breach, non-performance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect on the business, assets, condition (financial or otherwise) or results of operations or prospects of any Loan Party or the validity or enforceability of this Agreement, any of the other Loan Documents, or any of the rights and remedies of the Agent or Secured Parties hereunder or thereunder.
Material Debt: any Debt of the U.S. Borrower or any Subsidiary thereof under (a) any instrument (other than Debt incurred under this Agreement) or (b) any Hedging Agreement, in each case, in an aggregate outstanding principal amount exceeding $30,000,000. For purposes of determining Material Debt, the principal of any Hedging Agreement of any Person at any time shall be the Hedging Termination Value that such Person would be required to pay if such Hedging Agreement were terminated at such time.
Maximum Canadian Facility Amount: on any date of determination, the lesser of (a) the Canadian Revolver Commitments on such date and (b) $100,000,000 (or such greater or lesser amount after giving effect to any reduction in the Canadian Revolver Commitments made pursuant to and in accordance with Section 2.1.4, any Canadian Revolver Commitment Adjustment made pursuant to and in accordance with Section 2.1.7, and/or any Canadian Incremental Commitments made pursuant to and in accordance with Section 2.1.8(b)); it being acknowledged and agreed that at no time shall the sum of the Maximum Canadian Facility Amount plus the Maximum U.S. Facility Amount exceed the Maximum Facility Amount in effect at such time.
Maximum Facility Amount: $400,000,000, or such greater or lesser amount as shall then be in effect after giving effect to any reduction in the Commitments pursuant to and in accordance with Section 2.1.4, and/or any Incremental Commitments made pursuant to and in accordance with Section 2.1.8.
Maximum Incremental Amount: $100,000,000.
Maximum U.S. Facility Amount: on any date of determination, the lesser of (a) the U.S. Revolver Commitments on such date and (b) $300,000,000 (or such greater or lesser amount after giving effect to any reduction in the U.S. Revolver Commitments pursuant to and in accordance with Section 2.1.4, any Canadian Revolver Commitment Adjustment made pursuant to and in accordance with Section 2.1.7, and/or any U.S. Incremental Commitments made pursuant to and in accordance with Section 2.1.8(a)); it being acknowledged and agreed that at no time shall the sum of the Maximum U.S. Facility Amount plus the Maximum Canadian Facility Amount exceed the Maximum Facility Amount in effect at such time.
Measurement Period: on any date of determination, the most recently completed four Fiscal Quarters of the U.S. Borrower.
Moody’s: Moody’s Investors Service, Inc., and its successors.

Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions, but excluding, for greater certainty, any Canadian Multi-Employer Plan.
Municipal Government Account: an Account in which the Account Debtor with respect to such Account is a state, province or a political subdivision, department, agency or instrumentality thereof.
Net Amount: with respect to U.S. Eligible Accounts (including any Federal Government Accounts that are Eligible Accounts) or Canadian Eligible Accounts (including any Canadian Government Accounts that are Eligible Accounts), as applicable, the gross amount of such Accounts less (a) sales, excise or similar taxes included in the amount thereof, and (b) returns, rebates, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed with respect thereto.
Net Cash Proceeds:
(a)    with respect to any Disposition by the U.S. Borrower or any of its Restricted Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Debt under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by the U.S. Borrower or such Restricted Subsidiary in connection with such transaction, (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds, (D) amounts provided as a reserve, in accordance with GAAP, against (1) liabilities under any indemnification obligations associated with such Disposition, or (2) any liabilities retained by the U.S. Borrower or its Restricted Subsidiaries associated with the properties sold in the Disposition, and (E) the U.S. Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within one hundred eighty (180) days of a Disposition (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within one hundred eighty (180) days of such Disposition, such cash proceeds shall constitute Net Cash Proceeds); and
(b)    with respect to the issuance and sale of the Senior High Yield Notes, or the incurrence or issuance of any other Debt by the U.S. Borrower or any of its Restricted Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by the U.S. Borrower or such Restricted Subsidiary in connection therewith.
Non-Extending Lender: as defined in Section 2.5.2.

Notes: each Revolver Note or other promissory note executed by a Borrower to evidence any Obligations.
Notice Date: as defined in Section 2.5.2.
Notice of Borrowing: a Notice of Borrowing to be provided by the Loan Party Agent to request a Borrowing of Loans, in the form of Exhibit B or otherwise in form reasonably satisfactory to the Agent.
Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by the Loan Party Agent to request a conversion or continuation of any Loans as LIBOR Loans or Canadian BA Rate Loans, in the form of Exhibit C or otherwise in form reasonably satisfactory to the Agent.
NPL: the National Priorities List under CERCLA.
Obligations: all (a) principal of and premium, if any, on the Loans, (b) U.S. LC Obligations and other obligations of the U.S. Facility Loan Parties with respect to Letters of Credit issued for the account of the U.S. Borrower, (c) Canadian LC Obligations and other obligations of the Canadian Facility Loan Parties with respect to Letters of Credit issued for the account of the Canadian Borrower, (d) interest, expenses, fees and other sums payable by the Loan Parties under the Loan Documents (including, without limitation, pursuant to Section 3.4), (e) obligations of the Loan Parties under any indemnity for Claims, (f) Extraordinary Expenses, (g) Bank Product Debt, (h) Secured Hedging Obligations, and (i) other Debts, obligations and liabilities of any kind owing by the Loan Parties pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guarantee, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several, provided that the Obligations shall not include any Excluded Hedging Obligations.
OFAC: as defined in Section 9.1.28(b)(v).
Order: as defined in Section 9.1.28(a).
Ordinary Course of Business: with respect to any Person, the ordinary course of business of such Person, consistent with past practices or, with respect to actions taken by such Person for which no past practice exists, consistent with past practices of similarly situated companies, and, in each case, undertaken in good faith.
Organic Documents: with respect to any Person, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, memorandum of association, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person.
OSHA: the Occupational Safety and Hazard Act of 1970, as amended.

Other Agreement: each Note, LC Document, Fee Letter, Lien Waiver, Intercreditor Agreement, Ratification Agreement, Borrowing Base Certificate, Compliance Certificate, Borrower Materials, Hedging Agreement between a Loan Party and a Secured Party, or other document, instrument, certificate, notice, report or agreement (other than this Agreement or a Security Document) now or hereafter delivered by or on behalf of any Loan Party to the Agent or a Lender in connection with any transactions relating hereto.
Other Connection Taxes: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other List: as defined in Section 10.2.17.
Other Permitted Canadian Debt: Debt of any Canadian Domiciled Loan Party; provided, that no Default or Event of Default shall exist either immediately or after the incurrence thereof, and the aggregate amount of all Other Permitted Canadian Debt then outstanding shall not exceed thirty percent (30%) of the total assets of the Canadian Domiciled Loan Parties, as determined in accordance with GAAP, as shown in a footnote providing consolidating financial information relating to the most recent consolidated balance sheet of the U.S. Borrower and its Subsidiaries.
Other Permitted Canadian Debt Documents: the documents executed or to be executed in connection with any Other Permitted Canadian Debt.
Other Property: assets and property of the U.S. Facility Loan Parties and Canadian Facility Loan Parties that do not constitute Collateral.
Other Secured Debt: Debt secured by a Lien arising under any Other Secured Debt Agreement; provided that (a) the final maturity and weighted average life to maturity of any such Other Secured Debt shall not be prior to the date that is six (6) months after the Facility Termination Date, (b) the amortization per annum of such Other Secured Debt does not exceed one percent (1%) of the aggregate principal amount of such Other Secured Debt and (c) Liens incurred in connection with any Other Secured Debt shall not attach to any Collateral unless permitted under Section 10.2.2(m).
Other Secured Debt Agreement: a loan agreement, indenture or other document entered into in connection with Other Secured Debt, between the U.S. Borrower and a trustee, collateral agent, administrative agent or other agent for the benefit of certain lenders.
Other Secured Debt Documents: the documents executed or to be executed in connection with any Other Secured Debt.
Other Taxes: all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.8).
Overadvance: a Canadian Overadvance or U.S. Overadvance, as the context requires.
Overadvance Loan: a Canadian Overadvance Loan and/or a U.S. Overadvance Loan, as the context requires.
Participant: as defined in Section 13.2.1.
Participant Register: as defined in Section 13.2.4.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
Payment Item: each check, draft or other item of payment payable to a Loan Party, including those constituting proceeds of any Collateral.
PBA: the Pensions Benefits Act (Ontario) or any other Canadian federal or provincial pension benefit standards legislation pursuant to which any Canadian Pension Plan is registered.
PBGC: the Pension Benefit Guaranty Corporation.
Pension Plan: any employee pension benefit plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Loan Party or ERISA Affiliate or to which the Loan Party or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years, and, for greater certainty, excludes any Canadian Pension Plan or any Canadian Multi-Employer Plan.
Perfection Certificates: the U.S. Perfection Certificate and the Canadian Perfection Certificate, each as supplemented by any U.S. Perfection Certificate Supplements or Canadian Perfection Certificate Supplements, collectively.
Permitted Acquisition: any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any Person, or of any business or division of any Person; (b) acquisition of in excess of fifty percent (50%) of the Equity Interests of any Person, and otherwise causing such Person to become a Subsidiary of such Person; or (c) merger or consolidation or any other combination with such any Person, if each of the following conditions is met:
(i)    no Default or Event of Default then exists or would result therefrom;
(ii)    such Person shall be organized, incorporated or amalgamated in the United States, any state thereof, the District of Columbia, Canada or any province thereof or Puerto Rico;
(iii)    none of the U.S. Borrower or any of its Restricted Subsidiaries shall, in connection with any such transaction, assume or remain liable with respect to any Debt or other liability of the related seller or the business, Person or properties acquired, except to the extent permitted under Section 10.2.2;
(iv)    the Person or business to be acquired shall be, or shall be engaged in, a business of the type the U.S. Borrower and its Restricted Subsidiaries are engaged on the Closing Date and any business reasonably related, ancillary or complementary to the business in which the U.S. Borrower and its Restricted Subsidiaries are engaged on the Closing Date;
(v)    the board of directors of the Person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
(vi)    all transactions in connection therewith shall be consummated in accordance with all applicable laws of all applicable Governmental Authorities;
(vii)    at least ten (10) Business Days prior to the proposed date of consummation of the transaction, the Loan Party Agent shall have delivered to the Agent a certificate signed by a Responsible Officer of the U.S. Borrower certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect;
(viii)    either (i) Liquidity (after giving pro forma effect to such acquisition both as of the proposed date of consummation of the transaction and during the thirty (30) consecutive day period immediately preceding the proposed date of consummation of the transaction) is greater than or equal to fifteen (15%) of the Line Cap (after giving pro forma effect to such acquisition, any Debt incurred in connection therewith and the Loans to be made in connection therewith) or (ii) after giving pro forma effect to such acquisition both as of the proposed date of consummation of the transaction and during the thirty (30) consecutive day period immediately preceding the proposed date of consummation of the transaction, (A) Liquidity is greater than or equal to twelve and one half of one percent (12.5%) of the Line Cap (after giving pro forma effect to such acquisition, any Debt incurred in connection therewith and the Loans to be made in connection therewith) and (B) the Consolidated Fixed Charge Coverage Ratio of the U.S. Borrower and its Restricted Subsidiaries is not less than 1.00 : 1.00; and
(ix)    within three (3) Business Days after the date of consummation of the transaction, the Loan Party Agent shall have delivered to the Agent a certificate signed by a Responsible Officer of the U.S. Borrower certifying that (A) attached thereto are complete and correct copies of the material agreements entered into in connection with such transaction, (B) such transaction has been consummated in accordance with the terms of such agreements, and (C) such transaction has not resulted in a Material Adverse Effect.
Permitted Asset Disposition: a Disposition permitted pursuant to Section 10.2.5.
Permitted Business: the business of the U.S. Borrower and its Subsidiaries as existing on the Closing Date and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

Permitted Holders: (a) any of Alan S. McKim, his spouse, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of his siblings; (b) in the event of the incompetence or death of any of the Persons described in clause (a), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall beneficially own or have the right to acquire, directly or indirectly, Equity Interests of the U.S. Borrower; (c) any trust created for the benefit of the Persons described in clause (a) or (b) or any trust for the benefit of any such trust; or (d) any Person controlled by any of the Persons described in clause (a), (b), or (c). For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.
Permitted Lien: as defined in Section 10.2.1.
Person: any individual, corporation, limited liability company, unlimited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Authority or other entity.
Plan: any “employee benefit plan” (as defined in Section 3(3) of ERISA), and any payroll practice and other employee benefit plan, policy, program, agreement or arrangement, including retirement, pension, profit sharing, employment, individual consulting or other compensation agreement, collective bargaining agreement, bonus or other incentive compensation, retention, stock purchase, equity or equity-based compensation, deferred compensation, change in control, severance, sick leave, vacation, loans, salary continuation, hospitalization, health, life insurance, educational assistance, or other fringe benefit or perquisite plan, policy, agreement which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Loan Party or Affiliate thereof or with respect to which a Loan Party or ERISA Affiliate has or could have any obligation or liability, contingent or otherwise, but excluding, for greater certainty, a Canadian Employee Plan.
Platform: as defined in Section 14.3.3.
PPSA: the Personal Property Security Act (Ontario) and the regulations thereunder; provided, however, if validity, perfection and effect of perfection and non-perfection of the Agent’s security interest in and Lien on any Collateral of any Canadian Domiciled Loan Party are governed by the personal property security laws of any jurisdiction other than Ontario, PPSA shall mean those personal property security laws (including the Civil Code of Quebec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, and effect of perfection and non-perfection and for the definitions related to such provisions, as from time to time in effect.
“pro forma basis” or “pro forma effect”: for purposes of determining compliance with any test or covenant hereunder, a calculation based on the assumption that the applicable Permitted Acquisition, incurrence of Debt, Investment, Restricted Payment or other event, as applicable, occurred as of the first day of the applicable period of measurement of such test or covenant.
Pro Rata: (a) when used with reference to a Lender’s (i) share on any date of the total Facility Commitments to a Borrower, (ii) participating interest in LC Obligations (if applicable) to such Borrower, (iii) share of payments made by such Borrower with respect to such Borrower’s

Obligations, (iv) increases or reductions to the Canadian Revolver Commitments or the U.S. Revolver Commitments pursuant to Section 2.1.4 or 2.1.7, and (v) obligation to pay or reimburse Agent for Extraordinary Expenses owed by or in respect of such Borrower or to indemnify any Indemnitees for Claims relating to such Borrower, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the amount of the Facility Commitment of such Lender to such Borrower on such date by the aggregate amount of the Facility Commitments of all Lenders to such Borrower on such date (or if such Facility Commitments have been terminated, by reference to the respective Facility Commitments as in effect immediately prior to the termination thereof), or (b) when used for any other reason, a percentage (expressed as a decimal, rounded to the ninth decimal place) derived by dividing the aggregate amount of the Lender’s Commitments on such date by the aggregate amount of the Commitments of all Lenders on such date (or if any such Commitments have been terminated, such Commitments as in effect immediately prior to the termination thereof).
Proceeds of Crime Act: the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (or any successor statute), as amended from time to time, and includes all regulations thereunder.
Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
Protective Advance: as defined in Section 2.1.6.
Qualified ECP Guarantor: in respect of any Hedging Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes effective with respect to such Hedging Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
Qualified Equity Interests: any Equity Interests that are not Disqualified Equity Interests.
RCRA: the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6991-6991i).
Ratification Agreement: that certain Confirmation and Ratification of Ancillary Loan Documents dated as of the date hereof, by and among each of the Loan Parties and the Agent.
Real Estate: collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real Property owned, leased or operated by any Person, whether by lease, license or other means, together with, in each case, all easements, servitudes, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment and all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
Recipient: means the Agent, any Lender or any other recipient of any payment to be made by or on account of any Obligation of any Loan Party hereunder.

Register: as defined in Section 13.3.2.
Removal Effective Date: as defined in Section 12.8.1(b).
Report: as defined in Section 12.2.4.
Reportable Event: any of the events set forth in Section 4043(b) or (c) of ERISA and regulations thereunder.
Reporting Trigger Period: the period commencing on any day that either (a) a Default or Event of Default occurs or (b) Liquidity is less than the greater of (i) $37,500,000 and (ii) twelve and one half of one percent (12.5%) of the Line Cap. The occurrence of a Reporting Trigger Period shall be deemed to exist and to be continuing notwithstanding that Liquidity may thereafter exceed the amount set forth in the preceding sentence unless and until (i) in the case of a Reporting Trigger Period existing as a result of clause (a) of the preceding sentence, no Default or Event of Default exists and (ii) in the case of a Reporting Trigger Period existing as a result of clause (b) in the preceding sentence, Liquidity shall exceed the greater of (i) $37,500,000 and (ii) twelve and one half of one percent (12.5%) of the Line Cap for thirty (30) consecutive calendar days, in which event a Reporting Trigger Period shall no longer be deemed to be existing or be continuing; provided that a Reporting Trigger Period shall be deemed continuing for the remainder of any given Fiscal Year (even if an Event of Default is no longer continuing and/or Liquidity exceeds the required amount thereof for thirty (30) consecutive calendar days) if a Reporting Trigger Period has previously occurred and been discontinued on two (2) occasions, in each case, in the current Fiscal Year. The termination of a Reporting Trigger Period as provided herein shall in no way limit, waive or delay the occurrence of a subsequent Reporting Trigger Period in the event that the conditions set forth in this definition again arise.
Required Facility Lenders: at any date of determination thereof, at least two (2) Lenders having Facility Commitments to a Borrower representing more than fifty percent (50%) of the aggregate Facility Commitments to such Borrower at such time; provided, however, that if and for so long as any such Lender shall be a Defaulting Lender, the term “Required Facility Lenders” shall mean at least two (2) Lenders (excluding each Defaulting Lender) having Facility Commitments to such Borrower representing more than fifty percent (50%) of the aggregate Facility Commitments to such Borrower (excluding the Facility Commitments of each Defaulting Lender) at such time; provided further, however, that if all of the Facility Commitments to such Borrower have been terminated, the term “Required Facility Lenders” shall mean Lenders to such Borrower holding Revolver Loans to, and participating interests in LC Obligations (excluding amounts specified in clause (c) of the definition of each of U.S. LC Obligations and Canadian LC Obligations) owing by, such Borrower representing more than fifty percent (50%) of the aggregate outstanding principal amount of Revolver Loans and LC Obligations (excluding amounts specified in clause (c) of such definition) owing by such Borrower at such time.
Required Lenders: at any date of determination thereof, at least two (2) Lenders having Facility Commitments representing more than fifty percent (50%) of the aggregate Facility Commitments at such time; provided, however, that for so long as any Lender shall be a Defaulting Lender, the term “Required Lenders” shall mean at least two (2) Lenders (excluding such Defaulting Lender) having Commitments representing more than fifty percent (50%) of the aggregate Commitments (excluding the Commitments of each Defaulting Lender) at such time; provided further, however, that if any of the Facility Commitments have been terminated, the term “Required Lenders” shall be calculated using (a) in lieu of such Lender’s terminated Facility Commitment, the outstanding principal amount of the Revolver Loans by such Lender to, and participation interests in LC Obligations (excluding amounts specified in clause (c) of the definition of each of U.S. LC Obligations and Canadian LC Obligations) owing by, such Borrower and (b) in lieu of the aggregate Commitments under such terminated Facility Commitment, the aggregate outstanding Revolver Loans to, and LC Obligations (excluding amounts specified in clause (c) of the definition of each of U.S. LC Obligations and Canadian LC Obligations) owing by such Borrower.
Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued by the Board of Governors for determining the maximum reserve requirement for Eurocurrency liabilities.
Reset Date: as defined in Section 5.12.
Resignation Effective Date: as defined in Section 12.8.1(a).
Responsible Officer: the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.
Restricted Payment: any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of the U.S. Borrower or any of its Restricted Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
Restricted Subsidiary: as defined in either Senior High Yield Indenture as in effect on the Closing Date.
Revolver Facilities: as defined in Section 14.11(a)(vi).
Revolver Loan: a loan made pursuant to Section 2.1.1, and any Swingline Loan, Overadvance Loan or Protective Advance.
Revolver Notes: collectively, the U.S. Revolver Notes and the Canadian Revolver Notes.
Royalties: all royalties, fees, expense reimbursement and other amounts payable by a Loan Party or a Subsidiary under a License Agreement.
RPMRR: Quebec Register of Personal and Movable Real Rights or Registre des droits personnels et reels mobiliers du Quebec.

S&P: Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and its successors.
Sanction(s): any sanction administered or enforced by the United States Government (including, without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
SDN List: as defined in Section 10.2.17.
SEC: the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
Secured Hedging Obligations: Canadian Secured Hedging Obligations and U.S. Secured Hedging Obligations, as applicable.
Secured Parties: Canadian Facility Secured Parties and/or U.S. Facility Secured Parties, as the context requires.
Securities Act: the Securities Act of 1933, as amended.
Security Documents: this Agreement, each Guarantee, U.S. Security Agreements, Canadian Security Agreements, Deposit Account Control Agreements and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
Senior High Yield Debt: unsecured Debt arising under the Senior High Yield Notes.
Senior High Yield Documents: the documents executed or to be executed in connection with each Senior High Yield Indenture.
Senior High Yield Notes: any Senior High Yield Notes now or hereafter issued pursuant to each Senior High Yield Indenture.
Senior High Yield Indenture: each of the Senior High Yield Indenture (2020) and the Senior High Yield Indenture (2021).
Senior High Yield Indenture (2020): the Indenture dated as of July 30, 2012, among the U.S. Borrower, its U.S. Subsidiaries party thereto, and U.S. Bank National Association, as trustee, as such Indenture may hereafter be supplemented or amended in accordance with its terms.
Senior High Yield Indenture (2021): the Indenture dated as of December 7, 2012, among the U.S. Borrower, its U.S. Subsidiaries party thereto and U.S. Bank National Association, as trustee, as such Indenture may hereafter be supplemented or amended in accordance with its terms.
Settlement Report: a report delivered by the Agent to the Applicable Lenders summarizing the Loans and, if applicable, participations in U.S. LC Obligations (excluding amounts specified in clause (c) of such definition) of the U.S. Borrower and Canadian LC Obligations (excluding amounts specified in clause (c) of such definition) of the Canadian Borrower outstanding as of a given settlement date, allocated to the Applicable Lenders on a Pro Rata basis in accordance with their Commitments.

Significant Subsidiary: with respect to any Person, (a) any Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” as defined in Regulation S-X under the Securities Act as such Regulation is in effect on the Closing Date (assuming such Person is the registrant referred to in the definition of “significant subsidiary” in such Regulation) and (b) any Subsidiary that, when aggregated with all other Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (e), (f), (g) or (h) of Section 11.1 has occurred and is continuing, would constitute a Significant Subsidiary under clause (a) of this definition; provided that, in the case of clause (a) and clause (b) of this definition, each reference to “10 percent” in the criteria for a “significant subsidiary” as defined in Regulation S-X under the Securities Act as such Regulation is in effect on the Closing Date shall be replaced with the words “5 percent”.
Solidary Claim: as defined in Section 12.1.1(b).
Solvent: as it relates to (a) (i) any Canadian Facility Loan Party, such Canadian Facility Loan Party, taken as a whole with the other Canadian Facility Loan Parties and (ii) any U.S. Facility Loan Party, taken as a whole with the other U.S. Facility Loan Parties, in each case, (A) is adequately capitalized, (B) owns assets, the value of which, on a going concern basis, exceed the liabilities of such Loan Party, (C) will have sufficient working capital to pay its debts as they become due and (D) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise), or made any conveyance in connection therewith, in each case, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates; (b) any other Person (other than a Person incorporated or organized under the laws of Canada or any province or territory of Canada), such Person (i) owns Property whose fair salable value is greater than the amount required to pay all of its debts (including contingent, subordinated, unmatured and unliquidated liabilities); (ii) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (iii) is able to pay all of its debts as they mature; (iv) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; (v) is not “insolvent” within the meaning of Section 101(32) of the U.S. Bankruptcy Code; and (vi) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates; and (c) any other Person incorporated or organized under the laws of Canada or any province or territory of Canada, is not an “insolvent person” as defined in the BIA. For the purposes of this definition, “fair salable value” means the amount that could be obtained for assets within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase.
Subordinated Debt: unsecured Debt of the U.S. Borrower or its Restricted Subsidiaries that is by its terms expressly subordinated, on terms acceptable to the Agent and Required Lenders, to the Full Payment of all Obligations, provided that (a) the terms of such Debt may allow for payment of regularly scheduled payments of interest so long as no Event of Default shall have occurred and be continuing at the time such payment is made, (b) the final maturity of such Debt is at least one (1) year after November 1, 2021, (c) the terms of such Debt provide that no payments of principal shall or may occur prior to the Full Payment of all Obligations, (d) the covenants and events of default applicable thereto shall be at least as favorable to the U.S. Borrower and its Restricted

Subsidiaries in all material respects as those contained herein, but in any event no financial maintenance covenants shall be applicable thereto and no such Debt shall contain a cross-default to the Debt under the Loan Documents for a non-payment default and (e) the remedies with respect thereto shall be subject to customary standstill provisions acceptable to the Agent; provided further that the terms of such Debt may provide for payments of principal or require the issuer thereof to redeem or repurchase such Debt upon the occurrence of a change in control or asset sale occurring prior to maturity if such terms provide that the issuer thereof will not make any such payments or redeem or repurchase any such Debt pursuant to such provisions prior to the Full Payment of all Obligations.
Subordinated Provisions: as defined in Section 11.1(m).
Subsidiary: with respect to any Person, a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the U.S. Borrower.
Super Majority Lenders: at any date of determination thereof, at least two (2) Lenders having Facility Commitments to a Borrower representing more than sixty-six and two-thirds percent (66 2/3%) of the aggregate Facility Commitments to such Borrower at such time; provided, however, that if and for so long as any Lender shall be a Defaulting Lender, the term “Super Majority Lenders” shall mean at least two (2) Lenders (excluding each Defaulting Lender) having Facility Commitments to such Borrower representing more than sixty-six and two-thirds percent (66 2/3%) of the aggregate Facility Commitments to such Borrower (excluding the Facility Commitments of each Defaulting Lender) at such time; provided further, however, that if all of the Facility Commitments to such Borrower have been terminated, the term “Super Majority Lenders” shall mean Lenders to such Borrower holding Revolver Loans to, and participating interests in LC Obligations (excluding amounts specified in clause (c) of the definition of each of U.S. LC Obligations and Canadian LC Obligations) owing by such Borrower representing more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding principal amount of Revolver Loans and LC Obligations (excluding amounts specified in clause (c) of such definition) owing by such Borrower at such time.
Swingline Loan: a U.S. Swingline Loan or a Canadian Swingline Loan, as applicable.
Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Termination Event: (a) the voluntary full or partial wind up of a Canadian Pension Plan by a Canadian Facility Loan Party; (b) the institution of proceedings by any Governmental Authority to terminate in whole or in part or have a trustee appointed to administer a Canadian Pension Plan; or (c) any other event or condition which might constitute grounds for the termination of, winding up or partial termination of winding up or the appointment of a trustee to administer, any Canadian Pension Plan.
Threshold Amount: $25,000,000.
Total Revolver Exposure: as of any date of determination the sum of the Canadian Revolver Exposure and the U.S. Revolver Exposure on such date of determination.
Transactions: collectively, (a) the entering into by the Loan Parties of the Loan Documents to which they are or are intended to be a party, and the borrowings (if any) hereunder on the Closing Date and application of the proceeds as contemplated hereby, and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.
Transferee: any actual or potential Eligible Assignee, Participant or other Person acquiring an interest in any Obligations.
Type: any type of a Loan (i.e., U.S. Base Rate Loan, LIBOR Loan, Canadian BA Rate Loan, Canadian Base Rate Loan, or Canadian Prime Rate Loan) and which shall be either an Interest Period Loan or a Floating Rate Loan.
UCC: the Uniform Commercial Code as in effect in the State of New York or, when the laws of any other jurisdiction govern the creation, perfection, priority or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
Unfunded Pension Liability: as of any date, the excess of the present value of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, over the current value of that Pension Plan’s assets, and includes any unfunded going-concern deficit or solvency deficiency as identified in an actuarial valuation report prepared for the purposes of the PBA and filed with any applicable Governmental Authority in respect of any Canadian Pension Plan.
Unrestricted Subsidiary: as defined in either Senior High Yield Indenture as in effect on the Closing Date.
U.S. Auto-Extension Letter of Credit: as defined in Section 2.2.1(e).
U.S. Availability: as of any date of determination, the U.S. Borrowing Base as of such date of determination minus the U.S. Revolver Exposure on such date of determination.
U.S. Availability Reserve: as of the date of determination, such amount as the Agent may from time to time establish and revise in good faith reducing the amount of the U.S. Revolver Loans and U.S. LC Obligations which would otherwise be available to the U.S. Borrower under the lending formula provided for herein: (a) to reflect events, conditions, contingencies or risks which, as determined by the Agent in good faith, adversely affect, or would have a reasonable likelihood of adversely affecting, (i) the U.S. Facility Collateral, (ii) the assets, business or prospects of any U.S. Domiciled Loan Party, or (iii) the security interests and other rights of the Agent in the U.S. Facility Collateral; (b) to reflect the Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any U.S. Domiciled Loan Party to the Agent is or may

have been incomplete, inaccurate or misleading in any material respect; (c) to reflect the U.S. Secured Hedging Reserves; (d) in respect of any state of facts which the Agent determines in good faith constitutes a Default or Event of Default; (e) to reflect the Agent’s good faith estimate of the amount necessary to reflect changes in applicable currency exchange rates or currency exchange markets; (f) to reflect the U.S. Dilution Reserve Percentage; (g) to reflect the U.S. Bank Product Reserve; (h) to reflect all accrued Royalties of the U.S. Domiciled Loan Parties, whether or not then due and payable by such U.S. Domiciled Loan Party; (i) to reflect the aggregate amount of liabilities secured by Liens upon any Accounts of the U.S. Domiciled Loan Parties that are senior to the Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (j) to reflect the Canadian Overadvance Loan Balance, if any, outstanding on such date; and (k) to reflect deferred revenue set forth on the consolidated balance sheet of the U.S. Borrower and its Subsidiaries or as otherwise determined by the Agent. To the extent the Agent may revise the lending formulas used to determine the U.S. Borrowing Base or establish new criteria or revise existing criteria for U.S. Eligible Accounts so as to address any circumstances, condition, event or contingency in a manner satisfactory to the Agent, the Agent shall not establish a U.S. Availability Reserve for the same purpose. The amount of the U.S. Availability Reserve established by the Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such as reserve as determined by the Agent in good faith.
U.S. Bank Product Reserve: the aggregate amount of reserves, as established by the Agent from time to time by the Agent in its commercially reasonable credit judgment to reflect the reasonably anticipated liabilities in respect of the then outstanding Bank Product Debt of the U.S. Facility Loan Parties and their Subsidiaries.
U.S. Base Rate: for any day, a per annum rate equal to the greater of (a) the U.S. Prime Rate for such day; (b) the Federal Funds Rate for such day, plus one-half of one percent (0.50%); or (c) LIBOR for a thirty (30) day interest period as determined on such day, plus one percent (1%); provided, that in no event shall the U.S. Base Rate be less than zero.
U.S. Base Rate Loan: any Loan that bears interest based on the U.S. Base Rate.
U.S. Borrower: as defined in the preamble to this Agreement.
U.S. Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the Maximum U.S. Facility Amount minus the Canadian Overadvance Loan Balance, if any, outstanding on such date; and (b) the sum of (i) eighty-five percent (85%) of the Net Amount of U.S. Eligible Accounts (including all Municipal Government Accounts that are U.S. Eligible Accounts, but excluding U.S. Investment Grade Accounts that are U.S. Eligible Accounts), subject to a cap of $30,000,000 on unbilled U.S. Eligible Accounts (including U.S. Investment Grade Accounts), plus (ii) the lesser of (A) eighty-five percent (85%) of the Net Amount of Federal Government Accounts that are U.S. Eligible Accounts (which amount may include Accounts that are not U.S. Eligible Accounts solely because such accounts are not compliant with the Assignment of Claims Act) and (B) $5,000,000, plus (iii) ninety percent (90%) of U.S. Investment Grade Accounts, plus (iv) one hundred percent (100%) of U.S. Eligible Pledged Cash, minus (v) the U.S. Availability Reserve.
U.S. Dilution Percentage: a percentage, calculated at the end of each field examination with respect to the U.S. Facility Collateral by the Agent, reflecting the amount of dilution of U.S. Eligible Accounts that should (based on the results of such field examination), in the determination of the

Agent, acting reasonably, be taken into account when calculating the U.S. Borrowing Base; provided that each such percentage shall be represented by a whole number without decimal places. The U.S. Dilution Percentage shall remain in effect from and after each such field examination until the completion of a new field examination and the determination by the Agent of a new U.S. Dilution Percentage, at which time the U.S. Dilution Percentage shall reflect such new field examination and the determination by the Agent of such new U.S. Dilution Percentage.
U.S. Dilution Reserve Percentage: as of any time, the U.S. Dilution Percentage as of such time minus five percent (5%); provided that if the U.S. Dilution Percentage as of such time is below five percent (5%), then the U.S. Dilution Reserve Percentage as of such time shall be deemed to be zero percent (0%).
U.S. Domiciled Loan Party: the U.S. Borrower and each Subsidiary of the U.S. Borrower which is a Restricted Subsidiary, in each case, and now or hereafter party hereto as a Loan Party; and “U.S. Domiciled Loan Parties” means all such Persons, collectively, provided that any Person which is a U.S. Facility Guarantor shall cease to be a U.S. Domiciled Loan Party if and when its Guarantee is released in accordance with Section 12.2.1.
U.S. Dominion Account: a special account established by the U.S. Facility Loan Parties at Bank of America or another bank acceptable to the Agent, over which the Agent has dominion and control (which may be exercised during a Cash Trigger Period).
U.S. Eligible Accounts: Accounts of the U.S. Borrower and the other U.S. Domiciled Loan Parties subject to the Lien of the Agent, the value of which shall be determined by taking into consideration, among other factors, their book value determined in accordance with GAAP; provided, however, that none of the following classes of Accounts shall be deemed to be U.S. Eligible Accounts:
(a)    Accounts that do not arise out of sales of goods or rendering of services in the ordinary course of the U.S. Borrower’s or the relevant U.S. Domiciled Loan Party’s business;
(b)    Accounts payable other than in Dollars or that are otherwise on terms other than those normal or customary in the U.S. Borrower’s or the relevant U.S. Domiciled Loan Party’s business;
(c)    Accounts more than ninety (90) days past original invoice date;
(d)    Accounts owing from any Person that is an Affiliate of a Loan Party;
(e)    Accounts arising out of sales to Account Debtors outside the United States and Canada, unless the Account is supported by a letter of credit (the original of which is delivered to and directly drawable by the Agent) or credit insurance satisfactory in all respects to the Agent;
(f)    Accounts owing from any Person from which an aggregate amount of fifty percent (50%) or more of the Accounts owing therefrom are otherwise ineligible;
(g)    Accounts in respect of Contra Accounts;

(h)    Accounts owing by a Governmental Authority (other than Municipal Government Accounts that, but for this clause (h), are U.S. Eligible Accounts), unless such Accounts are Federal Government Accounts that have been assigned to Agent in compliance with the Assignment of Claims Act; provided that Accounts that are not compliant with the Assignment of Claims Act may be included in the U.S. Borrowing Base as provided in clause (b) of the definition of U.S. Borrowing Base;
(i)    Accounts in excess of twenty (20%) of all U.S. Eligible Accounts owing from any Account Debtor or Affiliate of such account debtor whose total Accounts comprise greater than twenty (20%) of all U.S. Eligible Accounts.
(j)    Accounts owing from any Person that (i) has disputed liability for any Accounts owing from such Person or (ii) has otherwise asserted any claim, demand or liability against any Loan Party or any Subsidiary thereof, whether by action, suit, counterclaim or otherwise; provided, that for purposes of subclause (j)(i), such Accounts shall be excluded only to the extent of the amounts being disputed by such Person at any date of determination;
(k)    Accounts owing from any Person that is or becomes the subject of any action or proceeding of a type described in Section 11.1(f), or admits in writing an inability, or fails generally to pay, its debts as they become due, or is not Solvent, or is subject to any country sanctions program or specially designated nationals list maintained by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, the federal government of Canada or another relevant sanctions authority;
(l)    Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any Subsidiary thereof unless such Person has waived any right of setoff in a manner acceptable to the Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling any Loan Party or any Subsidiary thereof to discounts on future purchase therefrom;
(m)    Accounts arising out of sales on a bill-and-hold, progress billing, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;
(n)    Accounts with respect to which the representations and warranties set forth in Section 3 of the U.S. Security Agreement applicable to Accounts are not correct;
(o)    Accounts in respect of which the U.S. Security Agreement, after giving effect to the related filings of financing statements that have then been made, if any, does not or has ceased to create a valid and perfected first priority lien or security interest in favor of the Agent, on behalf of the U.S. Facility Secured Parties, securing the U.S. Facility Obligations; and
(p)    Accounts owing from any Person that is located in a state that requires the filing of a business activity report or similar report and with respect to which the U.S. Borrower or other U.S. Domiciled Loan Party, as applicable, has not actually filed such a report.
U.S. Eligible Pledged Cash: cash or Cash Equivalents subject to a legal, valid and enforceable first priority Lien in favor of the Agent on behalf of the U.S. Facility Secured Parties and held in a special account established at Bank of America and over which the Agent has dominion and control (which may be exercised during a Cash Trigger Period); provided that solely for purposes of determining compliance with the provisions of clause (viii) of the definition of Permitted Acquisition, Section 10.2.2(m), Section 10.2.3(k), Section 10.2.6(a) and (d), and Section 10.2.14, which are based, in whole or in part, on the level of U.S. Eligible Pledged Cash as of any specified date and during the thirty (30) consecutive day period immediately preceding such specified date, U.S. Eligible Pledged Cash shall include cash held in such special account on such specified date even though all or a portion of such cash was transferred into such special account during such thirty (30) day period.
U.S. Facility Collateral: Collateral that now or hereafter secures (or is intended to secure) any of the U.S. Facility Obligations.
U.S. Facility Guarantee: each guarantee agreement at any time executed by a U.S. Facility Guarantor in favor of the Agent guaranteeing all or any portion of the U.S. Facility Obligations, including, without limitation, that certain Amended and Restated Guarantee (U.S. Domiciled Loan Parties – U.S. Facility Obligations) dated as of the Closing Date, among the U.S. Borrower, the other U.S. Domiciled Loan Parties party thereto and the Agent.
U.S. Facility Guarantor: each U.S. Domiciled Loan Party which is a Restricted Subsidiary and each other Person (if any) who guarantees payment and performance of any U.S. Facility Obligations, provided that any Person which is a U.S. Facility Guarantor shall cease to be a U.S. Facility Guarantor if and when its Guarantee is released in accordance with Section 12.2.1.
U.S. Facility Loan Party: the U.S. Borrower or a U.S. Facility Guarantor, as applicable.
U.S. Facility Obligations: all Obligations of the U.S. Facility Loan Parties (including, for the avoidance of doubt, the Obligations of the U.S. Domiciled Loan Parties as guarantors of the Canadian Facility Obligations).
U.S. Facility Secured Parties: the Agent, U.S. Issuing Bank, the U.S. Lenders (including any U.S. Lender or Affiliate thereof providing any products under Hedging Agreements to any U.S. Facility Loan Party), providers of Bank Products to the U.S. Facility Loan Parties, and the Lead Arranger.
U.S. Hedging Obligations: Hedging Obligations of a U.S. Domiciled Loan Party.
U.S. Incremental Commitments: with respect to the U.S. Incremental Facility, and as to each U.S. Lender, its obligation, if any, to (a) make U.S. Revolver Loans consisting of U.S. Incremental Loans to the U.S. Borrower pursuant to Section 2.1.8(a), and (b) purchase participations in U.S. LC Obligations, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth under the heading “U.S. Incremental Commitment” opposite such U.S. Lender’s name on Schedule 1.1(a) or in the Assignment and Acceptance pursuant to which such U.S. Lender becomes a party hereto, as applicable, in each case, as such amount may be adjusted from time to time in accordance with this Agreement.

U.S. Incremental Facility: the aggregation of U.S. Incremental Commitments of one or more U.S. Lenders which are made available to the U.S. Borrower and become effective on the same date pursuant to the Incremental Loan Amendment.
U.S. Incremental Loan: as defined in Section 2.1.8(a).
U.S. Investment Grade Accounts: U.S. Eligible Accounts of the U.S. Borrower and the other U.S. Domiciled Loan Parties, subject to the Lien of the Agent, owing from any Person that has a rating equal to or higher than Baa3 (or the equivalent) by Moody’s or BBB- (or the equivalent) by S&P, or if the Person is not then rated by Moody’s or S&P, an equivalent rating by any other rating agency.
U.S. Issuing Bank: each of Bank of America or an Affiliate of Bank of America, or JPMorgan Chase Bank, N.A. or an Affiliate of JPMorgan Chase Bank, N.A., in each case as an issuer of Letters of Credit under this Agreement.
U.S. LC Obligations: the sum (without duplication) of (a) all amounts owing by the U.S. Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit issued for the account of the U.S. Borrower; and (c) all fees and other amounts owing with respect to Letters of Credit issued for the account of the U.S. Borrower.
U.S. Lenders: Bank of America and each other Lender (other than Canadian Lenders) party hereto, including the Agent in its capacity as a provider of U.S. Swingline Loans.
U.S. Letter of Credit Sublimit: $250,000,000.
U.S. Letters of Credit: as defined in Section 2.2.1.
U.S. Non-Extension Notice Date: as defined in Section 2.2.1(e).
U.S. Overadvance: as defined in Section 2.1.5.
U.S. Overadvance Loan: a U.S. Base Rate Loan made to the U.S. Borrower when a U.S. Overadvance exists or is caused by the funding thereof.
U.S. Perfection Certificate: a certificate in the form of Exhibit F-1 or any other form approved by the Agent, as the same shall be supplemented from time to time by a U.S. Perfection Certificate Supplement or otherwise.
U.S. Perfection Certificate Supplement: a supplement to the U.S. Perfection Certificate in a form approved by the Agent.
U.S. Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate; provided, that in no event shall the U.S. Prime Rate be less than zero. Any change in such rate publicly announced by Bank of America shall take effect at the opening of business on the day specified in the announcement.

U.S. Reimbursement Date: as defined in Section 2.2.2(a).
U.S. Revolver Commitment: for any U.S. Lender, its obligation to make U.S. Revolver Loans and to issue U.S. Letters of Credit, in the case of U.S. Issuing Bank, or participate in U.S. LC Obligations (excluding amounts specified in clause (c) of such definition), in the case of the other U.S. Lenders, to the U.S. Borrower up to the maximum principal amount, in each case, shown on Schedule 1.1(a), or as hereafter determined pursuant to each Assignment and Acceptance to which it is a party, as such U.S. Revolver Commitment may be adjusted from time to time in accordance with the provisions of Section 2.1.4 or Section 11.2. “U.S. Revolver Commitments” means the aggregate amount of such commitments of all U.S. Lenders.
U.S. Revolver Commitment Increase: as defined in Section 2.1.8(a).
U.S. Revolver Commitment Termination Date: the earliest of (a) the Facility Termination Date, (b) the date on which the Loan Party Agent terminates or reduces to zero the U.S. Revolver Commitments pursuant to Section 2.1.4, and (c) the date on which the U.S. Revolver Commitments are terminated pursuant to Section 11.2.
U.S. Revolver Exposure: on any date, an amount equal to the sum of the Dollar Equivalent of the U.S. Revolver Loans outstanding on such date plus the U.S. LC Obligations (excluding amounts specified in clause (c) of such definition) on such date.
U.S. Revolver Loan: a Revolver Loan made by a U.S. Lender to the U.S. Borrower pursuant to Section 2.1.1(a), and any U.S. Swingline Loan, which Loan shall be denominated in Dollars and shall be either a U.S. Base Rate Loan or a LIBOR Loan, in each case as selected by Loan Party Agent, and any U.S. Overadvance Loan and any Protective Advance made by the Agent as a U.S. Base Rate Revolver Loan pursuant to Section 2.1.6.
U.S. Revolver Notes: the promissory notes, if any, executed by the U.S. Borrower in favor of each U.S. Lender to evidence the U.S. Revolver Loans funded from time to time by such U.S. Lender, which shall be in the form of Exhibit A-2, together with any replacement or successor notes therefor.
U.S. Secured Hedging Obligations: all U.S. Hedging Obligations owing to any U.S. Facility Secured Party and with respect to which the applicable U.S. Domiciled Loan Party and the U.S. Facility Secured Party shall have delivered (except in the case of the Agent or any Affiliate of the Agent), at or prior to the time that the Hedging Agreement relating to such obligation is entered into or, if later, at the time that such U.S. Facility Secured Party becomes a party to this Agreement, written notice to the Agent (which notice shall be supplemented on a monthly basis or more frequently as the Agent may reasonably request) that such a transaction has been entered into, that it constitutes a U.S. Secured Hedging Obligation entitled to the benefits of the Security Documents, and of the Hedging Termination Value with respect to such U.S. Secured Hedging Obligations as of such date.
U.S. Secured Hedging Reserves: the aggregate amount of reserves, as established by the Agent from time to time in its commercially reasonable credit judgment, to reflect the reasonably anticipated U.S. Secured Hedging Obligations then provided or outstanding.

U.S. Security Agreement: collectively, each general security agreement among any U.S. Domiciled Loan Party and the Agent, including, without limitation, that certain Amended and Restated Security Agreement (U.S. Domiciled Loan Parties) dated as of the Closing Date, among the U.S. Borrower, the other U.S. Domiciled Loan Parties party thereto and the Agent.
U.S. Subsidiary: a Subsidiary of the U.S. Borrower that is organized under the laws of a state of the United States or the District of Columbia.
U.S. Swingline Loan: any Borrowing of U.S. Base Rate Loans made pursuant to Section 4.1.3(a).
Wage Earner Protection Act Reserve: on any date of determination, a reserve established from time to time by the Agent in its credit judgment in such amount as the Agent determines reflects the amounts that may become due under the Wage Earner Protection Program Act (Canada) with respect to the employees of any Loan Party employed in Canada which would give rise to a Lien with priority under Applicable Law over the Lien of the Agent.
Write-Down and Conversion Powers: with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
1.2    Accounting Terms.
1.2.1     Generally. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Loan Parties delivered to Agent before the Closing Date, except for any change required or permitted by GAAP if the Loan Parties’ certified public accountants concur in such change, the change is disclosed to the Agent, and Section 10.2.11 and the definition of Consolidated Fixed Charge Coverage Ratio (and the defined terms referenced therein) are amended in a manner satisfactory to Required Lenders to take into account the effects of the change.
1.2.2     Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
1.3    Uniform Commercial Code/PPSA. As used herein, the following terms are defined in accordance with the UCC in effect in the State of New York from time to time: “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Equipment,” “Goods,” “Instrument,” “Inventory,” “Investment Property,” “Letter-of-Credit Right” and “Supporting Obligation” and, as such terms relate to any such Property of any Canadian Domiciled Loan Party, such terms shall refer to such Property as defined in the PPSA. In addition, other terms relating to Collateral used and not otherwise defined herein that are defined in the UCC and/or the PPSA shall have the meanings set forth in the UCC and/or the PPSA, as applicable.

1.4    Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any reference to any Loan Document shall be deemed to include any amendments, waivers and other modifications, extensions or renewals of such Loan Document; (c) Section means, unless the context otherwise requires, a Section of this Agreement; (d) any Exhibits or Schedules mean, unless the context otherwise requires, Exhibits and Schedules attached hereto, which are hereby incorporated by reference; (e) any Person includes successors and assigns; (f) time of day means time of day at the Agent’s notice address under Section 14.3.1; or (g) discretion of the Agent, an Issuing Bank or any Lender means the sole and absolute discretion of such Person exercised in a manner consistent with its duties of good faith and fair dealing. Except as expressly otherwise provided herein, all calculations of Net Amount, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of a Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to the Agent (and not necessarily calculated in accordance with GAAP). The Loan Parties shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by the Agent, an Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of the Loan Parties’ knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Responsible Officer of a Loan Party. Whenever any payment, certificate, notice or other delivery shall be stated to be due on a day other than a Business Day, the due date for such payment or delivery shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any LIBOR Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day.
1.5    Interpretation (Quebec). For purposes of any Collateral located in the Province of Quebec or charged by any deed of hypothec (or any other Loan Document) and for all other purposes pursuant to which the interpretation or construction of a Loan Document may be subject to the laws of the Province of Quebec or a court or tribunal exercising jurisdiction in the Province of Québec, (a) “personal property” shall be deemed to include “movable property”, (b) “real property” shall be deemed to include “immovable property”, (c) “tangible property” shall be deemed to include “corporeal property”, (d) “intangible property” shall be deemed to include “incorporeal property”, (e) “security interest” and “mortgage” shall be deemed to include a “hypothec”, (f) all references to filing, registering or recording under the UCC or the PPSA shall be deemed to include publication under the Civil Code of Québec, (g) all references to “perfection” of or “perfected” Liens shall be deemed to include a reference to the “opposability” of such Liens to third parties, (h) any “right of offset”, “right of setoff” or similar expression shall be deemed to include a “right of compensation”, (i) “goods” shall be deemed to include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, and (j) an “agent” shall be deemed to include a “mandatary”.
1.6    Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any LC Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 2.     CREDIT FACILITIES
2.1    Commitment.
2.1.1     Revolver Loans.
(a)    U.S. Revolver Loans to U.S. Borrower. Each U.S. Lender agrees, severally and not jointly with the other U.S. Lenders, upon the terms and subject to the conditions set forth herein, to make U.S. Revolver Loans to the U.S. Borrower on any Business Day during the period from the Closing Date to the U.S. Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such U.S. Lender’s U.S. Revolver Commitment at such time, which U.S. Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that such U.S. Lenders shall have no obligation to the U.S. Borrower whatsoever to honor any request for a U.S. Revolver Loan on or after the U.S. Revolver Commitment Termination Date or if the amount of the proposed U.S. Revolver Loan exceeds U.S. Availability on the proposed funding date for such U.S. Revolver Loan. Each Borrowing of U.S. Revolver Loans shall be funded by the U.S. Lenders on a Pro Rata basis. The U.S. Revolver Loans shall bear interest as set forth in Section 3.1. Each U.S. Revolver Loan shall, at the option of the Loan Party Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of U.S. Base Rate Loans or LIBOR Loans. The U.S. Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the U.S. Facility Collateral. Each U.S. Revolver Loan shall be funded and repaid in Dollars.
(b)    Canadian Revolver Loans to Canadian Borrower. Each Canadian Lender agrees, severally and not jointly with the other Canadian Lenders, upon the terms and subject to the conditions set forth herein, to make Canadian Revolver Loans to the Canadian Borrower on any Business Day during the period from the Closing Date to the Canadian Revolver Commitment Termination Date, not to exceed in aggregate principal amount outstanding at any time such Canadian Lender’s Canadian Revolver Commitment at such time, which Canadian Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that the Canadian Lenders shall have no obligation to the Canadian Borrower whatsoever to honor any request for a Canadian Revolver Loan on or after the Canadian Revolver Commitment Termination Date or if the amount of the proposed Canadian Revolver Loan exceeds the Canadian Availability on the proposed funding date for such Canadian Revolver Loan. Each Borrowing of Canadian Revolver Loans shall be funded by the Canadian Lenders on a Pro Rata basis. The Canadian Revolver Loans shall bear interest as set forth in Section 3.1. Each Canadian Revolver Loan shall, at the option of the Loan Party Agent, be made or continued as, or converted into, part of one or more Borrowings that, unless specifically provided herein, shall consist entirely of Canadian Prime Rate Loans or Canadian BA Rate Loans if denominated in Canadian Dollars, or Canadian Base Rate Loans or LIBOR Loans if denominated in Dollars. The Canadian Revolver Loans shall be repaid in accordance with the terms of this Agreement and shall be secured by all of the Canadian Facility Collateral. Each Canadian Revolver Loan shall be funded in Canadian Dollars or, at the option of the Canadian Borrower, Dollars and repaid in the same currency as the underlying Canadian Revolver Loan was made.
(c)    Cap on Total Revolver Exposure. Notwithstanding anything to the contrary contained in this Section 2.1.1, in no event shall any Borrower be entitled to receive a Revolver Loan if at the time of the proposed funding of such Loan (and after giving effect thereto and all pending requests for Loans), the Total Revolver Exposure exceeds (or would exceed) the lesser of the Maximum Facility Amount and the Commitments.
2.1.2     Revolver Notes. The Revolver Loans made by each Lender and interest accruing thereon shall be evidenced by the records of the Agent and such Lender. At the request of any Lender, the Borrower to which such Lender has extended Commitments shall deliver a Revolver Note to such Lender in the amount of such Lender’s aggregate U.S. Revolver Commitment or Canadian Revolver Commitment, as applicable.
2.1.3     Use of Proceeds. The proceeds of Revolver Loans shall be used by the Borrowers solely (a) to fund Permitted Acquisitions, (b) to fund certain fees and expenses associated with the credit facility provided by the Lenders pursuant to this Agreement and the other Loan Documents, (c) to issue standby or commercial Letters of Credit, and (d) to finance ongoing working capital needs and other lawful corporate purposes of the U.S. Borrower and its Restricted Subsidiaries.
2.1.4     Reduction or Termination of Commitments.
(a)    The Canadian Revolver Commitments shall terminate on the Canadian Revolver Commitment Termination Date and the U.S. Revolver Commitments shall terminate on the U.S. Revolver Commitment Termination Date, in each case unless sooner terminated in accordance with this Agreement. Upon at least five (5) Business Days prior written notice to the Agent from the Loan Party Agent, (i) the U.S. Borrower may, at its option, terminate the U.S. Revolver Commitments and this credit facility and/or (ii) the Canadian Borrower may, at its option, terminate the Canadian Revolver Commitment, in each case without premium or penalty (other than funding losses payable pursuant to Section 3.9). If the U.S. Borrower elects to reduce to zero or terminate the U.S. Revolver Commitments pursuant to the previous sentence, the Canadian Revolver Commitments shall automatically terminate concurrently with the termination of the U.S. Revolver Commitments. Any notice of termination given by the Borrowers pursuant to this Section 2.1.4 shall be irrevocable; provided, however, that notice may be contingent on the occurrence of a refinancing or the consummation of a sale, transfer, lease or other disposition of assets and may be revoked or the termination date deferred if the refinancing or sale, transfer, lease or other disposition of assets does not occur. On the Canadian Revolver Commitment Termination Date, the Canadian Facility Loan Parties shall make Full Payment of all Canadian Facility Obligations. On the U.S. Revolver Commitment Termination Date, the U.S. Facility Loan Parties shall make Full Payment of all U.S. Facility Obligations.
(b)    So long as (i) no Default or Event of Default then exists or would result therefrom, (ii) no U.S. Overadvance or Canadian Overadvance then exists or would result therefrom, and (iii) after giving effect thereto, Liquidity would exceed fifteen percent (15%) of the Line Cap, the Loan Party Agent may permanently and irrevocably reduce the Maximum Facility Amount by giving the Agent at least five (5) Business Days’ prior irrevocable written notice thereof from a Responsible Officer of the Loan Party Agent, which notice shall (A) specify the date (which shall be a Business Day) and amount of such reduction (which shall be in a minimum amount of $10,000,000 and increments of $1,000,000 in excess thereof), (B) specify the allocation of such reduction to, and the corresponding reductions of, each of the Maximum Canadian Facility Amount and/or the Maximum U.S. Facility Amount (and the respective Canadian Revolver Commitments and the U.S. Revolver Commitments in respect thereof, each of which shall be allocated to the Lenders among the Borrowers on a Pro Rata basis at the time of such reduction) and (C) certify the satisfaction of the foregoing conditions precedent (including calculations thereof in reasonable detail) both as of the date of such certificate and as of the effective date of any such proposed reduction; provided, however, that notice may be contingent on the occurrence of a refinancing or incurrence of Debt permitted under Section 10.2.2 or consummation of a sale, transfer, lease or other disposition of assets and may be revoked or the reduction date deferred if the refinancing, incurrence or sale, transfer, lease or other disposition of assets does not occur. Without limiting the foregoing, (1) each reduction in the Maximum Canadian Facility Amount and the Canadian Revolver Commitments shall in no event exceed Canadian Availability and be in a minimum amount of $10,000,000 and increments of $1,000,000 in excess thereof, and (2) each reduction in the Maximum U.S. Facility Amount and the U.S. Revolver Commitments shall in no event exceed U.S. Availability and be in a minimum amount of $10,000,000 and increments of $1,000,000 in excess thereof.
2.1.5     Overadvances. If at any time (a) the Canadian Revolver Exposure exceeds the Canadian Borrowing Base (a “Canadian Overadvance”) or (b) the U.S. Revolver Exposure exceeds the U.S. Borrowing Base (a “U.S. Overadvance”), the excess amount shall, subject to Section 5.2, be immediately due and payable by the Canadian Borrower or the U.S. Borrower, as applicable on demand by the Agent. Unless its authority has been revoked in writing by the Required Lenders, the Agent may require the Applicable Lenders to honor requests for Overadvance Loans and to forbear from requiring the applicable Borrower(s) to cure an Overadvance, (a) when no other Event of Default is known to the Agent, as long as (i) the Overadvance does not continue for more than thirty (30) consecutive days (and no Overadvance may exist for at least five (5) consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by the Agent to exceed five percent (5%) of the Canadian Borrowing Base with respect to the Canadian Borrower, or five percent (5%) of the U.S. Borrowing Base with respect to the U.S. Borrower; and (b) regardless of whether an Event of Default exists, if the Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than two and one-half of one percent (2.5%) of the Canadian Borrowing Base with respect to the Canadian Borrower, or two and one-half of one percent

(2.5%) of the U.S. Borrowing Base with respect to the U.S. Borrower, and (ii) does not continue for more than thirty (30) consecutive days. In no event shall Overadvance Loans be required that would cause (i) the Canadian Revolver Exposure to exceed the aggregate Canadian Revolver Commitments or (ii) the U.S. Revolver Exposure to exceed the aggregate U.S. Revolver Commitments. All Canadian Overadvance Loans shall constitute Canadian Facility Obligations secured by the Canadian Facility Collateral and shall be entitled to all benefits of the Loan Documents. All U.S. Overadvance Loans shall constitute U.S. Facility Obligations secured by the U.S. Facility Collateral and shall be entitled to all benefits of the Loan Documents. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by the Agent or the Lenders of the Event of Default caused thereby. In no event shall any Borrower or other Loan Party be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
2.1.6     Protective Advances. The Agent shall be authorized, in its discretion, at any time that any conditions in Section 6 are not satisfied, to make U.S. Base Rate Loans and Canadian Prime Rate Loans, as applicable (each a “Protective Advance”) (a) up to an aggregate amount of ten percent (10%) of the Canadian Borrowing Base with respect to the Canadian Borrower, or ten percent (10%) of the U.S. Borrowing Base with respect to the U.S. Borrower, outstanding at any time, if the Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations, including to meet payroll; or (b) to pay any other amounts chargeable to the Loan Parties under any Loan Documents, including interest, costs, fees and expenses. In no event shall Protective Advances be required that would cause (a) the outstanding U.S. Revolver Loans and U.S. LC Obligations to exceed the aggregate U.S. Commitments or (b) the outstanding Canadian Revolver Loans and Canadian LC Obligations to exceed the aggregate Canadian Commitments. Each Applicable Lender shall participate in each Protective Advance on a Pro Rata basis. Required Facility Lenders may at any time revoke the Agent’s authority to make further Protective Advances to the applicable Borrower by written notice to the Agent. Absent such revocation, the Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive. All Protective Advances made by the Agent with respect to U.S. Facility Loan Parties shall be U.S. Facility Obligations, secured by the U.S. Facility Collateral and shall be treated for all purposes as Extraordinary Expenses and all Protective Advances made by the Agent with respect to Canadian Facility Loan Parties shall be Canadian Facility Obligations, secured by the Canadian Facility Collateral and shall be treated for all purposes as Extraordinary Expenses. Notwithstanding the foregoing, in no event shall the aggregate amount of the Protective Advances under this Section 2.1.6 and Overadvances under Section 2.1.5 exceed ten percent (10%) of the Line Cap at any time without the prior written consent of all Lenders.
2.1.7     Adjustment of Revolver Commitments.
(a)    The Borrowers may, by written notice to the Agent, request that the Agent and the Lenders increase or decrease the Maximum Canadian Facility Amount (a “Canadian Revolver Commitment Adjustment”), which request shall be granted provided that each of the following conditions are satisfied: (i) only four (4) Canadian Revolver Commitment Adjustments may be made in any Fiscal Year (any such adjustment to be made within thirty (30) days of the delivery of the Compliance Certificate contemplated by Section 10.1.1(b) for the most recently ended Fiscal Quarter and a Borrowing Base Certificate contemplated by Section 8.1 for the most recently ended month), (ii) the written request for a Canadian Revolver Commitment Adjustment must be received by the Agent at least three (3) Business Days prior to the requested date (which shall be a Business Day) of the effectiveness of such Canadian Revolver Commitment Adjustment (such date of effectiveness, the “Adjustment Date”), (iii) no Default or Event of Default shall have occurred and be continuing as of the date of such request or both immediately before and after giving effect thereto as of the Adjustment Date, (iv) any increase in the Maximum Canadian Facility Amount shall result in a Dollar-for-Dollar decrease in the Maximum U.S. Facility Amount, and vice-versa for any decrease in the Maximum Canadian Facility Amount pursuant to this Section, (v) in no event shall the Canadian Revolver Commitment plus the U.S. Revolver Commitment (in each case after giving effect to such proposed Canadian Revolver Commitment Adjustment) exceed the Maximum Facility Amount, (vi) in no event shall the Canadian Revolver Commitment (after giving effect to such proposed Canadian Revolver Commitment Adjustment) exceed fifty percent (50%) of the Commitments, (vii) the Maximum Canadian Facility Amount shall at no time exceed fifty percent (50%) of the Maximum Facility Amount, (viii) no Canadian Revolver Commitment Adjustment shall be permitted if, after giving effect thereto, an Overadvance would exist, (ix) U.S. Availability after giving effect thereto shall equal or exceed twenty percent (20%) of the U.S. Borrowing Base, and (x) the Agent shall have received a certificate of the Loan Party Agent dated as of the Adjustment Date certifying the satisfaction of all such conditions (including calculations thereof in reasonable detail) and otherwise in form and substance reasonably satisfactory to the Agent. Any such Canadian Revolver Commitment Adjustment shall be in an amount equal to $5,000,000 or a multiple of $1,000,000 in excess thereof and shall concurrently increase or reduce, as applicable, (A) the aggregate U.S. Revolver Commitments then in effect Pro Rata among the U.S. Lenders and (B) the aggregate Canadian Revolver Commitments then in effect Pro Rata among the Canadian Lenders. After giving effect to any Canadian Revolver Commitment Adjustment, the Canadian Revolver Commitment of each Canadian Lender (and the percentage of each Canadian Revolving Loan that each Participant must purchase a Canadian Revolving Loan Participation in) shall be equal to such Canadian Lender’s (or Participant’s) Pro Rata Share of the amount of the Maximum Canadian Facility Amount.
(b)    The Agent shall promptly inform the Lenders of any request for a Canadian Revolver Commitment Adjustment made by the Borrowers. If the conditions set forth in clause (a) above are not satisfied on the applicable Adjustment Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Agent shall notify the Loan Party Agent in writing that the requested Canadian Revolver Commitment Adjustment will not be effectuated; provided, however, that the Agent shall in all cases be entitled to rely (without liability) on the certificate delivered by the Loan Party Agent pursuant to clause (a)(x) immediately above in making its determination as to the satisfaction of such conditions. On each Adjustment Date, the Agent shall notify the Lenders and the Loan Party Agent, on or before 3:00 p.m. (Boston time), by telecopier or e-mail, of the occurrence of the Canadian Revolver Commitment Adjustment to be effected on such Adjustment Date, the amount of Revolving Loans held by each Lender as a result thereof, and the amount of the U.S. Revolver Commitment of each U.S. Lender and the amount of the Canadian Revolver Commitment of each Canadian Lender (and the percentage of each Canadian Revolving Loan that each Participant must purchase a participation interest in) as a result thereof.
2.1.8     Incremental Commitments.

(a)    Except as set forth below, so long as no Default or Event of Default has occurred and is continuing, at any time prior to the Facility Termination Date, the U.S. Borrower may request, pursuant to the procedure set forth in this Section 2.1.8(a), one or more increases in the U.S. Revolver Commitments (each, a “U.S. Revolver Commitment Increase” and all such U.S. Revolver Commitment Increases, the “U.S. Incremental Facility”), which shall be added to and increase the original aggregate amount of the U.S. Revolver Commitments and pursuant to which the U.S. Borrower may request incremental U.S. Revolver Loans (each, a “U.S. Incremental Loan”) pursuant to Section 2.1.1(a); provided, however, that (i) each U.S. Revolver Commitment Increase shall be in aggregate principal amount that is not less than $10,000,000 and in increments of $10,000,000 thereafter and (ii) the sum of all U.S. Incremental Commitments and all Canadian Incremental Commitments shall not exceed the Maximum Incremental Amount. The U.S. Borrower shall give the Agent not less than thirty (30) days prior written notice of its request for any U.S. Revolver Commitment Increase, unless a shorter period of notice is agreed to by the Agent. The U.S. Incremental Facility shall:
(i)    have such fees as may be agreed by the U.S. Borrower, the Agent and the Lender(s) providing such U.S. Incremental Loans pursuant to the provisions of this Section 2.1.8(a); and
(ii)    except as specifically provided in this Section 2.1.8(a), otherwise have all of the same terms and conditions as the U.S. Revolver Loans.
In addition, unless otherwise specifically provided in this Agreement, all references in the Loan Documents to U.S. Revolver Loans shall be deemed, as the context requires, to include references to U.S. Incremental Loans made pursuant to this Agreement. The U.S. Borrower shall have no obligation to offer to existing Lenders the opportunity to subscribe to the U.S. Incremental Facility, and no existing Lender will have an obligation to make a U.S. Incremental Loan unless and until it expressly commits to do so in writing. The U.S. Borrower shall have the right to cause the U.S. Incremental Loans to be made by a new Lender identified by the U.S. Borrower that is an Eligible Assignee and is reasonably acceptable to the Agent, provided that any such new Lender shall be required to comply with Section 13.3.
(b)    Except as set forth below, so long as no Default or Event of Default has occurred and is continuing, at any time prior to the Facility Termination Date, the Canadian Borrower may request, pursuant to the procedure set forth in this Section 2.1.8(b), one or more increases in the Canadian Revolver Commitments (each a “Canadian Revolver Commitment Increase” and all such Canadian Revolver Commitment Increases, the “Canadian Incremental Facility”), which shall be added to and increase the original aggregate amount of the Canadian Revolver Commitments and pursuant to which the Canadian Borrower may request incremental Canadian Revolver Loans (each, a “Canadian Incremental Loan”) pursuant to Section 2.1.1(b); provided, however, that (i) each Canadian Revolver Commitment Increase shall be in an aggregate principal amount that is not less than $10,000,000 and in increments of $10,000,000 thereafter and (ii) the sum of all U.S. Incremental Commitments and all Canadian Incremental Commitments shall not exceed the Maximum Incremental Amount. The Canadian Borrower shall give the Agent not less than thirty (30) days prior written notice of its request for any Canadian Revolver Commitment Increase, unless a shorter period of notice is agreed to by the Agent. The Canadian Incremental Facility shall:

(i)    have such fees as may be agreed by the Canadian Borrower, the Agent and the Lender(s) providing such Canadian Incremental Loans pursuant to the provisions of this Section 2.1.8(b); and
(ii)    except as specifically provided in this Section 2.1.8(b), otherwise have all of the same terms and conditions as the Canadian Revolver Loans.
In addition, unless otherwise specifically provided in this Agreement, all references in the Loan Documents to Canadian Revolver Loans shall be deemed, as the context requires, to include references to Canadian Incremental Loans made pursuant to this Agreement. The Canadian Borrower shall have no obligation to offer to existing Lenders the opportunity to subscribe to the Canadian Incremental Facility, and no existing Lender will have an obligation to make a Canadian Incremental Loan unless and until it expressly commits to do so in writing. The Canadian Borrower shall have the right to cause the Canadian Incremental Loans to be made by a new Lender identified by the Canadian Borrower that is an Eligible Assignee and is reasonably acceptable to the Agent, provided that any such new Lender shall be required to comply with Section 13.3.
(c)    Incremental Commitments in respect of Incremental Loans shall become Commitments under this Agreement pursuant to (i) an amendment (each, an “Incremental Loan Amendment”) to this Agreement executed by the Borrowers, each Lender or other financial institution approved by the Agent (which approval shall not be unreasonably withheld) agreeing to provide such Incremental Commitment (and no other Lender shall be required to execute such amendment) and the Agent, and (ii) any amendments to the other Loan Documents (executed by the relevant Loan Party and the Agent only) as the Agent shall reasonably deem appropriate to effect such purpose. Notwithstanding anything to the contrary contained herein, the effectiveness of such Incremental Loan Amendment shall be subject to the satisfaction of the conditions set forth in Sections 6.2(a), (b) and (c), unless waived by the Agent.
2.2    U.S. Letter of Credit Facility.
2.2.1     Issuance of Letters of Credit. U.S. Issuing Bank agrees to issue Letters of Credit for the account of the U.S. Borrower (“U.S. Letters of Credit”) from time to time until (x) fifteen (15) Business Days prior to the Facility Termination Date (or until the U.S. Revolver Commitment Termination Date, if earlier) or (y) with the consent of the Agent and U.S. Issuing Bank, the Facility Termination Date (or until the U.S. Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
(a)    The U.S. Borrower acknowledges that U.S. Issuing Bank’s willingness to issue any U.S. Letter of Credit is conditioned upon U.S. Issuing Bank’s receipt of an LC Application with respect to the requested U.S. Letter of Credit, as well as such other instruments and agreements as U.S. Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. U.S. Issuing Bank shall have no obligation to issue any U.S. Letter of Credit unless (i) U.S. Issuing Bank receives an LC Request and LC Application at least three (3) Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a U.S. Lender exists, such Defaulting Lender or the U.S. Borrower have entered into arrangements satisfactory to the Agent and U.S. Issuing Bank to eliminate any funding risk associated with such Defaulting Lender (it being understood that Cash Collateralization of a Defaulting Lender’s Pro Rata share of the requested U.S. Letter of Credit is satisfactory to the

Agent and U.S. Issuing Bank). If U.S. Issuing Bank receives written notice from a U.S. Lender at least five (5) Business Days before the requested date of issuance of a U.S. Letter of Credit that any LC Condition has not been satisfied, U.S. Issuing Bank shall have no obligation to issue the requested U.S. Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until the Required Facility Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, U.S. Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
(b)    Letters of Credit may be requested by the U.S. Borrower only (i) to support obligations of a U.S. Domiciled Loan Party incurred in the Ordinary Course of Business; or (ii) for other purposes as the Agent may approve from time to time in writing. The renewal or extension of any U.S. Letter of Credit shall be treated as the issuance of a new U.S. Letter of Credit, except that delivery of a new LC Application may be required at the discretion of U.S. Issuing Bank.
(c)    The U.S. Borrower assumes all risks of the acts, omissions or misuses by the beneficiary of any U.S. Letter of Credit. In connection with issuance of any U.S. Letter of Credit, none of the Agent, U.S. Issuing Bank or any U.S. Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a U.S. Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and the U.S. Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any U.S. Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of U.S. Issuing Bank, the Agent or any U.S. Lender, including any act or omission of a Governmental Authority. The rights and remedies of U.S. Issuing Bank under the Loan Documents shall be cumulative. U.S. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the U.S. Borrower are discharged with proceeds of any U.S. Letter of Credit issued for the account of the U.S. Borrower.
(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, U.S. Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by U.S. Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. U.S. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. U.S. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.

(e)    If the U.S. Borrower so requests in any applicable LC Application, U.S. Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, a “U.S. Auto-Extension Letter of Credit”); provided that any such U.S. Auto-Extension Letter of Credit must permit U.S. Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “U.S. Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by U.S. Issuing Bank, the U.S. Borrower shall not be required to make a specific request to U.S. Issuing Bank for any such extension. Once a U.S. Auto-Extension Letter of Credit has been issued, the U.S. Lenders shall be deemed to have authorized (but may not require), U.S. Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date (i) at least fifteen (15) Business Days prior to the Facility Termination Date or (ii) with the consent of the Agent and U.S. Issuing Bank, no later than the Facility Termination Date; provided, however, that U.S. Issuing Bank shall not permit any such extension if (A) U.S. Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the U.S. Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the U.S. Borrower that one or more of the applicable conditions specified in Section 6.2 is not then satisfied, and in each such case directing U.S. Issuing Bank not to permit such extension.
2.2.2     U.S. Letters of Credit; Reimbursement and Participations.
(a)    If U.S. Issuing Bank honors any request for payment under a U.S. Letter of Credit, the U.S. Borrower shall pay to U.S. Issuing Bank, on the same day (“U.S. Reimbursement Date”), the amount paid by U.S. Issuing Bank under such U.S. Letter of Credit, together with interest at the interest rate for U.S. Base Rate Loans from the U.S. Reimbursement Date until payment by the U.S. Borrower. The obligation of the U.S. Borrower to reimburse U.S. Issuing Bank for any payment made under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid without regard to any lack of validity or enforceability of any such U.S. Letter of Credit or the existence of any claim, setoff, defense or other right that the U.S. Borrower or any other U.S. Domiciled Loan Parties may have at any time against the beneficiary. Whether or not the Loan Party Agent submits a Notice of Borrowing, the U.S. Borrower shall be deemed to have requested a Borrowing of U.S. Base Rate Loans in an amount necessary to pay all amounts due U.S. Issuing Bank on any U.S. Reimbursement Date and each U.S. Lender agrees to fund its Pro Rata share of such Borrowing whether or not the U.S. Revolver Commitments have terminated, any U.S. Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
(b)    Upon issuance of a U.S. Letter of Credit, or in the case of the applicable Existing Letters of Credit listed on Schedule 1.1(b), on the Closing Date, each U.S. Lender shall be deemed to have irrevocably and unconditionally purchased from U.S. Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all U.S. LC Obligations (excluding amounts specified in clause (c) of such definition) relating to such U.S. Letter of Credit. If U.S. Issuing Bank makes any payment under a U.S. Letter of Credit for the account of the U.S. Borrower and the U.S. Borrower does not reimburse such payment on the U.S. Reimbursement Date, the Agent shall promptly notify the U.S. Lenders and each U.S. Lender shall promptly (within one (1)

Business Day) and unconditionally pay to the Agent, for the benefit of U.S. Issuing Bank, such U.S. Lender’s Pro Rata share of such payment. Upon request by a U.S. Lender, U.S. Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
(c)    The obligation of each U.S. Lender to make payments to the Agent for the account of U.S. Issuing Bank in connection with U.S. Issuing Bank’s payment under a U.S. Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a U.S. Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. U.S. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the U.S. Borrower or any other Person of any obligations under any LC Documents. U.S. Issuing Bank does not make to U.S. Lenders any express or implied warranty, representation or guarantee with respect to the U.S. Facility Collateral, LC Documents or any U.S. Facility Loan Party. U.S. Issuing Bank shall not be responsible to any U.S. Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any U.S. Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any U.S. Facility Loan Party.
(d)    No Issuing Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any U.S. Letter of Credit or LC Documents except as a result of its actual gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. U.S. Issuing Bank may refrain from taking any action with respect to a U.S. Letter of Credit until it receives written instructions from the applicable Required Facility Lenders.
2.2.3     Cash Collateral. If any U.S. LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a U.S. Overadvance exists, (c) after the U.S. Revolver Commitment Termination Date, or (d) within five (5) Business Days prior to the applicable expiry date of the Letters of Credit (if such expiry date is within fifteen (15) Business Days of the Facility Termination Date), then the U.S. Borrower shall, at U.S. Issuing Bank’s or the Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit issued for the account of the U.S. Borrower and pay to U.S. Issuing Bank the amount of all other U.S. LC Obligations. The U.S. Borrower shall, on demand by U.S. Issuing Bank or the Agent from time to time, Cash Collateralize the U.S. LC Obligations of any Defaulting Lender that is a U.S. Lender. If the U.S. Borrower fails to provide any Cash Collateral as required hereunder, the U.S. Lenders may (and shall upon direction of the Agent) advance, as U.S. Revolver Loans, the amount of the Cash Collateral required (whether or not the U.S. Revolver Commitments have terminated, any U.S. Overadvance exists or is created thereby or the conditions in Section 6 are satisfied).

2.2.4     Release. Cash Collateral (or the appropriate portion thereof) provided to reduce the U.S. Issuing Bank’s Fronting Exposure or to secure other obligations shall be released promptly following (a) the elimination of the applicable Fronting Exposure or other U.S. LC Obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its permitted assignee following compliance) or (b) the determination by the Agent and the U.S. Issuing Bank that there exists excess Cash Collateral; provided, however, (the Person providing Cash Collateral and the U.S. Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.
2.3    Canadian Letter of Credit Facility.
2.3.1     Issuance of Letters of Credit. Canadian Issuing Bank agrees to issue Letters of Credit for the account of the Canadian Borrower (“Canadian Letters of Credit”) from time to time until (x) fifteen (15) Business Days prior to the Facility Termination Date (or until the Canadian Revolver Commitment Termination Date, if earlier) or (y) with the consent of the Agent and Canadian Issuing Bank, the Facility Termination Date (or until the Canadian Revolver Commitment Termination Date, if earlier), on the terms set forth herein, including the following:
(a)    The Canadian Borrower acknowledges that Canadian Issuing Bank’s willingness to issue any Canadian Letter of Credit is conditioned upon Canadian Issuing Bank’s receipt of an LC Application with respect to the requested Canadian Letter of Credit, as well as such other instruments and agreements as Canadian Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Canadian Issuing Bank shall have no obligation to issue any Canadian Letter of Credit unless (i) Canadian Issuing Bank receives an LC Request and LC Application at least three (3) Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender that is a Canadian Lender exists, such Defaulting Lender or the Canadian Borrower have entered into arrangements satisfactory to the Agent and Canadian Issuing Bank to eliminate any funding risk associated with such Defaulting Lender (it being understood that Cash Collateralization of a Defaulting Lender’s Pro Rata share of the requested Canadian Letter of Credit is satisfactory to the Agent and Canadian Issuing Bank). If Canadian Issuing Bank receives written notice from a Canadian Lender at least five (5) Business Days before the requested date of issuance of a Canadian Letter of Credit that any LC Condition has not been satisfied, Canadian Issuing Bank shall have no obligation to issue the requested Canadian Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until the Required Facility Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Canadian Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
(b)    Letters of Credit may be requested by the Loan Party Agent for the account of Canadian Borrower only (i) to support obligations of a Canadian Domiciled Loan Party incurred in the Ordinary Course of Business; or (ii) for other purposes as the Agent may approve from time to time in writing. The renewal or extension of any Canadian Letter of Credit shall be treated as the issuance of a new Canadian Letter of Credit, except that delivery of a new LC Application may be required at the discretion of Canadian Issuing Bank.

(c)    The Canadian Borrower assumes all risks of the acts, omissions or misuses by the beneficiary of any Canadian Letter of Credit. In connection with issuance of any Canadian Letter of Credit, none of the Agent, Canadian Issuing Bank or any Canadian Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Canadian Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and the Canadian Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Canadian Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Canadian Issuing Bank, the Agent or any Canadian Lender, including any act or omission of a Governmental Authority. The rights and remedies of Canadian Issuing Bank under the Loan Documents shall be cumulative. Canadian Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against the Canadian Borrower are discharged with proceeds of any Canadian Letter of Credit issued for the account of the Canadian Borrower.
(d)    In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Canadian Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Canadian Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Canadian Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Canadian Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
(e)    If the Canadian Borrower so requests in any applicable LC Application, Canadian Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, a “Canadian Auto-Extension Letter of Credit”); provided that any such Canadian Auto-Extension Letter of Credit must permit Canadian Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Canadian Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by Canadian Issuing Bank, the Canadian Borrower shall not be required to make a specific request to Canadian Issuing Bank for any such extension. Once a Canadian Auto-Extension Letter of Credit has been issued, the Canadian Lenders shall be deemed to have authorized (but may not require) Canadian Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date at least (i) fifteen (15) Business Days prior to the Facility Termination Date or (ii) with the consent of the Agent and Canadian

Issuing Bank, the Facility Termination Date; provided, however, that Canadian Issuing Bank shall not permit any such extension if (A) Canadian Issuing Bank has determined that it would not be permitted, or would have no obligation at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven (7) Business Days before the Canadian Non-Extension Notice Date (1) from the Agent that the Required Lenders have elected not to permit such extension or (2) from the Agent, any Lender or the Canadian Borrower that one or more of the applicable conditions specified in Section 6.2 is not then satisfied, and in each such case directing Canadian Issuing Bank not to permit such extension.
2.3.2     Canadian Letters of Credit; Reimbursement and Participations.
(a)    If Canadian Issuing Bank honors any request for payment under a Canadian Letter of Credit, the Canadian Borrower shall pay to Canadian Issuing Bank, on the same day (“Canadian Reimbursement Date”), the amount paid by Canadian Issuing Bank under such Canadian Letter of Credit, together with interest at the interest rate for Canadian Base Rate Loans from the Canadian Reimbursement Date until payment by the Canadian Borrower. The obligation of the Canadian Borrower to reimburse Canadian Issuing Bank for any payment made under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, and shall be paid without regard to any lack of validity or enforceability of any Canadian Letter of Credit or the existence of any claim, setoff, defense or other right that the Canadian Borrower or any other Canadian Domiciled Loan Parties may have at any time against the beneficiary. Whether or not the Loan Party Agent submits a Notice of Borrowing, the Canadian Borrower shall be deemed to have requested a Borrowing of Canadian Base Rate Loans in an amount necessary to pay all amounts due Canadian Issuing Bank on any Canadian Reimbursement Date and each Canadian Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Canadian Revolver Commitments have terminated, any Canadian Overadvance exists or is created thereby, or the conditions in Section 6 are satisfied.
(b)    Upon issuance of a Canadian Letter of Credit, or in the case of the applicable Existing Letters of Credit listed on Schedule 1.1(b), on the Closing Date, each Canadian Lender shall be deemed to have irrevocably and unconditionally purchased from Canadian Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all Canadian LC Obligations (excluding amounts specified in clause (c) of such definition) relating to such Canadian Letter of Credit. If Canadian Issuing Bank makes any payment under a Canadian Letter of Credit for the account of the Canadian Borrower and the Canadian Borrower does not reimburse such payment on the Canadian Reimbursement Date, the Agent shall promptly notify the Canadian Lenders and each Canadian Lender shall promptly (within one (1) Business Day) and unconditionally pay to the Agent, for the benefit of Canadian Issuing Bank, such Canadian Lender’s Pro Rata share of such payment. Upon request by a Canadian Lender, Canadian Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
(c)    The obligation of each Canadian Lender to make payments to the Agent for the account of Canadian Issuing Bank in connection with Canadian Issuing Bank’s payment under a Canadian Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Canadian Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Loan Party may have with respect to any Obligations. Canadian Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by the Canadian Borrower or any other Person of any obligations under any LC Documents. Canadian Issuing Bank does not make to the Canadian Lenders any express or implied warranty, representation or guarantee with respect to the Canadian Facility Collateral, LC Documents or any Canadian Facility Loan Party. Canadian Issuing Bank shall not be responsible to any Canadian Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Canadian Facility Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Canadian Facility Loan Party.
(d)    No Issuing Bank Indemnitee shall be liable to any Loan Party or other Person for any action taken or omitted to be taken in connection with any Canadian Letter of Credit or LC Documents except as a result of its actual gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. Canadian Issuing Bank may refrain from taking any action with respect to a Canadian Letter of Credit until it receives written instructions from the applicable Required Facility Lenders.
2.3.3     Cash Collateral. If any Canadian LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that a Canadian Overadvance exists, (c) after the Canadian Revolver Commitment Termination Date, or (d) within five (5) Business Days prior to the applicable expiry date of the Letters of Credit (if such expiry date is within fifteen (15) Business Days of the Facility Termination Date), then the Canadian Borrower shall, at Canadian Issuing Bank’s or the Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit issued for the account of the Canadian Borrower and pay to Canadian Issuing Bank the amount of all other Canadian LC Obligations. The Canadian Borrower shall, on demand by Canadian Issuing Bank or the Agent from time to time, Cash Collateralize the Canadian LC Obligations of any Defaulting Lender that is a Canadian Lender. If the Canadian Borrower fails to provide any Cash Collateral as required hereunder, the Canadian Lenders may (and shall upon direction of the Agent) advance, as Canadian Revolver Loans, the amount of the Cash Collateral required (whether or not the Canadian Revolver Commitments have terminated, any Canadian Overadvance exists or is created thereby or the conditions in Section 6 are satisfied).
2.3.4     Release. Cash Collateral (or the appropriate portion thereof) provided to reduce the Canadian Issuing Bank’s Fronting Exposure or to secure other Canadian LC Obligations shall be released promptly following (a) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its permitted assignee following compliance) or (b) the determination by the Agent and the Canadian Issuing Bank that there exists excess Cash Collateral; provided, however, (the Person providing Cash Collateral and the Canadian Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

2.4    Existing Letters of Credit. By their execution of this Agreement, the parties hereto agree that on the Closing Date (without any further action by any Person), the Existing Letters of Credit listed on Schedule 1.1(b) shall be deemed to have been issued by the applicable Issuing Bank under this Agreement and the rights and obligations of the applicable Issuing Bank and the account party thereunder shall be subject to the terms hereof.
2.5    Extension of Facility Termination Date.
2.5.1     Requests for Extension. If the Facility Termination Date is November 1, 2021 pursuant to clause (c) of the definition of “Facility Termination Date”, or such later date as may be agreed to by the required parties hereto, the Loan Party Agent may, by written notice to the Administrative Agent (who shall promptly notify the Lenders) not later than twenty (20) days prior to the Facility Termination Date then in effect hereunder (the “Existing Facility Termination Date”), request that each Lender extend such Lender’s Existing Facility Termination Date then in effect; provided that, notwithstanding anything to the contrary set forth herein, the extension of such Lender’s Existing Facility Termination Date shall not extend to a date that is later than ninety-one (91) days prior to the maturity date of any then outstanding Senior High Yield Notes.
2.5.2     Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Agent given not later than the date (the “Notice Date”) that is ten (10) days prior to the Existing Facility Termination Date, advise the Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Facility Termination Date (a “Non‑Extending Lender”) shall notify the Agent of such fact promptly after such determination (but in any event no later than the Notice Date) and any Lender that does not so advise the Agent on or before the Notice Date shall be deemed to be a Non‑Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.
2.5.3     Notification by Agent. The Agent shall notify the Loan Party Agent of each Lender’s determination under this Section no later than the date fifteen (15) days prior to the Existing Facility Termination Date (or, if such date is not a Business Day, on the next preceding Business Day).
2.5.4     Additional Commitment Lenders. The Borrower shall have the right to replace each Non‑Extending Lender with, and add as U.S. Lenders or Canadian Lenders, as applicable, under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment Lender”) as provided in Section 12.10; provided that each of such Additional Commitment Lenders shall enter into an Assignment and Acceptance pursuant to which such Additional Commitment Lender shall, effective as of the Existing Facility Termination Date, undertake a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date).
2.5.5     Minimum Extension Requirement. If (and only if) the total of the Commitments of the Lenders that have agreed so to extend their Facility Termination Date (each, an “Extending Lender”) and the additional Commitments of the Additional Commitment Lenders shall be more than 25% of the aggregate amount of the Commitments in effect immediately prior to the Existing Facility Termination Date, then, effective as of the Existing Facility Termination Date, the Facility Termination Facility Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one (1) year after the Existing Facility Termination Date (except that, if such date is not a Business Day, such Facility Termination Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “U.S. Lender” or “Canadian Lender”, as applicable, for all purposes of this Agreement.
2.5.6     Conditions to Effectiveness of Extensions. As a condition precedent to such extension, the Loan Party Agent shall deliver to the Agent a certificate of each Loan Party dated as of the Existing Facility Termination Date (in sufficient copies for each Extending Lender and each Additional Commitment Lender) signed by a Responsible Officer of such Loan Party (a) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such extension and (b) in the case of the Borrowers, certifying that, before and after giving effect to such extension, (i) the representations and warranties contained in Section 9 and the other Loan Documents are true and correct on and as of the Existing Facility Termination Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and except that for purposes of this Section 2.5.6, the representations and warranties contained in Section 9.1.5 shall be deemed to refer to the most recent statements furnished pursuant to Agent, and (ii) no Default or Event of Default exists. In addition, on the Facility Termination Date of each Non-Extending Lender, each Borrower shall prepay any Loans outstanding on such date (and pay any additional amounts required pursuant to Section 3.9) to the extent necessary to keep outstanding Commitments ratable with any revised Commitment amounts of the respective Lenders effective as of such date.
2.5.7     Conflicting Provisions. This Section 2.5 shall supersede any provisions in Section 12.5 or 14.1 to the contrary.
SECTION 3.     INTEREST; FEES AND CHARGES
3.1    Interest.
3.1.1     Rates and Payment of Interest.
(a)    The Obligations shall bear interest (i) if a U.S. Base Rate Loan, at the U.S. Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; (iii) if a Canadian Prime Rate Loan, at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin, (iv) if a Canadian Base Rate Loan, at the Canadian Base Rate in effect from time to time, plus the Applicable Margin, (v) if a Canadian BA Rate Loan, at the Canadian BA Rate for the applicable Interest Period, plus the Applicable Margin, (vi) if any other U.S. Facility Obligation that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the U.S. Base Rate in effect from time to time, plus the Applicable Margin for U.S. Base Rate Loans; and (vii) if any other Canadian Facility Obligation that is then due and payable (including, to the extent permitted by law, interest not paid when due), at the Canadian Prime Rate in effect from time to time, plus the Applicable Margin for Canadian Prime Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation becomes payable, until paid by the applicable Borrower(s). If a Loan is repaid on the same day made, one day’s interest shall accrue.
(b)    Interest on the Revolver Loans shall be payable in the currency (i.e., Dollars or Canadian Dollars, as the case may be) of the underlying Revolver Loan.
(c)    During the continuation of any Event of Default, if Required Lenders in their discretion so elect, all Obligations shall bear interest at the Default Rate (whether before or after any judgment); provided, however, that upon the occurrence and during the continuance of an Event of Default under Section 11.1(a) or 11.1(f), the Default Rate shall become immediately applicable without any election of the Required Lenders. Each Loan Party acknowledges that the cost and expense to the Agent and the Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate the Agent and the Lenders therefor.
(d)    Interest accrued on the Loans shall be due and payable in arrears, (i) for any U.S. Base Rate Loan, Canadian Base Rate Loan or Canadian Prime Rate Loan, on the first day of each month; (ii) for any LIBOR Loan or Canadian BA Rate Loan, on the last day of its Interest Period and (iii) on any date of prepayment, with respect to the principal amount of Loans being prepaid. In addition, interest accrued on the Canadian Revolver Loans shall be due and payable in arrears on the Canadian Revolver Commitment Termination Date and interest accrued on the U.S. Revolver Loans shall be due and payable in arrears on the U.S. Revolver Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
3.1.2     Application of LIBOR to Outstanding Loans.
(a)    The Borrowers may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the U.S. Base Rate Loans or the Canadian Base Rate Loans, as applicable to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, the Agent may (and shall at the direction of Required Facility Lenders of the applicable Borrower) declare that no Loan may be made, converted or continued as a LIBOR Loan.
(b)    Whenever a Borrower desires to convert or continue Loans as LIBOR Loans, the Loan Party Agent shall give the Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three (3) Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, the Agent shall notify each Applicable Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, the Loan Party Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, the Borrowers shall be deemed to have elected to convert such Loans into U.S. Base Rate Loans (if owing by the U.S. Borrower) or Canadian Base Rate Loans (if owing by the Canadian Borrower).

3.1.3     Application of Canadian BA Rate to Outstanding Loans.
(a)    The Canadian Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation and the other terms hereof, elect to convert any portion of the Canadian Prime Rate Loans, or to continue any Canadian BA Rate Loan at the end of its Interest Period as a Canadian BA Rate Loan; provided, however that such Canadian BA Rate Loans may only be so converted at the end of the Interest Period applicable thereto. During any Default or Event of Default, the Agent may (and shall at the direction of Required Facility Lenders of the Canadian Borrower) declare that no Loan may be made, converted or continued as a Canadian BA Rate Loan.
(b)    Whenever the Canadian Borrower desires to convert or continue Loans as Canadian BA Rate Loans, the Loan Party Agent shall give the Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three (3) Business Days prior to the requested conversion or continuation date. Promptly after receiving any such notice, the Agent shall notify each Canadian Lender thereof. Each Notice of Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be one month if not specified). If, upon the expiration of any Interest Period in respect of any Canadian BA Rate Loans, the Loan Party Agent shall have failed to deliver a Notice of Conversion/Continuation with respect thereto as required above, the Canadian Borrower shall be deemed to have elected to convert such Loans into Canadian Prime Rate Loans.
3.1.4     Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans or Canadian BA Rate Loans, the Loan Party Agent, on behalf of the applicable Borrower, shall select an interest period to apply (the “Interest Period”), which interest period shall be thirty (30), sixty (60), or ninety (90) days; provided, however, that:
(a)    the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan or Canadian BA Rate Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
(b)    if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month;
(c)    if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
(d)    no Interest Period shall extend beyond the Facility Termination Date (or, in the case of any Loan owing by the Canadian Borrower, the Canadian Revolver Commitment Termination Date, if earlier).
3.2    Fees.
3.2.1     Unused Line Fee.
(a)    The Canadian Borrower shall pay to the Agent, for the Pro Rata benefit of the Canadian Lenders, a fee equal to (i) for any period during which the Canadian Revolver Exposure is less than fifty percent (50%) of the Canadian Revolver Commitments, 0.30% per annum times the average daily amount by which the Canadian Revolver Commitments exceed the Canadian Revolver Exposure during such period, and (ii) for any period during which the Canadian Revolver Exposure is equal to or greater than fifty percent (50%) of the Canadian Revolver Commitments, 0.25% per annum times the average daily amount by which the Canadian Revolver Commitments exceed the Canadian Revolver Exposure during such period. Such fee shall be payable in arrears, on the first day of January, April, July and October of each year and on the Canadian Revolver Commitment Termination Date.
(b)    The U.S. Borrower shall pay to the Agent, for the Pro Rata benefit of the U.S. Lenders, a fee equal to (i) for any period during which the U.S. Revolver Exposure is less than fifty percent (50%) of the U.S. Revolver Commitments, 0.30% per annum times the average daily amount by which the U.S. Revolver Commitments exceed the U.S. Revolver Exposure during such period and (ii) for any period during which the U.S. Revolver Exposure is equal to or greater than fifty percent (50%) of the U.S. Revolver Commitments, 0.25% per annum times the average daily amount by which the U.S. Revolver Commitments exceed the U.S. Revolver Exposure during such period. Such fee shall be payable in arrears, on the first day of January, April, July and October of each year and on the U.S. Revolver Commitment Termination Date.
3.2.2     U.S. LC Facility Fees. The U.S. Borrower shall pay (a) to the Agent, for the Pro Rata benefit of the U.S. Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of U.S. Letters of Credit, which fee shall be payable monthly in arrears, on the first (1st) day of each month; (b) to U.S. Issuing Bank, for its own account, a fronting fee equal to .125% per annum on the stated amount of each U.S. Letter of Credit issued by U.S. Issuing Bank, which fee shall be payable monthly in arrears, on the first (1st) day of each month; and (c) to U.S. Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of U.S. Letters of Credit, which charges shall be paid as and when incurred; provided that, for the avoidance of doubt, all amounts payable pursuant to this clause (c) with respect to the Existing Letters of Credit shall be determined in accordance with the applicable documentation thereto. Notwithstanding the foregoing, any fees under this Section 3.2.2 otherwise payable for the account of a Defaulting Lender with respect to any U.S. Letter of Credit as to which such Defaulting Lender has not provided Cash Collateralization satisfactory to the U.S. Issuing Bank pursuant to Section 2.2.1 and/or Section 4.2.6 shall be payable, to the maximum extent permitted by Applicable Law, to the other U.S. Lenders in accordance with the upward adjustments allocable to such U.S. Letter of Credit pursuant to Section 4.2.4, with the balance of such fee, if any, payable to U.S. Issuing Bank for its own account. During an Event of Default, if the Required Lenders so elect (pursuant to Section 3.1.1(c)) the fee payable under clause (a) shall be increased by two percent (2%) per annum.
3.2.3     Canadian LC Facility Fees. The Canadian Borrower shall pay (a) to the Agent, for the Pro Rata benefit of the Canadian Lenders, a fee equal to the per annum rate of the Applicable Margin in effect for Canadian BA Rate Loans times the average daily stated amount of Canadian Letters of Credit, which fee shall be payable monthly in arrears, on the first (1st) day of each month; (b) to Canadian Issuing Bank, for its own account, a fronting fee equal to .125% per annum on the stated amount of each Canadian Letter of Credit issued by Canadian Issuing Bank, which fee shall be payable monthly in arrears, on the first (1st) day of each month; and (c) to Canadian Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Canadian Letters of Credit, which charges shall be paid as and when incurred; provided that, for the avoidance of doubt, all amounts payable pursuant to this clause (c) with respect to the Existing Letters of Credit shall be determined in accordance with the applicable documentation thereto. Notwithstanding the foregoing, any fees under this Section 3.2.3 otherwise payable for the account of a Defaulting Lender with respect to any Canadian Letter of Credit as to which such Defaulting Lender has not provided Cash Collateralization satisfactory to the Canadian Issuing Bank pursuant to Section 2.3.1 and/or Section 4.2.6 shall be payable, to the maximum extent permitted by Applicable Law, to the other Canadian Lenders in accordance with the upward adjustments allocable to such Canadian Letter of Credit pursuant to Section 4.2.4, with the balance of such fee, if any, payable to Canadian Issuing Bank for its own account. During an Event of Default if the Required Lenders so elect (pursuant to Section 3.1.1(c)), the fee payable under clause (a) shall be increased by two percent (2%) per annum.
3.2.4     Other Fees. The U.S. Borrower shall pay such other fees as described in the Fee Letter.
3.3    Computation of Interest; Fees; Yield Protection. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days, or, in the case of interest based on the Canadian Prime Rate, Canadian Base Rate or Canadian BA Rate, on the basis of a 365 day year. Each determination by the Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate setting forth in reasonable detail amounts payable by any Borrower under Section 3.4, 3.7, 3.9, 5.9.2 or 10.1.20, submitted to the Loan Party Agent by the Agent or the affected Lender or the affected Issuing Bank, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and such Borrower shall pay such amounts to the appropriate party within ten (10) days following receipt of the certificate. For the purposes of the Interest Act (Canada), the yearly rate of interest to which any rate calculated on the basis of a period of time different from the actual number of days in the year (360 days, for example) is equivalent is the stated rate multiplied by the actual number of days in the year (365 or 366, as applicable) and divided by the number of days in the shorter period (360 days, in the example), and the parties hereto acknowledge that there is a material distinction between the nominal and effective rates of interest and that they are capable of making the calculations necessary to compare such rates and that the calculations herein are to be made using the nominal rate method and not on any basis that gives effect to the principle of deemed reinvestment of interest.
3.4    Reimbursement Obligations. Each Borrower shall reimburse the Agent for all Extraordinary Expenses incurred by the Agent in reference to such Borrower or its related Loan Party Group Obligations or Collateral of its related Loan Party Group. In addition to such Extraordinary Expenses, such Borrower shall also reimburse the Agent for all legal, accounting, appraisal, consulting, and other documented fees, costs and expenses, without duplication, incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral for its Obligations, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or maintain priority of the Agent’s Liens on any such Collateral, to maintain any insurance required hereunder or to verify such Collateral; and (c) each inspection, audit or appraisal with respect to any Loan Party within such Borrower’s related Loan Party Group or Collateral securing such Loan Party Group’s Obligations, whether prepared by the Agent’s personnel or a third party. All reasonable legal, accounting and consulting fees and expenses incurred by Agent Professionals in reference to a Borrower’s related Loan Party Group or its related Loan Party Group Obligations or Collateral of such Borrower’s related Loan Party Group shall be charged to such Borrower at the actual rate charged by such Agent Professionals. The Borrowers acknowledge that counsel may provide the Agent with a benefit, such as a discount, credit or other accommodation, based on counsel’s overall relationship with the Agent, including fees paid hereunder. In addition to the Extraordinary Expenses of the Agent, after the occurrence and during the continuance of an Event of Default, each Borrower shall reimburse the Lenders for any reasonable out-of-pocket expenses incurred by such Lenders in reference to such Borrower or its related Loan Party Group Obligations or Collateral of its related Loan Party Group, provided that such Lenders shall be entitled to reimbursement for no more than one counsel representing all such Lenders. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively and the Borrowers shall pay to the Agent, for the Pro Rata benefit of the Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by the Borrowers under this Section 3.4 shall be due and payable in accordance with Section 3.3.
3.5    Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Interest Period Loans, or to determine or charge interest rates based upon LIBOR or the Canadian BA Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, or Canadian Dollars through bankers’ acceptances then, on notice thereof by such Lender to the Agent, any obligation of such Lender to make or continue Interest Period Loans or to convert Floating Rate Loans to Interest Period Loans shall be suspended until such Lender notifies the Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, the affected Borrower shall prepay or, if applicable, convert all Interest Period Loans of such Lender to Floating Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Interest Period Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Interest Period Loans. Upon any such prepayment or conversion, the affected Borrower shall also pay accrued interest on the amount so prepaid or converted. If any Lender invokes this Section 3.5, such Lender shall use reasonable efforts to notify the Loan Party Agent and the Agent when the conditions giving rise to such action no longer exists; provided, however, that such Lender shall have no liability to the Borrowers or to any other Person for its failure to provide such notice.
3.6    Inability to Determine Rates. If Required Lenders notify the Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, an Interest Period Loan that (a) Dollar deposits or bankers’ acceptances are not being offered to, as regards

LIBOR, banks in the London interbank Eurodollar market or, as regards Canadian BA Rate, Persons in Canada, for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR or the Canadian BA Rate for the requested Interest Period, or (c) LIBOR or the Canadian BA Rate for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then the Agent will promptly so notify the Loan Party Agent and each Applicable Lender. Thereafter, the obligation of the Applicable Lenders to make or maintain affected Interest Period Loans shall be suspended until the Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, the Loan Party Agent may revoke any pending request for a Borrowing of, or conversion to or continuation of, an Interest Period Loan or, failing that, will be deemed to have submitted a request for a Floating Rate Loan. If any Lender invokes this Section 3.6, such Lender shall use reasonable efforts to notify the Loan Party Agent and the Agent when the conditions giving rise to such action no longer exists; provided, however, that such Lender shall have no liability to the Borrowers or to any other Person for its failure to provide such notice.
3.7    Increased Costs; Capital Adequacy.
3.7.1     Change in Law. If any Change in Law shall:
(a)    impose modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR or the Canadian BA Rate) or any Issuing Bank;
(b)    subject any Lender or any Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or
(c)    impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;
and the result thereof shall be to increase the cost to such Lender of making or maintaining any Interest Period Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, the Borrower to which such Lender or Issuing Bank has a Commitment shall pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered, in each case, in accordance with Section 3.3.
3.7.2     Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time the Borrower to which such Lenders or Issuing Bank has a Commitment will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered, in each case, in accordance with Section 3.3.
3.7.3     Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 3.7 shall not constitute a waiver of its right to demand such compensation, but a Borrower shall not be required to compensate a Lender to such Borrower or Issuing Bank for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender or Issuing Bank notifies the Loan Party Agent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six‑month period referred to above shall be extended to include the period of retroactive effect thereof).
3.8    Mitigation. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if any Borrower is required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each affected Borrower shall pay all reasonable costs and expenses incurred by any Lender that has issued a Commitment to such Borrower in connection with any such designation or assignment.
3.9    Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, an Interest Period Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of an Interest Period Loan occurs on a day other than the end of its Interest Period, or (c) any Borrower fails to repay an Interest Period Loan when required hereunder, then such Borrower shall pay to the Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds, but excluding loss of margin. All amounts payable by the Borrowers under this Section 3.9 shall be due and payable in accordance with Section 3.3. The Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall apply as if each Lender had purchased such deposits.

3.10    Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by Applicable Law (“maximum rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations of the Borrower to which such excess interest relates or, if it exceeds such unpaid principal, refunded to such Borrower. In determining whether the interest contracted for, charged or received by the Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder. Without limiting the generality of the foregoing provisions of this Section 3.10, if any provision of any of the Loan Documents would obligate any Canadian Domiciled Loan Party to make any payment of interest with respect to the Canadian Facility Obligations in an amount or calculated at a rate which would be prohibited by Applicable Law or would result in the receipt of interest with respect to the Canadian Facility Obligations at a criminal rate (as such terms are construed under the Criminal Code (Canada)), then notwithstanding such provision, such amount or rates shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the applicable recipient of interest with respect to the Canadian Facility Obligations at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (i) first, by reducing the amount or rates of interest required to be paid by the Canadian Facility Loan Parties to the applicable recipient under the Loan Documents; and (ii) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid by the Canadian Facility Loan Parties to the applicable recipient which would constitute interest with respect to the Canadian Facility Obligations for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the applicable recipient shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), then the Canadian Facility Loan Parties shall be entitled, by notice in writing to the Agent, to obtain reimbursement from the applicable recipient in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by the applicable recipient to the applicable Canadian Facility Loan Party. Any amount or rate of interest with respect to the Canadian Facility Obligations referred to in this Section 3.10 shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that any Canadian Revolver Loans to the Canadian Borrower remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro rated over that period of time and otherwise be pro-rated over the period from the Closing Date to the date of Full Payment of the Canadian Facility Obligations, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Agent shall be conclusive for the purposes of such determination.
SECTION 4.     LOAN ADMINISTRATION

4.1    Manner of Borrowing and Funding Loans.
4.1.1     Notice of Borrowing.
(a)    Whenever a Borrower desires funding of a Borrowing of Revolver Loans, the Loan Party Agent shall give the Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Floating Rate Loans, (ii) at least three (3) Business Days prior to the requested funding date, in the case of LIBOR Loans, and (iii) at least three (3) Business Days prior to the requested funding date, in the case of Canadian BA Rate Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as a U.S. Base Rate Loan or a LIBOR Revolver Loan, in the case of the U.S. Borrower, or a Canadian Base Rate Loan, LIBOR Revolver Loan, Canadian Prime Rate Loan or Canadian BA Rate Loan, in the case of the Canadian Borrower, (D) in the case of Interest Period Loans, the duration of the applicable Interest Period (which shall be deemed to be thirty (30) days if not specified), (E) the Facility Commitment under which such Borrowing is proposed to be made and, if such Borrowing is requested for the Canadian Borrower, whether such Loan is to be denominated in Dollars or Canadian Dollars, and (F) as of the proposed date of such Borrowing, the aggregate amount of Debt that the U.S. Borrower and its Restricted Subsidiaries are or will be permitted to incur pursuant to clause 2 of the definition of “Permitted Indebtedness” as set forth in each Senior High Yield Indenture.
(b)    Unless payment is otherwise timely made by a Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations of the Loan Party Group to which such Borrower belongs (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral, Secured Hedging Obligations and Bank Product Debt) shall be deemed to be a request for Revolver Loans by such Borrower on the due date, in the amount of such Obligations and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of such Obligations owing by any U.S. Facility Loan Party, or to Canadian Prime Rate Loans, in the case of such Obligations owing by a Canadian Domiciled Loan Party. The proceeds of such Revolver Loans shall be disbursed as direct payment of the relevant Obligation. In addition, the Agent may, at its option, charge such Obligations of a Loan Party Group against any operating, investment or other account of a Loan Party within such Loan Party Group maintained with the Agent or any of its Affiliates.
(c)    If a Borrower maintains any disbursement account with Bank of America or any branch or Affiliate of Bank of America, then presentation for payment of any Payment Item when there are insufficient funds to cover it shall be deemed to be a request for Revolver Loans by such Borrower on the date of such presentation, in the amount of the Payment Item, and shall bear interest at the per annum rate applicable hereunder to U.S. Base Rate Loans, in the case of insufficient funds owing by any U.S. Facility Loan Party, or to Canadian Prime Rate Loans, in the case of insufficient funds owing by a Canadian Facility Loan Party. The proceeds of such Revolver Loans may be disbursed directly to the disbursement account.
4.1.2     Fundings by Lenders. Each Applicable Lender shall timely honor its Facility Commitment by funding its Pro Rata share of each Borrowing of Revolver Loans under such Facility Commitment that is properly requested hereunder; provided, however, that no Lender shall be required to honor its Facility Commitment by funding its Pro Rata share of any Borrowing that would cause the U.S. Revolver Exposure to exceed the U.S. Borrowing Base or the Canadian Revolver Exposure to exceed the Canadian Borrowing Base, as applicable. Except for Borrowings to be made as Swingline Loans, the Agent shall endeavor to notify the Applicable Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Floating Rate Loans or by 3:00 p.m. at least two (2) Business Days before any proposed funding of Interest Period Loans. Each Applicable Lender shall fund to the Agent such Lender’s Pro Rata share of the Borrowing to the account specified by the Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless the Agent’s notice is received after the times provided above, in which event each Applicable Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from the Applicable Lenders, the Agent shall disburse the proceeds of the Revolver Loans as directed by the Loan Party Agent. Unless the Agent shall have received (in sufficient time to act) written notice from an Applicable Lender that it does not intend to fund its Pro Rata share of a Borrowing, the Agent may assume that such Applicable Lender has deposited or promptly will deposit its share with the Agent, and the Agent may disburse a corresponding amount to the applicable Borrower. If an Applicable Lender’s share of any Borrowing is not received by the Agent, then the applicable Borrower agrees to repay to the Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to such Borrowing.
4.1.3     Swingline Loans; Settlement.
(a)    The Agent may, but shall not be obligated to (and shall not to the extent that it has actual knowledge that the conditions in Section 6 have not been satisfied), advance U.S. Swingline Loans to the U.S. Borrower, up to an aggregate outstanding amount equal to ten percent (10%) of the U.S. Revolver Commitments at such time, unless the funding is specifically required to be made by all U.S. Lenders hereunder. Each U.S. Swingline Loan shall constitute a U.S. Revolver Loan for all purposes (including, without limitation, Section 2.1), except that payments thereon shall be made to the Agent for its own account. The obligation of the U.S. Borrower to repay U.S. Swingline Loans shall be evidenced by the records of the Agent and need not be evidenced by any promissory note. All U.S. Swingline Loans shall be denominated in Dollars and shall be U.S. Base Rate Loans.
(b)    To facilitate administration of the U.S. Revolver Loans, the U.S. Lenders and the Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to U.S. Swingline Loans and other U.S. Revolver Loans may take place on a date determined from time to time by the Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each U.S. Lender in accordance with the Settlement Report delivered by the Agent to the U.S. Lenders. Between settlement dates, the Agent may in its discretion apply payments on U.S. Revolver Loans to U.S. Swingline Loans, regardless of any designation by the U.S. Borrower or any provision herein to the contrary. Each U.S. Lender’s obligation to make settlements with the Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the U.S. Revolver Commitments have terminated, a U.S. Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to the U.S. Borrower or otherwise, any U.S. Swingline Loan may not be settled among the U.S. Lenders hereunder, then each U.S. Lender shall be deemed to have purchased from the Agent a Pro Rata participation in each unpaid U.S.

Swingline Loan and shall transfer the amount of such participation to the Agent, in immediately available funds, within one (1) Business Day after the Agent’s request therefor.
(c)    The Agent may, but shall not be obligated to (and shall not to the extent that it has actual knowledge that the conditions in Section 6 have not been satisfied), request that Bank of America (Canada) advance Canadian Swingline Loans to the Canadian Borrower, up to an aggregate outstanding amount equal to the Dollar Equivalent of ten percent (10%) of the Canadian Revolver Commitments at such time, unless the funding is specifically required to be made by all Canadian Lenders hereunder. Each Canadian Swingline Loan shall constitute a Canadian Revolver Loan for all purposes (including, without limitation, Section 2.1), except that payments thereon shall be made to the Agent for Bank of America (Canada)’s account. The obligation of the Canadian Borrower to repay Canadian Swingline Loans shall be evidenced by the records of the Agent and need not be evidenced by any promissory note. All Canadian Swingline Loans shall be (i) denominated in Dollars and be Canadian Base Rate Loans or (ii) denominated in Canadian Dollars and be Canadian Prime Rate Loans.
(d)    To facilitate administration of the Canadian Revolver Loans, the Canadian Lenders and the Agent, on behalf of Bank of America (Canada), agree (which agreement is solely among them, and not for the benefit of or enforceable by any Borrower) that settlement among them with respect to Canadian Swingline Loans and other Canadian Revolver Loans may take place on a date determined from time to time by the Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Canadian Lender in accordance with the Settlement Report delivered by the Agent to the Canadian Lenders. Between settlement dates, the Agent may in its discretion apply payments on Canadian Revolver Loans to Canadian Swingline Loans, regardless of any designation by the Canadian Borrower or any provision herein to the contrary. Each Canadian Lender’s obligation to make settlements with the Agent, on behalf of Bank of America (Canada), is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Canadian Revolver Commitments have terminated, a Canadian Overadvance exists or the conditions in Section 6 are satisfied. If, due to an Insolvency Proceeding with respect to the Canadian Borrower or otherwise, any Canadian Swingline Loan may not be settled among Canadian Lenders hereunder, then each Canadian Lender shall be deemed to have purchased from the Agent a Pro Rata participation in each unpaid Canadian Swingline Loan and shall transfer the amount of such participation to the Agent, in immediately available funds, within one (1) Business Day after Agent’s request therefor.
4.1.4     Notices. Each Borrower authorizes the Agent and the Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of the applicable Borrower based on telephonic or e-mailed instructions by the Loan Party Agent to the Agent. The Loan Party Agent shall confirm each such request by prompt delivery to the Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs materially from the action taken by the Agent or the Lenders, the records of the Agent and the Lenders shall govern. Neither the Agent nor any Lender shall have any liability for any loss suffered by a Borrower as a result of the Agent or any Lender acting upon its understanding of telephonic or e-mailed instructions from a person believed in good faith by the Agent or any Lender to be a person authorized to give such instructions on the Loan Party Agent’s behalf.

4.2    Defaulting Lender. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
4.2.1     Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders”, “Required Facility Lenders”, “Super Majority Lenders” and Section 14.1.
4.2.2     Defaulting Lender Waterfall.
(a)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 5.6 or otherwise) with respect to the U.S. Facility Obligations or received by the Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (in its capacity as Agent) hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the U.S. Issuing Bank or Agent (for U.S. Swingline Loans, if applicable) hereunder; third, to Cash Collateralize the U.S. Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.2 and/or Section 4.2.6; fourth, as the U.S. Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the U.S. Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) fund Cash Collateralization of the U.S. Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future U.S. Letters of Credit issued under this Agreement, in accordance with Section 2.2.4; sixth, to the payment of any amounts owing to the U.S. Lenders, the U.S. Issuing Bank or Agent (for any U.S. Swingline Loans) as a result of any judgment of a court of competent jurisdiction obtained by any U.S. Lender, the U.S. Issuing Bank or Agent (for any U.S. Swingline Loans) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the U.S. Borrower or other Loan Parties as a result of any judgment of a court of competent jurisdiction obtained by the U.S. Borrower or other Loan Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any U.S. Revolver Loans or U.S. LC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such U.S. Revolver Loans were made or the related U.S. Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the U.S. Revolver Loans of, and U.S. LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any U.S. Revolver Loans of, or U.S. LC Obligations owed to, such Defaulting Lender until such time as all U.S. Revolver Loans and funded and unfunded participations in U.S. LC Obligations and U.S. Swingline Loans (if applicable) are held by the U.S. Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 4.2.4. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.2.2(a) shall be deemed paid to and redirected by such Defaulting Lender, and each U.S. Lender irrevocably consents hereto.
(b)    Any payment of principal, interest, fees or other amounts received by the Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 5.6 or otherwise) with respect to the Canadian Facility Obligations or received by the Agent from a Defaulting Lender pursuant to Section 11.4 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent (in its capacity as Agent) hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Canadian Issuing Bank or Agent (for Canadian Swingline Loans, if applicable) hereunder; third, to Cash Collateralize the Canadian Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.3 and/or Section 4.2.6; fourth, as the Canadian Borrower may request (so long as no Default or Event of Default exists), to the funding of any Canadian Revolver Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Canadian Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Canadian Revolver Loans under this Agreement and (y) fund Cash Collateralization of the Canadian Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Canadian Letters of Credit issued under this Agreement, in accordance with Section 2.2.4; sixth, to the payment of any amounts owing to the Canadian Lenders, the Canadian Issuing Bank or Agent (for Canadian Swingline Loans) as a result of any judgment of a court of competent jurisdiction obtained by any Canadian Lender, the Canadian Issuing Bank or Agent (for Canadian Swingline Loans) against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Canadian Borrower or other Loan Parties as a result of any judgment of a court of competent jurisdiction obtained by the Canadian Borrower or other Loan Parties against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (i) such payment is a payment of the principal amount of any Canadian Revolver Loans or Canadian LC Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (ii) such Loans were made or the related Canadian Letters of Credit were issued at a time when the conditions set forth in Section 6.2 were satisfied or waived, such payment shall be applied solely to pay the Canadian Revolver Loans of, and Canadian LC Obligations owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Canadian Revolver Loans of, or Canadian LC Obligations owed to, such Defaulting Lender until such time as all Canadian Revolver Loans and funded and unfunded participations in Canadian LC Obligations and Canadian Swingline Loans (if applicable) are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 4.2.4. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 4.2.2(b) shall be deemed paid to and redirected by such Defaulting Lender, and each Canadian Lender irrevocably consents hereto.

4.2.3     Certain Fees. The Defaulting Lender (a) shall not be entitled to receive any unused line fees payable under Section 3.2.1 to such Lender for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender); and (b) shall be limited in its rights to receive fees related to U.S. Letters of Credit and Canadian Letters of Credit, as applicable, as provided in Section 3.2.2 and Section 3.2.3, respectively.
4.2.4     Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in U.S. Letters of Credit or Canadian Letters of Credit, as applicable, or U.S. Swingline Loans or Canadian Swingline Loans, as applicable, pursuant to Sections 2.2, 2.3 and 4.1.3, as applicable, the pro rata portion to be funded by each non-Defaulting Lender shall be computed without giving effect to the U.S. Revolver Commitment or Canadian Revolver Commitment, as applicable, of that Defaulting Lender; provided that (a) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default exists; and (b) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in U.S. Letters of Credit or Canadian Letters of Credit, as applicable, and U.S. Swingline Loans or Canadian Swingline Loans, as applicable, shall not exceed the positive difference, if any, of (i) the U.S. Revolver Commitment or Canadian Revolver Commitment, as applicable, of that non-Defaulting Lender minus (ii) the aggregate outstanding amount of the U.S. Revolver Loans or Canadian Revolver Loans, as applicable, of that Lender; and (c) no such reallocation shall cause any Lender to hold any obligations in excess of its U.S. Revolver Commitment or Canadian Revolver Commitment, as applicable.
4.2.5     Defaulting Lender Cure. If the Loan Party Agent, the Agent (in its capacity as Agent and as a Lender of U.S. Swingline Loans), Bank of America (Canada) (in its capacity as a Lender of Canadian Swingline Loans), and the applicable Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateralization), that Lender will, to the extent applicable, purchase at par that portion of outstanding U.S. Revolver Loans and/or Canadian Revolver Loans, as applicable, of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Commitments of the Loans and funded and unfunded participations in U.S. Letters of Credit and/or Canadian Letters of Credit, as applicable, and U.S. Swingline Loans and/or Canadian Swingline Loans, as applicable, to be held on a pro rata basis by the Lenders in accordance with their applicable percentages of the Commitments (without giving effect to Section 4.2.4), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the U.S. Borrower or Canadian Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
4.2.6     Cash Collateral. At any time that there shall exist a Defaulting Lender, immediately upon the request of the Agent, the U.S. Issuing Bank, Canadian Issuing

Bank, Agent (in its capacity as a Lender of Swingline Loans), or Bank of America (Canada) (in its capacity as a Lender of Swingline Loans), the U.S. Borrower shall deliver to the Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 4.2.4 and any Cash Collateral provided by the Defaulting Lender).
4.3    Number and Amount of Interest Period Loans; Determination of Rate. For ease of administration, all Interest Period Loans of the same Type to a Borrower having the same length and beginning date of their Interest Periods and the same currency shall be aggregated together, and such Loans shall be allocated among the Applicable Lenders on a Pro Rata basis. With respect to the U.S. Borrower, no more than five (5) Borrowings of LIBOR Loans may be outstanding at any time, and each Borrowing of LIBOR Loans when made, continued or converted shall be in a minimum amount of $1,000,000 or an increment of $500,000, in excess thereof. With respect to the Canadian Borrower, no more than five (5) Borrowings of Interest Period Loans may be outstanding at any time, and each Borrowing of Interest Loans when made, continued or converted shall be in a minimum amount of $1,000,000 (or, in the case of Canadian BA Rate Loans, Cdn$1,000,000) or an increment of $500,000 (or, in the case of Canadian BA Rate Loans, Cdn$500,000), in excess thereof. Upon determining LIBOR or the Canadian BA Rate for any Interest Period requested by a Borrower, the Agent shall promptly notify the Loan Party Agent thereof by telephone or electronically and, if requested by the Loan Party Agent, shall confirm any telephonic notice in writing.
4.4    Loan Party Agent. Each Loan Party hereby designates Clean Harbors, Inc. (the “Loan Party Agent”) as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Agent, any Issuing Bank or any Lender. The Loan Party Agent hereby accepts such appointment. The Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by the Loan Party Agent on behalf of any Loan Party. The Agent and the Lenders may give any notice or communication with a Loan Party hereunder to the Loan Party Agent on behalf of such Loan Party. Each of the Agent, Issuing Banks and the Lenders shall have the right, in its discretion, to deal exclusively with the Loan Party Agent for any or all purposes under the Loan Documents. Each Loan Party agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Loan Party Agent shall be binding upon and enforceable against it.
4.5    One Obligation. Without in any way limiting the Obligations of any Loan Party with respect to its Guarantee of the Loan Party Group Obligations of another Loan Party Group, the Loan Party Group Obligations owing by each Loan Party Group shall constitute one general obligation of the Loan Parties within such Loan Party Group and (unless otherwise expressly provided in any Loan Document) shall be secured by the Agent’s Lien upon all Collateral of each member of such Loan Party Group; provided, however, that each Credit Party shall be deemed to be a creditor of, and the holder of a separate claim against, each Loan Party to the extent of any Obligations owed by such Loan Party to such Credit Party.

4.6    Effect of Termination. On the effective date of any termination of any of the Commitments, all undertakings of the Loan Parties contained in the Loan Documents shall survive, and the Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, the Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages the Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, the Agent receives (a) a written agreement, executed by the Loan Party Agent and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying the Agent and the Lenders from any such damages; or (b) such Cash Collateral as the Agent, in its reasonable discretion, deems necessary to protect against any such damages. Sections 2.2, 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 14.2 and this Section 4.6, and the obligation of each Loan Party and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.
SECTION 5.     PAYMENTS
5.1    General Payment Provisions. All payments of Obligations shall be made without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of an Interest Period Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans to a Borrower shall be applied first to Floating Rate Loans to such Borrower and then to Interest Period Loans to such Borrower; provided, however, that as long as no Default or Event of Default exists, prepayments of Interest Period Loans may, at the option of the applicable Borrower and the Agent, be held by the Agent as Cash Collateral and applied to such Loans at the end of their Interest Periods. All payments with respect to any U.S. Facility Obligations shall be made in Dollars and all payments with respect to any Canadian Facility Obligations shall be made in Canadian Dollars or, if any portion of such Canadian Facility Obligations is denominated in Dollars, then in Dollars.
5.2    Repayment of Obligations. All Canadian Facility Obligations shall be immediately due and payable in full on the Canadian Revolver Commitment Termination Date and all U.S. Facility Obligations shall be immediately due and payable in full on the U.S. Revolver Commitment Termination Date, in each case, unless payment of such Obligations is sooner required hereunder. Revolver Loans may be prepaid from time to time, without penalty or premium, subject to, in the case of Interest Period Loans, the payment of costs set forth in Section 3.9. Unless the Agent otherwise agrees, if any Disposition includes the disposition of Collateral, then the Net Cash Proceeds equal to the greater of (a) the net book value of the applicable Collateral, or (b) the reduction in the Borrowing Base of the applicable Borrower upon giving effect to such Disposition, shall be applied to the Revolver Loans of such Borrower. Notwithstanding anything herein to the contrary, if an Overadvance exists (including as the result of any Disposition but subject to the proviso below), the Borrower owing such Overadvance shall, on the sooner of the Agent’s demand or the first Business Day after such Borrower has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of the related Overadvance Loan to zero.

5.3    [Reserved].
5.4    Payment of Other Obligations. Obligations shall be paid by the Borrowers as provided in the Loan Documents or, if no payment date is specified, on demand.
5.5    Marshaling; Payments Set Aside. None of the Agent or the Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or against any Obligations. If any payment by or on behalf of the Borrowers is made to the Agent, any Issuing Bank or any Lender, or the Agent, any Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a Creditor Representative or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
5.6    Post-Default Allocation of Payments.
5.6.1     Allocation. Notwithstanding anything in any Loan Document to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by or on behalf of any Loan Party, realization on Collateral, setoff or otherwise, shall be allocated as follows:
(a)    with respect to monies, payments, Property or Collateral of or from any U.S. Facility Loan Parties:
(i)    first, to all Obligations consisting of costs and expenses, including Extraordinary Expenses, owing to the Agent;
(ii)    second, to all amounts owing to the Agent on U.S. Swingline Loans;
(iii)    third, to all amounts owing to U.S. Issuing Bank on U.S. LC Obligations (other than amounts owing pursuant to clause (b) of such definition);
(iv)    fourth, to all U.S. Facility Obligations constituting fees (excluding amounts relating to Bank Products and Secured Hedging Obligations) owing by the U.S. Facility Loan Parties (exclusive of any such amounts owing by the Canadian Domiciled Loan Parties which are guaranteed by the U.S. Domiciled Loan Parties);
(v)    fifth, to all U.S. Facility Obligations constituting interest (excluding amounts relating to Bank Products and Secured Hedging Obligations) owing by the U.S. Facility Loan Parties (exclusive of any such amounts owing by the Canadian Domiciled Loan Parties which are guaranteed by the U.S. Domiciled Loan Parties);
(vi)    sixth, to provide Cash Collateral for outstanding U.S. Letters of Credit;
(vii)    seventh, to all other U.S. Facility Obligations (exclusive of any such amounts owing by the Canadian Domiciled Loan Parties which are guaranteed by the U.S. Domiciled Loan

Parties), other than (A) Bank Product Debt and (B) U.S. Secured Hedging Obligations to the extent the amount of U.S. Secured Hedging Obligations exceeds the U.S. Secured Hedging Reserves;
(viii)    eighth, to Bank Product Debt of the U.S. Facility Loan Parties and U.S. Secured Hedging Obligations to the extent the amount of U.S. Secured Hedging Obligations exceeds the U.S. Secured Hedging Reserves (exclusive of any such amounts owing by the Canadian Domiciled Loan Parties which are guaranteed by the U.S. Domiciled Loan Parties);
(ix)    ninth, to be applied in accordance with clause (b) below, to the extent there are insufficient funds for the Full Payment of all Obligations owing by the Canadian Domiciled Loan Parties; and
(x)    tenth, after Full Payment of all Obligations, the remainder to the Loan Party Agent for the benefit of the U.S. Domiciled Loan Parties or such other Person(s) as shall be legally entitled thereto.
(b)    with respect to monies, payments, Property or Collateral of or from any Canadian Domiciled Loan Parties, together with any allocations pursuant to subclause (ix) of clause (a) above:
(i)    first, to all Obligations consisting of costs and expenses, including Extraordinary Expenses, owing to the Agent, to the extent owing by any Canadian Domiciled Loan Party;
(ii)    second, to all amounts owing to the Agent (for the credit of Bank of America (Canada)) on Canadian Swingline Loans;
(iii)    third, to all amounts owing to Canadian Issuing Bank on Canadian LC Obligations (other than amounts owing pursuant to clause (b) of such definition);
(iv)    fourth, to all Canadian Facility Obligations constituting fees (excluding amounts relating to Bank Products and Secured Hedging Obligations);
(v)    fifth, to all Canadian Facility Obligations constituting interest (excluding amounts relating to Bank Products and Secured Hedging Obligations);
(vi)    sixth, to provide Cash Collateral for outstanding Canadian Letters of Credit;
(vii)    seventh, to all other Canadian Facility Obligations, other than (A) Bank Product Debt and (B) Canadian Secured Hedging Obligations to the extent the amount of Canadian Secured Hedging Obligations exceeds the Canadian Secured Hedging Reserves;
(viii)    eighth, to Bank Product Debt of the Canadian Domiciled Loan Parties and Canadian Secured Hedging Obligations to the extent the amount of Canadian Secured Hedging Obligations exceeds the Canadian Secured Hedging Reserves; and
(ix)    ninth, after Full Payment of all Canadian Facility Obligations, the remainder to the Loan Party Agent for the benefit of the Canadian Domiciled Loan Parties or such other Person(s) as shall be legally entitled thereto.

Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt and Secured Hedging Obligations shall be the actual Bank Product Debt and Secured Hedging Obligations as calculated by the methodology reported to the Agent for determining the amount due. The Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt or Secured Hedging Obligations, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Lender or Affiliate thereof providing the related Bank Product or party to the applicable Hedging Agreement. In the absence of such notice, the Agent may assume the amount to be distributed is the amount with respect to such Bank Product Debt or Secured Hedging Obligation last reported to it. The allocations set forth in this Section 5.6.1 are solely to determine the rights and priorities of the Agent and the Lenders as among themselves, and may be changed by agreement among them without the consent of any Loan Party. This Section is not for the benefit of or enforceable by any Borrower or any other Loan Party.
5.6.2     Erroneous Application. The Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
5.7    Application of Payments. During any Cash Trigger Period, the ledger balance in the main Dominion Account of each Borrower as of the end of a Business Day shall be applied to the Loan Party Group Obligations of such Borrower at the beginning of the next Business Day. If, as a result of such application, a credit balance exists, the balance shall not accrue interest in favor of the Borrowers and shall be made available to the Borrowers of the applicable Loan Party Group as long as no Default or Event of Default exists. Each Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that the Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as the Agent deems advisable.
5.8    Account Stated.
5.8.1     Loan Account. The Agent shall maintain in accordance with its usual and customary practices an account or accounts evidencing the Debt of each Borrower hereunder. Any failure of the Agent to record anything in a loan account, or any error in doing so, shall not limit or otherwise affect the obligation of the Borrowers to pay any amount owing hereunder.
5.8.2     Entries Binding. Entries made in a loan account shall constitute presumptive evidence of the information contained therein. If any information contained in a loan account is provided to or inspected by any Person, then such information shall be conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies the Agent in writing within thirty (30) days after receipt or inspection that specific information is subject to dispute.

5.9    Taxes.
5.9.1     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(a)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of the Agent) requires the deduction or withholding of any Tax from any such payment by the Agent or a Loan Party, then the Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to Section 5.10.
(b)    If any Loan Party or the Agent shall be required by the Code or other Applicable Law to withhold or deduct any Taxes, including both United States federal backup withholding and withholding taxes, from any payment, then (i) the Agent shall withhold or make such deductions as are determined by the Agent to be required based upon the information and documentation it has received pursuant to Section 5.10, (ii) the Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code or other Applicable Law, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 5.9.1(b)) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction been made.
5.9.2     Payment of Other Taxes by the Borrower. Without limiting the provisions of Section 5.9.1, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
5.9.3     Tax Indemnifications.
(a)    Each of the Loan Parties shall, and does hereby agree to, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.9) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the relevant Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. Each of the Loan Parties shall, and does hereby, jointly and severally indemnify the Agent, and shall make payment in respect thereof within ten (10) days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Agent as required pursuant to Section 5.9.3(b).
(b)    Each Lender shall, and does hereby agree to, severally indemnify, and shall make payment in respect thereof within ten (10) days after demand therefor, (i) the Agent against any

Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) the Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.2.4 relating to the maintenance of a Participant Register and (iii) the Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Agent under this Section 5.9.3(b).
5.9.4     Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority as provided in this Section 5.9, such Loan Party or the Loan Party Agent shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Agent.
5.9.5     Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 5.9, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 5.9 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that such Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.9.5, in no event will the applicable Recipient be required to pay any amount to such Loan Party pursuant to this Section 5.9.5 the payment of which would place the Recipient in a less favorable net after-Tax position than such Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.9.5 shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Loan Party or any other Person.
5.9.6     Survival. Each party’s obligations under this Section 5.9 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
5.10    Lender Tax Information.
5.10.1     Generally. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Loan Party is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under any Loan Document shall deliver to the Agent and the Loan Party Agent, at the time or times prescribed by Applicable Law or reasonably requested by the Agent or the Loan Party Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by the Agent or the Loan Party Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Agent or the Loan Party Agent as will enable the Agent and the Loan Party Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.
5.10.2     Certain Documents. Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Agent and the Loan Party Agent IRS Form W-9 or such other documentation or information prescribed by Applicable Law or reasonably requested by the Agent or the Loan Party Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. If any Foreign Lender is entitled to any exemption from or reduction of withholding tax for payments with respect to the U.S. Facility Obligations, it shall deliver to the Agent and the Loan Party Agent, on or prior to the date on which it becomes a Lender hereunder (and from time to time thereafter upon request by the Agent or the Loan Party Agent, but only if such Foreign Lender is legally entitled to do so), (a) IRS Form W-8BEN or IRS Form W-8BEN-E claiming eligibility for benefits of an income tax treaty to which the United States is a party; (b) IRS Form W-8ECI; (c) IRS Form W-8IMY and all required supporting documentation; (d) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, IRS Form W-8BEN-E and a certificate showing such Foreign Lender is not (i) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (ii) a “10 percent shareholder” of any Loan Party within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (or in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) of the Code, an IRS Form W-8BEN and a similar certificate); and/or (e) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in withholding tax, together with such supplementary documentation as may be necessary to allow the Agent and the U.S. Borrower to determine the withholding or deduction required to be made. If a payment made to a Tax Indemnitee under any Loan Document would be subject to U.S. withholding Tax imposed by FATCA if such Tax Indemnittee fails to comply with the applicable reporting requirements of FATCA, such Tax Indemnitee shall deliver to the Agent and the Loan Party Agent (A) a certification signed by the chief financial officer, principal accounting officer, treasurer or controller and (B) other documentation reasonably requested by the Agent or the Loan Party Agent sufficient for the Agent or the Loan Party

Agent to comply with its obligations under FATCA and to determine that such Tax Indemnitee has complied with such applicable reporting requirements.
5.10.3     Lender Obligations. Each Applicable Lender and applicable Issuing Bank shall promptly notify the Loan Party Agent and the Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Applicable Lender and each Issuing Bank, in each case, severally and not jointly with any other Applicable Lender and/or Issuing Bank, shall indemnify, hold harmless and reimburse (within ten (10) days after demand therefor) the affected Borrower to which such Lender or Issuing Bank has issued a Commitment and the Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against such affected Borrower or Agent by any Governmental Authority due to such Applicable Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Applicable Lender and Issuing Bank authorizes the Agent to set off any amounts due to the Agent under this Section against any amounts payable to such Applicable Lender or Issuing Bank under any Loan Document.
5.11    Currency Matters. Dollars are the currency of account and payment for each and every sum at any time due from the Borrowers hereunder unless otherwise specifically provided in this Agreement, any other Loan Document or otherwise agreed to by the Agent.
5.11.1     Each repayment of a Revolver Loan or LC Obligation or a part thereof shall be made in the currency in which such Revolver Loan or LC Obligation is denominated at the time of that repayment;
5.11.2     Each payment of interest shall be made in the currency in which the principal or other sum in respect of which such interest is denominated;
5.11.3     Each payment of fees by the U.S. Borrower pursuant to Section 3.2 shall be in Dollars;
5.11.4     Each payment of fees by the Canadian Borrower pursuant to Section 3.2 shall be in Dollars;
5.11.5     Each payment in respect of Extraordinary Expenses and any other costs, expenses and indemnities shall be made in the currency in which the same were incurred by the party to whom payment is to be made; and
5.11.6     Any amount expressed to be payable in Canadian Dollars shall be paid in Canadian Dollars.
No payment to any Credit Party (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Loan Party in respect of which it was made unless and until such Credit Party shall have received Full Payment in the currency in which such obligation or liability is payable pursuant to the above provisions of this Section 5.11. To the extent that the amount of any such payment shall, on actual conversion into such currency, fall short of such obligation or liability actual or contingent expressed in that currency, such Loan Party (together with the other Loan Parties within its Loan Party Group or other obligors pursuant to any Guarantee of the Obligations of such Loan Party Group) agrees to indemnify and hold harmless such Credit Party, with respect to the amount of the shortfall with respect to amounts payable by such Loan Party hereunder, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall. To the extent that the amount of any such payment to a Credit Party shall, upon an actual conversion into such currency, exceed such obligation or liability, actual or contingent, expressed in that currency, such Credit Party shall return such excess to the members of the affected Loan Party Group.
5.12    Currency Fluctuations. On each Business Day or such other date determined by the Agent, the Agent shall determine the Exchange Rate as of such date. The Exchange Rate so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date. On each Reset Date, the Agent shall determine the Dollar Equivalent of the Canadian Revolver Exposure. If, on any Reset Date, the Total Revolver Exposure exceeds the total amount of the Commitments on such date or the Canadian Revolver Exposure on such date exceeds the Canadian Borrowing Base on such date (the amount of any such excess referred to herein as the “Excess Amount”) then (a) the Agent shall give notice thereof to the Borrowers and the Lenders and (b) within two (2) Business Days thereafter, the Borrowers shall cause such excess to be eliminated, either by repayment of Revolver Loans or depositing of Cash Collateral with the Agent with respect to LC Obligations and, until such Excess Amount is repaid, the Lenders shall not have any obligation to make any Loans.
SECTION 6.     CONDITIONS PRECEDENT
6.1    Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2, the Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to the Borrowers hereunder, until the date (the “Closing Date”) that each of the following conditions has been satisfied:
(a)    The Agent’s receipt of the following, each of which shall be originals, telecopies, or PDF attachments to electronic mail (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Agent and each of the Lenders in all respects:
(i)    executed counterparts of this Agreement, the Canadian Security Agreement, the U.S. Security Agreement, the Canadian Facility Guarantees and the U.S. Facility Guarantee sufficient in number for distribution to the Agent, each Lender and the Borrowers;
(ii)    Canadian Revolver Notes executed by the Canadian Borrower for delivery to each Canadian Lender that requests issuance of a Note, and U.S. Revolver Notes executed by the U.S. Borrower for delivery to each U.S. Lender that requests issuance of a Note;
(iii)    executed counterparts of the Ratification Agreement, sufficient in number for distribution to the Agent, each Lender and the Borrowers;
(iv)    [Reserved];

(v)    executed counterparts of each other Loan Document, together with:

(A)
proper financing statements (1) filed under the UCC of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Liens created under the U.S. Security Agreement, covering the Collateral described in the U.S. Security Agreement and (2) filed under the PPSA of all jurisdictions that the Agent may deem necessary or desirable in order to perfect the Liens created under the Canadian Security Agreement, covering the Collateral described in the Canadian Security Agreement;

(B)
evidence of the completion of all other actions, recordings and filings of or with respect to the U.S. Security Agreement and the Canadian Security Agreement that the Agent may deem necessary or desirable in order to perfect the Liens created thereby;

(C)
evidence that all other action that the Agent may deem necessary or desirable in order to perfect the Liens created under the U.S. Security Agreement and the Canadian Security Agreement has been taken (including receipt of any applicable duly executed payoff letters, UCC-3 or PPSA-3C termination statements, Deposit Account Control Agreements and Lien Waivers); and

(D)	UCC, PPSA, RPMRR and other Lien searches and other evidence reasonably satisfactory to the Agent that its Liens are the only Liens upon the Collateral, except Permitted Liens;
(vi)    the Perfection Certificates, duly executed by the respective Loan Parties;
(vii)    favorable opinions, in each case addressed to the Agent and each Lender, from each of (A) Davis, Malm & D’Agostine, P.C., U.S. counsel to the Loan Parties, (B) Herrick, Feinstein LLP, New York counsel to the Loan Parties, (C) Gowlings Lafleur Henderson LLP, Canadian counsel to the Loan Parties, (D) Stewart McKelvey, Canadian counsel to certain Canadian Domiciled Loan Parties, and (E) Arnstein & Lehr LLP, Wisconsin counsel to one of the U.S. Domiciled Loan Parties;
(viii)    a certificate of a Responsible Officer of each Loan Party, certifying (A) that attached copies of such Loan Party’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (B) that an attached copy of resolutions authorizing execution and delivery of the Loan Documents is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; (C) either (1) attaching copies of all consents, licenses and approvals required in connection with the consummation by such Loan Party of the Transactions and that such consents, licenses and approvals are in full force and effect, or (2) stating that no such consents, licenses or approvals are so required; and (D) to the title, name and signature of each Person authorized to sign the Loan Documents to which such Loan Party is a party. The Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Loan Party in writing;

(ix)    a certificate signed by a Responsible Officer of each Borrower certifying (A) that the conditions specified in Sections 6.2(a), (b) and (c) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(x)    [Reserved];
(xi)    [Reserved];
(xii)    a certificate from a knowledgeable Responsible Officer of each Loan Party certifying that, after giving effect to the Transactions and the initial Loans (if any) and transactions hereunder, such Loan Party is Solvent;
(xiii)    evidence that all property and liability insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance and endorsements, naming the Agent, on behalf of the Lenders, as an additional insured or lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties;
(xiv)    a Borrowing Base Certificate with respect to each of the Canadian Borrowing Base and the U.S. Borrowing Base, duly certified by a Responsible Officer of the U.S. Borrower, and demonstrating that, after giving effect to the Transactions, the initial funding of Loans (if any) and issuance of Letters of Credit, and the payment by the Borrowers of all fees and expenses incurred in connection with the Transactions, Liquidity shall be at least $100,000,000;
(xv)    duly executed agreements establishing each Dominion Account and related lockbox, in form and substance satisfactory to the Agent;
(xvi)    good standing certificates and/or certificates of status for each Loan Party, issued by the Secretary of State or other appropriate official of such Loan Party’s jurisdiction of organization and each jurisdiction where such Loan Party’s conduct of business or ownership of Property necessitates qualification;
(xvii)    evidence that any loans made pursuant to the Existing Credit Agreement by any lender other than those party to this Agreement have been paid off and that any letters of credit issued by any letter of credit issuer other than those party to this Agreement have been replaced; and
(xviii)    such other assurances, certificates, documents, consents or opinions as the Agent, the Issuing Banks, or any Lender reasonably may require.
(b)    (i) All fees required to be paid to the Agent and the Lead Arranger on or before the Closing Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.
(c)    The Borrowers shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrowers and such counsel).
(d)    The Agent, the Lenders and the Lead Arranger shall have completed their business, financial and legal due diligence investigation, including such collateral reviews, field examinations, audits, assessments or other reviews that they deem appropriate, of the U.S. Borrower and its Subsidiaries in scope, and with results, satisfactory to the Agent, the Lenders and the Lead Arranger and shall have been given such access to the management, records, books of account, contracts and properties of the U.S. Borrower and its Subsidiaries and shall have received such financial, business and other information regarding each of the foregoing Persons and businesses as they shall have requested.
(e)    The Agent shall be satisfied with the corporate, capital (including Debt) and ownership structure of the U.S. Borrower and its Subsidiaries after giving effect to the Transactions.
(f)    [Reserved];
(g)    [Reserved];
(h)    The Agent and the Lead Arranger shall be satisfied that there has been no material adverse change in the business, assets, properties, liabilities, operations, condition or prospects of the U.S. Borrower and its Subsidiaries, and that there has been no material disruption of or material adverse change to the conditions in the financial, banking and capital markets.
(i)    No action, suit, investigation, litigation or proceeding pending or threatened in any court or before any arbitrator or governmental instrumentality could, in the judgment of the Agent or the Lead Arranger, reasonably be expected to have a Material Adverse Effect on the business, assets, properties, liabilities, operations, condition or prospects of the U.S. Borrower or its Subsidiaries, or could impair any Loan Party’s ability to perform any of its obligations under the Loan Documents, or could reasonably be expected to materially and adversely affect the Transactions.
6.2    Conditions Precedent to all Credit Extensions. The Agent, Issuing Banks and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of the Borrowers (including the initial Loans, if any, made on the Closing Date), unless the following conditions are satisfied:
(a)    The representations and warranties of the Borrowers and each other Loan Party contained in Section 9 or any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct on and as of the date of such extension of credit, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date, and except that for purposes of this Section 6.2, the representations and warranties contained in Sections 9.1.5(a) and (b) shall be deemed to refer to the most recent statements furnished pursuant to Sections 10.1.1(a) and (b), respectively;
(b)    No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant or from the application of the proceeds thereof;

(c)    No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect;
(d)    With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied;
(e)    With respect to a Borrowing of Revolver Loans, the Loan Party Agent shall give the Agent a Notice of Borrowing in accordance with the requirements hereof; and
(f)    Both immediately before and immediately after giving effect thereto, no Canadian Overadvance or U.S. Overadvance shall exist or would result therefrom and the Total Exposure would not exceed the Maximum Facility Amount.
Each request (or deemed request, except a deemed request in connection with an Overadvance or a Protective Advance or pursuant to Section 2.2.2(a) or 2.3.2(a)) by the Loan Party Agent or any Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by the Borrowers that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant.
SECTION 7.     [RESERVED].
SECTION 8.     COLLATERAL ADMINISTRATION
8.1    Borrowing Base Certificates. On the twentieth (20th) day of each month (or on the first Business Day of each week during any Reporting Trigger Period), the Loan Party Agent shall deliver to the Agent (and the Agent shall promptly deliver same to the Lenders) a Borrowing Base Certificate with respect to each Borrower, in each case, prepared as of the close of business of the previous month (or, if applicable, previous week), and, if a Default or an Event of Default has occurred and is continuing, at more frequent times as the Agent may request. All calculations of the applicable Borrowing Base in any Borrowing Base Certificate shall originally be made by the Loan Party Agent and certified by a Responsible Officer of the Loan Party Agent, provided that the Agent may from time to time review and adjust any such calculation to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the applicable Availability Reserve. Each Borrowing Base Certificate shall set forth the calculation of the U.S. Borrowing Base in Dollars and of the Canadian Borrowing Base in the Dollar Equivalent. In no event shall the Borrowing Base, Liquidity, U.S. Availability or Canadian Availability on any date be deemed to exceed the amounts shown on the Borrowing Base Certificate last received by the Agent prior to such date, as the calculation in such Borrowing Base Certificate may be adjusted from time to time by the Agent as herein authorized.
8.2    Administration of Accounts.
8.2.1     Records and Schedules of Accounts. Each Loan Party shall keep accurate and complete records of its Accounts, including all payments and collections thereon, and shall submit to the Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to the Agent, on such periodic basis as the Agent may request. The Loan Party Agent shall also provide to the Agent, on or before the twentieth (20th) day of each month and, if a Default or an Event of Default has occurred and is continuing, at more frequent times as the Agent may request, a detailed aged trial balance of all Accounts of each Borrower as of the end of the preceding month (or shorter applicable period), specifying each Account’s Account Debtor name and address, amount, invoice date and due date, showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as the Agent may reasonably request. If Accounts of any Loan Party Group in an aggregate face amount of $5,000,000 or more cease to be Eligible Accounts (other than as a result of the payment thereof), the Loan Party Agent shall notify the Agent of such occurrence promptly (and in any event within one (1) Business Day) after any Loan Party has knowledge thereof.
8.2.2     Taxes. If an Account of any Loan Party includes a charge for any Taxes, the Agent is authorized, in its discretion, during the continuance of an Event of Default or, upon prior notice to the Loan Party Agent, if the applicable Loan Party has not paid such Taxes when due, to pay the amount thereof to the proper Governmental Authority for the account of such Loan Party and to charge the Loan Parties therefor; provided, however, that neither the Agent nor the Lenders shall be liable for any Taxes that may be due from the Loan Parties or with respect to any Collateral.
8.2.3     Account Verification. Whether or not a Default or Event of Default exists, the Agent shall have the right at any time, in accordance with the Agent’s customary practice in administering asset based financings similar to the financing hereunder (it being understood that so long as no Default or Event of Default exists, the Agent may only exercise such rights in concert with the Borrowers’ personnel in joint field examinations and other joint actions), in the name of the Agent, any designee of the Agent or any Loan Party, to verify the validity, amount or any other matter relating to any Accounts of the Loan Parties by mail, telephone or otherwise. The Loan Parties shall cooperate fully with the Agent in an effort to facilitate and promptly conclude any such verification process.
8.2.4     Maintenance of DACA Deposit Accounts and Dominion Accounts. The Canadian Domiciled Loan Parties shall maintain a Canadian Dominion Account. The U.S. Facility Loan Parties shall maintain the U.S. Dominion Account. The Loan Parties shall (a) require each lockbox servicer of each of any Loan Party’s lockboxes (if any) to deposit all Payment Items received therein directly to the Dominion Account at the related financial institution, and (b) maintain each other Deposit Account, together with all other Deposit Accounts of the Loan Parties (other than Excluded Accounts), as DACA Deposit Accounts by obtaining an executed Deposit Account Control Agreement from each such lockbox servicer and each financial institution which maintains Deposit Accounts (other than any Excluded Accounts) for any Loan Party, which Deposit Account Control Agreement (i) establishes the Agent’s dominion and control (which shall be exercised during a Cash Trigger Period) over the subject lockbox(es), if any, and/or Deposit Account(s) of the Loan Parties maintained with such servicer or institution, and (ii) waives offset rights of such servicer or bank, except for customary administrative charges. Neither the Agent nor the Lenders assume any responsibility to the Loan Parties for any lockbox arrangement, DACA Deposit Account or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.

8.2.5     Proceeds of Collateral; Payment Items Received. Each Loan Party shall request in writing and otherwise take commercially reasonable steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If any Loan Party or Restricted Subsidiary receives cash or Payment Items with respect to any Collateral or any such Payment Item not properly deposited by a lockbox servicer in accordance with the requirements set forth in Section 8.2.4, it shall hold same in trust for the Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
8.3    [Reserved].
8.4    [Reserved].
8.5    Administration of Deposit Accounts. Schedule 8.5 sets forth all lockbox arrangements and Deposit Accounts (including Dominion Accounts) maintained by the Loan Parties as of the Closing Date. Each Loan Party shall take all actions necessary to establish the Agent’s control of each such Deposit Account (other than any Excluded Account) by causing the related deposit account bank to enter into a Deposit Account Control Agreement. The sole account holder of each Deposit Account shall be a single Loan Party and, subject to an Intercreditor Agreement to the extent (if any) that any such Deposit Account contains Other Property, the Loan Parties shall not allow any other Person (other than the Agent) to have control (as contemplated by the UCC and the PPSA) over a Deposit Account or any Property deposited therein. Each Loan Party shall promptly notify the Agent of any opening or closing of a Deposit Account and, concurrently with the opening thereof, shall ensure such account (other than accounts excluded from the operation of this paragraph above) is subject to a fully executed Deposit Account Control Agreement, an original copy of which has been delivered to the Agent.
8.6    General Provisions.
8.6.1     Location of Collateral. All tangible items of Collateral shall at all times be kept by Loan Parties at the Loan Parties’ business locations set forth in Schedule 2 to the Perfection Certificates, except that Loan Parties may move any tangible item of Collateral to another location in the United States or Canada in the Ordinary Course of Business.
8.6.2     Protection of Collateral. All reasonable expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral of a Loan Party Group, all Taxes payable with respect to any Collateral of a Loan Party Group (including any sale thereof), and all other payments required to be made by the Agent to any Person to realize upon any Collateral of a Loan Party Group, shall be borne and paid by the Loan Parties of such Loan Party Group. The Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in the Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at the Loan Parties’ sole risk.
8.6.3     Defense of Title to Collateral. Each Loan Party shall at all times (a) defend its title to Collateral consisting of Eligible Accounts and the Agent’s Liens therein and (b) use commercially reasonable efforts to defend its title to all other Collateral and the

Agent’s Liens therein, in each case, against all Persons, claims and demands whatsoever, except Permitted Liens.
8.7    Power of Attorney. Each Loan Party hereby irrevocably constitutes and appoints the Agent (and all Persons designated by the Agent) as such Loan Party’s true and lawful attorney (and agent-in-fact), coupled with an interest, for the purposes provided in this Section. The Agent, or Agent’s designee, may, without notice and in either its or a Loan Party’s name, but at the cost and expense of the Loan Parties within such Loan Party’s Loan Party Group:
(a)    Endorse a Loan Party’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into the Agent’s possession or control; and
(b)    During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as the Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign a Loan Party’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to a Loan Party, and notify postal authorities to deliver any such mail to an address designated by the Agent; (vii) endorse any Chattel Paper, Document, Instrument, or other document or agreement relating to any Accounts or other Collateral; (viii) use a Loan Party’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which a Loan Party is a beneficiary; and (xii) take all other actions as the Agent reasonably deems appropriate to fulfill any Loan Party’s obligations under the Loan Documents.
SECTION 9.     REPRESENTATIONS AND WARRANTIES
9.1    General Representations and Warranties. To induce the Agent and the Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each Borrower hereby jointly and severally represents and warrants that:
9.1.1     Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Applicable Law of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business and (ii) in the case of the Loan Parties, execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transactions, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Applicable Law of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
9.1.2     Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organic Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Applicable Law.
9.1.3     Governmental Authorization; Other Consents. Except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transactions, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Security Documents, (c) the perfection or maintenance of the Liens created under the Security Documents (including, subject to Liens permitted by Section 10.2.1 and the provisions of any Intercreditor Agreement, the first priority nature thereof) or (d) the exercise by the Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Security Documents.
9.1.4     Binding Effect. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms.
9.1.5     Financial Statements; No Material Adverse Effect.
(a)    The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the U.S. Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Debt and other liabilities, direct or contingent, of the U.S. Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes and Contingent Obligations.
(b)    The unaudited consolidated balance sheet of the U.S. Borrower and its Subsidiaries dated June 30, 2016, and the related unaudited consolidated statements of income, cash flows, and stockholders’ equity for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and (ii) fairly present the financial condition of the U.S. Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of certain footnotes and to normal year-end audit adjustments. Such unaudited consolidated balance sheet (including the notes thereto) sets forth all material Debt and other liabilities, direct or contingent, of the U.S. Borrower and its Subsidiaries as of the date of such financial statements, including liabilities for Taxes and Contingent Obligations.
(c)    Since June 30, 2016, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.
(d)    [Reserved].
(e)    The consolidated forecasted balance sheet, statements of income and cash flows of the U.S. Borrower and its Subsidiaries which have been furnished by the U.S. Borrower to the Agent and each Lender (pursuant to Section 6.1, Section 10.1.1(d) or otherwise) were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, the U.S. Borrower’s best estimate of its future financial condition and performance.
9.1.6     Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrowers after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the U.S. Borrower or any of its Subsidiaries or against any of their properties or revenues that purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transactions which, either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.
9.1.7     No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
9.1.8     Ownership of Property; Liens; Leases.
(a)    Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Other than Liens permitted by Section 10.2.1, Schedule 9.1.8(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party subject thereto. The property of each Loan Party is subject to no Liens, other than Liens set forth on Schedule 9.1.8(b), and as otherwise permitted by Section 10.2.1.

(c)    Schedule 8(a) of the U.S. Perfection Certificate sets forth a complete and accurate list of all Real Estate owned or leased by any U.S. Domiciled Loan Party, showing as of the date hereof the street address, county or other relevant jurisdiction, state and record owner thereof. As applicable, such Loan Party has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party, free and clear of all Liens, other than Liens permitted by Section 10.2.1, or such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms.
9.1.9     Environmental Compliance.
(a)    The Loan Parties and their respective Subsidiaries conduct in the Ordinary Course of Business a review of the effect of existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrowers have reasonably concluded that, except as specifically disclosed in Schedule 9.1.9, such Environmental Laws and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Except as otherwise set forth in Schedule 9.1.9, none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property. Except to such extent as could not reasonably be expected to result in a Material Adverse Effect, (i) there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries; (ii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries.
(c)    Except as otherwise set forth on Schedule 9.1.9, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries.
(d)    The Loan Parties and their Subsidiaries have all material licenses, permits, certificates, approvals or similar authorizations required to be obtained or filed in connection with the operations of the Loan Parties and their Subsidiaries under any Environmental Law and all such licenses, permits, certificates, approvals or similar authorizations are valid and in full force and effect. There are no past or present occurrences, conditions, activities or events that could reasonably be expected to prevent the U.S. Borrower or any Subsidiary from materially complying with, or that could reasonably be expected to result in any material liability under, any applicable

Environmental Law. No Liens have been recorded with respect to any Collateral under any Environmental Law.
9.1.10     Insurance. The properties of the U.S. Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the U.S. Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the U.S. Borrower or the applicable Subsidiary operates.
9.1.11     Taxes. The U.S. Borrower and its Subsidiaries have filed all federal, state, provincial and other material tax returns and reports required to be filed. All information in such tax returns and reports is complete and accurate in all material respects. The U.S. Borrower and its Subsidiaries have paid all federal, state, provincial and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the U.S. Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.
9.1.12     ERISA Compliance.
(a)    Schedule 9.1.12 sets forth all Plans (including, for the avoidance of doubt and without limitation, all Pension Plans and Foreign Plans) and Canadian Employee Plans in existence as of the date hereof.
(b)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other Applicable Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS for the period for which the remedial amendment period (within the meaning of Code Section 401(b) and IRS guidance) has expired or, with respect to a new Plan or a period for which the remedial amendment period has not expired, an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would reasonably be expected to prevent, or cause the loss of, such qualification. Each Loan Party and ERISA Affiliate has met all applicable requirements under the Code, ERISA and the Pension Protection Act of 2006, and no application for a waiver of the minimum funding standards or an extension of any amortization period has been made with respect to any Plan.
(c)    There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority with respect to any Plan. There has been no prohibited transaction under Section 406 of ERISA or 4975 of the Code or violation of the fiduciary responsibility rules of ERISA with respect to any Plan that resulted or could reasonably be expected to result in liability for any Loan Party or Affiliate or ERISA Affiliate thereof.
(d)    (i) No ERISA Event has occurred or could reasonably be expected to occur; (ii)  no Pension Plan has any Unfunded Pension Liability, (iii)  no Loan Party or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no

Loan Party or ERISA Affiliate has incurred, or could reasonably be expected to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; (v) no Loan Party or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA; and (vi) as of the most recent valuation date for any Pension Plan or Multiemployer Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is at least sixty percent (60%), and no Loan Party or ERISA Affiliate knows of any fact or circumstance that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below sixty percent (60%) as of such date.
(e)    With respect to any Foreign Plan, (i) all employer and, to the knowledge of the Borrowers, employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with applicable accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable Governmental Authorities.
(f)    The Canadian Domiciled Loan Parties are in compliance in all material respects with the requirements of the PBA and any FSCO requirements of general application with respect to each Canadian Pension Plan and in compliance with any FSCO directive or order directed specifically at a Canadian Pension Plan. Other than as set forth on Schedule 9.1.12(f), no Canadian Pension Plan has any Unfunded Pension Liability. No fact or situation that may reasonably be expected to result in a Material Adverse Effect exists in connection with any Canadian Pension Plan. No Canadian Domiciled Loan Party or Subsidiary thereof contributes to or participates in a Canadian Multi-Employer Plan. No Termination Event has occurred. All contributions required to be made by any Canadian Domiciled Loan Party or Subsidiary thereof to any Canadian Pension Plan have been made in a timely fashion in accordance with the terms of such Canadian Pension Plan and the PBA. No Lien has arisen, choate or inchoate, in respect of any Canadian Domiciled Loan Party or their property in connection with any Canadian Pension Plan (save for contribution amounts not yet due).
9.1.13     Subsidiaries; Equity Interests; Loan Parties. As of the Closing Date, no Loan Party has any Subsidiaries other than those specifically disclosed in clause (a) of Schedule 9.1.13, and, in the case of Restricted Subsidiaries, all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party (or a Subsidiary of a Loan Party) free and clear of all Liens except those permitted by Section 10.2.1. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in clause (b) of Schedule 9.1.13. All of the outstanding Equity Interests in the U.S. Borrower have been validly issued, are fully paid and non-assessable. Set forth on Schedule 1(a) to the Perfection Certificates is a complete and accurate list of all Loan Parties, showing as of the Closing Date (as to each Loan Party) the jurisdiction of its incorporation, organization or amalgamation, the address of its principal place of business and its U.S. or Canadian taxpayer identification number. The Organic

Documents of each Loan Party and each amendment thereto provided pursuant to Section 6.1(a)(viii) is a true and correct copy of each such document, each of which is valid and in full force and effect. No Equity Interests of any of the Restricted Subsidiaries of the Loan Parties are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Restricted Subsidiary is or may become bound to issue additional shares of its Equity Interests or securities convertible or exchangeable for such shares.
9.1.14     Margin Regulations; Investment Company Act.
(a)    None of the U.S. Borrower or any Subsidiary is engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors), or extending credit for the purpose of purchasing or carrying margin stock.
(b)    None of the U.S. Borrower, any Person Controlling the U.S. Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.
9.1.15     Disclosure. Each Borrower has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Restricted Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
9.1.16     Compliance with Laws. Each Loan Party and each Subsidiary thereof is in compliance in all material respects with the requirements of all Applicable Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
9.1.17     Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without material conflict with the rights of any other Person. Schedules 14(a) and 14(b) to the U.S. Perfection Certificate set forth a complete and accurate list of all such IP Rights owned or used by any U.S. Domiciled Loan Party. To the best knowledge of the Borrowers, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of its Subsidiaries infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrowers, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Schedules 14(a) and 14(b) to the U.S. Perfection Certificate set forth all of the agreements or other arrangements of the U.S. Domiciled Loan Parties, other than commercially available “shrink-wrap” software and such agreements and other arrangements the termination of which could not be reasonably expected to result in a Material Adverse Effect, pursuant to which any such Loan Party has a license or other right to use any trademarks, logos, designs, representations or other IP Rights owned by another Person as in effect on the Closing Date and the dates of the expiration of such agreements or other arrangements of any such Loan Party as in effect on the Closing Date (collectively, together with such agreements or other arrangements as may be entered into by any such Loan Party after the Closing Date, collectively, the “License Agreements” and individually, a “License Agreement”). No trademark, servicemark, or other IP Right at any time used by any U.S. Domiciled Loan Party which is owned by another Person, or owned by any such Loan Party subject to any security interest, Lien, collateral assignment, pledge or other encumbrance in favor of any Person other than a Secured Party, is fixed to any Inventory, except to the extent either (i) permitted under the term of the License Agreements listed on Schedule 14(a) and 14(b) to the U.S. Perfection Certificate or (ii) as could not be reasonably expected to result in a Material Adverse Effect.
9.1.18     Solvency. The U.S. Borrower and each of its Significant Subsidiaries is, individually and together with its Subsidiaries on a consolidated basis, Solvent.
9.1.19     Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
9.1.20     Labor Matters. Set forth on Schedule 9.1.20 is a list (including dates of termination) of all collective bargaining agreements, Multiemployer Plans and Canadian Multi-Employer Plans covering the employees of the Loan Parties as of the Closing Date. There is (i) no significant unfair labor practice complaint pending against any Loan Party or, to the best of Loan Parties’ knowledge, threatened against any Loan Party, before the National Labor Relations Board, (ii) no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the Closing Date against any Loan Party or, to best of the Loan Parties’ knowledge, threatened against any Loan Party, (iii) no significant strike, labor dispute, slowdown or stoppage is pending against any Loan Party or, to the best of the Loan Parties’ knowledge, threatened against any Loan Party, and (iv) no Loan Party has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five (5) years.
9.1.21     Security Documents. The provisions of the Security Documents are effective to create in favor of the Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 10.2.1 and the provisions of any Intercreditor Agreement) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings completed prior to the Closing Date and as contemplated hereby and by the Security Documents, no filing or other action will be necessary to perfect such Liens.
9.1.22     Bank Accounts. All of the deposit accounts, investment accounts or other accounts in the name of or used by the Loan Parties maintained at any bank or other financial institution as of the Closing Date are set forth in the Perfection Certificates.
9.1.23     [Reserved].
9.1.24     Restrictions on Subsidiaries. Except for restrictions contained in this Agreement or any other agreement with respect to the Debt of the Loan Parties permitted hereunder, there are no contractual or consensual restrictions on any Loan Party or any of their Restricted Subsidiaries which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Loan Party and any of its Restricted Subsidiaries or (ii) between any Restricted Subsidiaries of the Loan Parties or (b) the ability of any Loan Party or any of their Restricted Subsidiaries to incur Debt or grant security interests to the Secured Parties in the Collateral.
9.1.25     Material Contracts. Schedule 9.1.25 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. To the extent requested by the Agent, the Borrowers have delivered true, correct and complete copies of such Material Contracts to the Agent on or before the Closing Date. Except as would not have a Material Adverse Effect, the Loan Parties are not in breach of or in default under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.
9.1.26     [Reserved].
9.1.27     [Reserved].
9.1.28     Anti-Terrorism Law; Anti-Money Laundering.
(a)    No Loan Party and, to the knowledge of the Loan Parties, none of their Affiliates is in violation of any laws relating to terrorism or money laundering, including the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Order”), and the Patriot Act and the Canadian Anti-Money Laundering & Anti-Terrorism Legislation (collectively, the “Anti-Terrorism Laws”).
(b)    No Loan Party and, to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans or the Letters of Credit is any of the following:
(i)    a person that is a Canadian Blocked Person or is listed in the annex to, or is otherwise subject to the provisions of, the Order;

(ii)    a person owned or controlled by, or acting for or on behalf of, any Canadian Blocked Person, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Order, any person that is currently the subject or target of sanctions program or specially designated nationals list maintained by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, the federal government of Canada or another relevant sanctions authority, any person that is included on OFAC’s “specially designated national and blocked person” list or any similar list enforced by any other relevant sanctions authority or any person that is located, organized or resident in any country or territory to the extent that such country or territory itself is the subject of any country sanctions program maintained by the United States government (including without limitation, OFAC), the United Nations Security Council, the European Union, the federal government of Canada or another relevant sanctions authority;
(iii)    a person with which any Secured Party is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law or Canadian Economic Sanctions and Export Control Laws;
(iv)    a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Order; or
(v)    a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
(c)    No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans or the Letters of Credit (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Canadian Economic Sanctions and Export Control Laws.
9.1.29     Properties.
(a)    Each Loan Party has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for Liens permitted by Section 10.2.1 and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Loan Parties, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted), except to the extent that the failure to be in such condition could not reasonably be expected to result in a Material Adverse Effect, and (ii) constitutes all the property which is required for the business and operations of the Loan Parties as presently conducted.

(b)    No Loan Party has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property.
(c)    Each Loan Party owns or has rights to use all of the Collateral, other property and all rights with respect to any of the foregoing used in, necessary for or material to such Loan Party’s business as currently conducted. The use by each Loan Party of such Collateral, other property and all such rights with respect to the foregoing do not infringe on the rights of any Person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Loan Party’s use of any Collateral or other property does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
9.1.30     [Reserved].
9.1.31     Survival of Warranties; Cumulative. All representations and warranties contained in this Agreement or any of the other Loan Documents shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to the Agent and the Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by the Agent and the Lenders regardless of any investigation made or information possessed by the Agent or the Lenders. The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which the Loan Parties shall now or hereafter give, or cause to be given, to the Agent and/or the Lenders.
9.2    Complete Disclosure. Neither this Agreement nor any other document, certificate or statement furnished to any Secured Party by or on behalf of any Loan Party in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained herein and therein not misleading, in light of the circumstances under which they were made; provided that to the extent this or any such document, certificate or statement was based upon or constitutes a forecast or projection, the Loan Parties represent only that they acted in good faith and utilized reasonable assumptions and due care in the preparation of such document, certificate or statement.
SECTION 10.     COVENANTS AND CONTINUING AGREEMENTS
10.1    Affirmative Covenants. As long as any Commitments or Obligations (other than unasserted indemnification obligations) are outstanding, each Borrower, jointly and severally, agrees that it shall, and shall cause each of its Restricted Subsidiaries to:
10.1.1     Financial Statements. Deliver to the Agent and each Lender, in form and detail satisfactory to the Agent and the Required Lenders:
(a)    as soon as available, but in any event within ninety (90) days after the end of each fiscal year of the U.S. Borrower, audited consolidated financial statements of the U.S. Borrower and its Subsidiaries (including in each case balance sheets, statements of income or loss, statements of cash flow and statements of stockholders’ equity), and the accompanying notes thereto (which shall include, without limitation, a note providing consolidating financial information for the U.S.

Borrower and its U.S. Subsidiaries and Foreign Subsidiaries, respectively, comparable to Note (18), “Guarantor and Non-Guarantor Subsidiaries,” to the Audited Financial Statements), all in reasonable detail, fairly presenting the financial position and the results of the operations of the U.S. Borrower and its Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants (and shall not be subject to any going concern or like qualification, exception or explanatory paragraph), which accountants shall be an independent accounting firm selected by the U.S. Borrower and reasonably acceptable to the Agent, that such financial statements have been prepared in accordance with GAAP, and present fairly the results of operations and financial condition of the U.S. Borrower and its Subsidiaries as of the end of and for the fiscal year then ended, together with a Compliance Certificate and a schedule thereto in a form reasonably satisfactory to the Agent of the calculations used in determining whether the covenant set forth in Section 10.2.11 was satisfied as of the end of such fiscal year;
(b)    as soon as available, but in any event within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the U.S. Borrower (commencing with the fiscal quarter ended September 30, 2016), quarterly unaudited consolidated financial statements (including in each case balance sheets, statements of income or loss, and statements of cash flow), and the notes thereto (which shall include, without limitation, a note providing consolidating financial information for the U.S. Borrower and its U.S. and Foreign Subsidiaries, respectively, comparable to Note (18), “Guarantor and Non-Guarantor Subsidiaries,” to the Audited Financial Statements), all in reasonable detail, fairly presenting the financial position and the results of operations of the U.S. Borrower and its Subsidiaries as of the end of and through such fiscal quarter, certified to be correct by the chief financial officer of the U.S. Borrower, subject to normal year-end adjustments and accompanied by a Compliance Certificate and a schedule thereto in a form reasonably satisfactory to the Agent of the calculations used in determining whether the covenant set forth in Section 10.2.11 was satisfied as of the end of such fiscal quarter;
(c)    as soon as available, but in any event within thirty (30) days after the end of each fiscal month of the first two months of each fiscal quarter, monthly unaudited consolidated financial statements (including in each case balance sheets, statements of income or loss and statements of cash flow), all in reasonable detail, fairly presenting the financial position and the results of the operations of the U.S. Borrower and its Restricted Subsidiaries as of the end of and through such fiscal month, certified to be correct by the chief financial officer of the U.S. Borrower, subject to normal year-end adjustments; and
(d)    as soon as available, but in any event prior to April 1st of each fiscal year of the U.S. Borrower, a budget of the U.S. Borrower and its Restricted Subsidiaries in form reasonably satisfactory to the Agent (including a projected consolidated balance sheet, income statement and statement of cash flows) for such fiscal year, prepared in summary form and on a monthly basis, in each case with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a financial officer of the U.S. Borrower to the effect that the budget is a reasonable estimate for the period covered thereby and such other budgets, forecasts, projections and other information respecting the Collateral and the business of the Loan Parties, as the Agent may, from time to time, reasonably request. The Agent and each Lender are hereby authorized to deliver a copy of any financial statement or any other information relating to the business of the Loan Parties to any court or other Governmental Authority or to any participant or assignee or prospective participant or assignee of any Lender. At any time that the

Agent reasonably requests, the Loan Parties shall deliver, at their expense, copies of the financial statements of the Loan Parties and any reports or management letters prepared by the accountants or auditors to the Loan Parties and to deliver to the Agent and to each Lender such information as may reasonably be requested. The Loan Parties shall permit the Lenders, through the Agent or any of the Lenders’ other designated representatives, to visit and inspect any of the properties of the Loan Parties or any of their Subsidiaries, to examine the books of account of the Loan Parties and their Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Loan Parties and their Subsidiaries with, and to be advised as to the same by, its and their officers, and to conduct examinations and verifications (whether by commercial finance examiners or independent auditors) of all components included in a Borrowing Base, all at such reasonable times and intervals as the Agent or any Lender may reasonably request.
As to any information contained in materials furnished pursuant to Section 10.1.1(d), the Loan Parties shall not be separately required to furnish such information under Section 10.1.1(a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Loan Parties to furnish the information and materials described in Sections 10.1.1(a) and (b) above at the times specified therein.
10.1.2     Certificates; Other Information. Deliver to the Agent and each Lender, in form and detail satisfactory to the Agent and the Required Lenders:
(a)    promptly after any request by the Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them;
(b)    promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the U.S. Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the U.S. Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, the National Association of Securities Dealers, Inc., or with any national securities exchange or provincial securities commissions, and in any case not otherwise required to be delivered to the Agent pursuant hereto;
(c)    promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Restricted Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 10.1.1 or any other clause of this Section 10.1.2;
(d)    upon request of the Agent, within fifteen (15) days of such request, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;
(e)    promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof;
(f)    simultaneously with the delivery of the Compliance Certificate required by Section 10.1.1(a) and Section 10.1.1(b), as applicable, a certificate signed by a Responsible Officer of the U.S. Borrower certifying that any Restricted Payments made during the preceding Fiscal Quarter complied with Section 10.2.6 (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance based on the U.S. Borrower’s Liquidity and Consolidated Fixed Charge Coverage Ratio as of the end of such Fiscal Quarter after giving effect to all Restricted Payments made during such Final Quarter);
(g)    promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;
(h)    upon the request of the Agent, within fifteen (15) days of such request, a report supplementing Schedules 14(a) and 14(b) to the U.S. Perfection Certificate, setting forth (i) a list of registration numbers for all patents, trademarks, service marks, trade names and copyrights awarded to any U.S. Domiciled Loan Party during such fiscal year and (ii) a list of all patent applications, trademark applications, service mark applications, trade name applications and copyright applications submitted by any U.S. Domiciled Loan Party during such fiscal year and the status of each such application; as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the U.S. Borrower, a report supplementing Schedule 9.1.13 and containing a description of all changes in the information included in such Schedule as may be necessary for such Schedule to be accurate and complete, each such report to be signed by a Responsible Officer of the U.S. Borrower and to be in a form reasonably satisfactory to the Agent;
(i)    upon the Agent’s request, a schedule of sales made, credits issued and cash received during the period specified by the Agent;
(j)    upon request of the Agent, within fifteen (15) days of such request, agings of accounts payable (and including information indicating the status of payments to owners and lessors of the leased premises of such Loan Parties);
(k)    upon the Agent’s request, (i) copies of customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) copies of shipping and delivery documents, (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by the Loan Parties, and (iv) copies of Material Contracts entered into after the Closing Date;
(l)    such other reports as to the Collateral as the Agent or Required Lenders shall request from time to time; and
(m)    promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 10.1.1(a) or (b) or Section 10.1.2(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (a) on which the U.S. Borrower posts such documents, or provides a link thereto on the U.S. Borrower’s website on the Internet at the website address listed on Schedule 10.1.2; or (b) on which such documents are posted on the U.S. Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Agent or any Lender that requests the Borrowers to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Lender and (ii) except in the case of documents filed with the SEC, the Borrowers shall notify the Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Borrowers shall be required to provide paper copies of the Compliance Certificates required by Section 10.1.1(a) and Section 10.1.1(b) to the Agent. Except for such Compliance Certificates, the Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
10.1.3     Notices. Promptly notify the Agent and each Lender:
(a)    of the occurrence of any Default or Event of Default;
(b)    of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the U.S. Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the U.S. Borrower or any Subsidiary and any Governmental Authority; (iii) the commencement of, or any material development in, any litigation or proceeding affecting the U.S. Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws; (iv) any loss, damage, investigation, action, suit, proceeding or claim relating to the Collateral or any other property which is security for the Obligations or which would result in any material adverse change in any Loan Party’s business, properties, assets, goodwill or condition, financial or otherwise; (v) any Material Contract of any Loan Party being terminated or amended or any new

Material Contract entered into (in which event the Loan Parties shall provide the Agent with a copy of such Material Contract); (vi) any order, judgment or decree in excess of $10,000,000 in any one case or in the aggregate shall have been entered against any Loan Party or any of its properties or assets; and (vii) any notification of violation of laws or regulations received by any Loan Party;
(c)    of the occurrence of any ERISA Event or Termination Event; and
(d)    of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof.
Each notice pursuant to Section 10.1.3 shall be accompanied by a statement of a Responsible Officer of the U.S. Borrower setting forth details of the occurrence referred to therein and stating what action the U.S. Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 10.1.3(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.
10.1.4     Payment of Obligations. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the U.S. Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Debt, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing or related to such Debt. The Loan Parties shall be liable for any tax or penalties withheld from or imposed on any Secured Party as a result of the financing arrangements provided for herein and the Loan Parties agree to indemnify and hold each Secured Party harmless with respect to the foregoing, and to repay to each Secured Party on demand the amount thereof, and until paid by the Loan Parties such amount shall be added and deemed part of the Obligations. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.
10.1.5     Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Applicable Law of the jurisdiction of its organization except in a transaction permitted by Sections 10.2.4 or 10.2.5; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
10.1.6     Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.

10.1.7     Maintenance of Insurance. Maintain with financially sound and reputable insurers insurance against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated. Said policies of insurance shall be satisfactory to the Agent as to form, amount and insurer. The Loan Parties shall furnish certificates, policies or endorsements to the Agent as the Agent shall require as proof of such insurance, and, if the Loan Parties fail to do so, the Agent is authorized, but not required, to obtain such insurance at the expense of the Loan Parties. All policies shall provide for at least thirty (30) days prior written notice to the Agent of any cancellation or reduction of coverage and that the Agent may act as attorney for the Loan Parties in obtaining, and at any time a Default or an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling, such insurance. The Loan Parties shall cause the Agent to be named as a lender’s loss payee and an additional insured (without any liability for any premiums) under such insurance policies and the Loan Parties shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance satisfactory to the Agent. Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to the Agent as its interests may appear and further specify that the Agent shall be paid regardless of any act or omission by a Loan Party or any of its Affiliates. At its option, the Agent may apply any insurance proceeds received by the Agent at any time to the cost of repairs or replacement of Collateral and/or to payment of the Obligations, whether or not then due, in any order and in such manner as such the Agent may determine or hold such proceeds as cash collateral for the Obligations.
10.1.8     Compliance with Laws; Immediate Notice in respect of Hazardous Material.
(a)    Comply in all material respects with all laws, rules, regulations, licenses, permits, approvals and orders applicable to it and duly observe all requirements of any foreign, federal, state, provincial or local Governmental Authority, including ERISA, OSHA, the PBA, the Code, the FLSA, Anti-Terrorism Laws and all Environmental Laws if the failure to so comply could result in the imposition of material fines or penalties or result in the revocation or termination of any material license, permit, order or approval of any Governmental Authority or could otherwise materially and adversely affect the business, assets or prospects of the Loan Parties on a consolidated basis; and
(b)    Give written notice to the Agent immediately upon any Loan Party’s receipt of any notice of, or any Loan Party’s otherwise obtaining knowledge of, any of the following which could result in the imposition of material fines or penalties or the revocation or termination of any material license, permit, order or approval of any Governmental Authority or could otherwise materially and adversely affect the business, assets or prospects of the Loan Parties on a consolidated basis: (i) the occurrence of any event involving the release, spill or discharge, threatened or actual, of any Hazardous Material; or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to (A) any non-compliance with, violation of or liability under any applicable Environmental Law by any Loan Party or (B) the release, spill or discharge, threatened or actual, of any Hazardous Material. The Loan Parties shall take prompt and appropriate action to respond to any such noncompliance or potential liability with any Environmental Laws and shall regularly report to the Agent on such response. Copies of all environmental surveys, audits, assessments, feasibility studies, results of remedial investigations and other related information reasonably requested by the Agent shall be promptly furnished, or caused to be furnished, by the Loan Parties to the Agent.
10.1.9     Books and Records. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the U.S. Borrower or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the U.S. Borrower or such Subsidiary, as the case may be.
10.1.10     Inspection Rights. Permit representatives and independent contractors of the Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrowers and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Loan Party Agent; provided, however, that when an Event of Default exists the Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and without advance notice.
10.1.11     Use of Proceeds. Use the proceeds of the Loans in accordance with Section 2.1.3 and not in contravention of any Applicable Law or of any Loan Document.
10.1.12     Covenant to Guarantee Obligations and Give Security.
(a)    Upon the formation or acquisition of any new direct or indirect U.S. Subsidiary (other than (x) any Foreign Subsidiary or a U.S. Subsidiary that is held directly or indirectly by a Foreign Subsidiary or (y) any Unrestricted Subsidiary) by any Loan Party, then the U.S. Borrower shall, at the U.S. Borrower’s expense:
(i)    within three (3) Business Days after such formation or acquisition, cause such U.S. Subsidiary, and cause each direct and indirect parent of such U.S. Subsidiary (if it has not already done so), to duly execute and deliver to the Agent a U.S. Facility Guarantee or guaranty supplement, in form and substance satisfactory to the Agent, guaranteeing the U.S. Facility Obligations,
(ii)    within three (3) Business Days after such formation or acquisition, furnish to the Agent a description of the real and personal properties of such U.S. Subsidiary, in detail satisfactory to the Agent,
(iii)    within three (3) Business Days after such formation or acquisition, cause such U.S. Subsidiary and each direct and indirect parent of such U.S. Subsidiary (if it has not already done so) to duly execute and deliver to the Agent a U.S. Security Agreement or supplement thereto, in form and substance satisfactory to the Agent, securing the U.S. Facility Obligations,

(iv)    within three (3) Business Days after such formation or acquisition, cause such U.S. Subsidiary and each direct and indirect parent of such U.S. Subsidiary (if it has not already done so) to take whatever action (including the filing of UCC financing statements) as may be necessary or advisable in the opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the personal property subject to the Security Documents delivered pursuant to this Section 10.1.12, enforceable against all third parties in accordance with their terms, and
(v)    within three (3) Business Days after such formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Agent may reasonably request.
(b)    Upon the formation or acquisition of any new direct or indirect Canadian Subsidiary (other than any Unrestricted Subsidiary) by any Loan Party, then the Canadian Borrower shall, at the Canadian Borrower’s expense:
(i)    within three (3) Business Days after such formation or acquisition, cause such Canadian Subsidiary, and cause each direct and indirect parent of such Canadian Subsidiary (if it has not already done so), to duly execute and deliver to the Agent a Canadian Facility Guarantee, in form and substance satisfactory to the Agent, guaranteeing the Canadian Facility Obligations,
(ii)    within three (3) Business Days after such formation or acquisition, cause such Canadian Subsidiary and each direct and indirect parent of such Canadian Subsidiary (if it has not already done so) to duly execute and deliver to the Agent a Canadian Security Agreement or supplement thereto, in form and substance satisfactory to the Agent, securing the Canadian Facility Obligations,
(iii)    within three (3) Business Days after such formation or acquisition, cause such Canadian Subsidiary and each direct and indirect parent of such Canadian Subsidiary (if it has not already done so) to take whatever action (including the filing of PPSA financing statements) may be necessary or advisable in the opinion of the Agent to vest in the Agent (or in any representative of the Agent designated by it) valid and subsisting Liens on the personal property subject to the Security Documents delivered pursuant to this Section 10.1.12, enforceable against all third parties in accordance with their terms, and
(iv)    within three (3) Business Days after such formation or acquisition, deliver to the Agent, upon the request of the Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Agent as to the matters contained in clauses (i), (ii) and (iii) above, and as to such other matters as the Agent may reasonably request.
(c)    [Reserved].
(d)    At any time upon request of the Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, supplements to Security Documents and other security agreements. All such actions in this Section 10.1.12 shall be taken subject to any Intercreditor Agreement.
10.1.13     Compliance with Environmental Laws. Comply, and cause all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew all Environmental Permits necessary for its operations and properties; and conduct any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the U.S. Borrower nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.
10.1.14     Preparation of Environmental Reports; Environmental Indemnity.
(a)    Whenever the Agent reasonably determines that there is non-compliance, or any condition which requires any action by or on behalf of the Loan Parties in order to avoid any non-compliance with or liability under any Environmental Law which, in either case, could reasonably be expected to result in aggregate Environmental Liabilities of $30,000,000 in excess of reserves for such liabilities then maintained by the U.S. Borrower and its Subsidiaries, within sixty (60) days after the Agent’s request and at the Loan Parties’ expense: (i) cause an independent environmental consultant acceptable to the Agent to conduct such assessments and tests of the property and/or facility where the Loan Parties’ non-compliance or alleged non-compliance has occurred or conditions exist as deemed necessary to evaluate the nature, extent and costs to address the matter and prepare and deliver to the Agent a report setting forth the results and a proposed plan for response or corrective action, and an estimate of the costs thereof; (ii) provide to the Agent a supplemental report whenever the scope of the matter, or the Loan Parties’ response thereto or the estimated costs thereof, shall change in any material respect; and (iii) cause any Subsidiary that owns any property described in such request to grant at the time of such request to the Agent, the Lenders, such firm and any agents or representatives thereof an irrevocable non-exclusive license, subject to the rights of tenants, to enter onto their respective properties to undertake such an assessment; provided that without limiting the generality of the foregoing, if the Agent determines at any time that a material risk exists that any such report will not be provided within the time referred to above, the Agent may retain an environmental consulting firm to prepare such report at the expense of the Borrowers.
(b)    Indemnify and hold harmless each Secured Party, and each of their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and legal expenses) arising out of or attributable to the use, generation, manufacture, handling, recycling, storage, treatment, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work, on, at, under or from current or former facility or property owned or operated by the Loan Parties and the preparation and implementation of any closure, remedial or other required plans unless and only if the result of the gross negligence or willful misconduct of the indemnified party. This indemnification shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.
10.1.15     Compliance with ERISA / Pension Legislation.
(a)    Shall and shall cause each of their ERISA Affiliates to: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal and state law; (ii) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; (iii) not terminate any of such Plans so as to incur any liability to the Pension Benefit Guaranty Corporation; (iv) not allow or suffer to exist any prohibited transaction involving any of such Plans or any trust created thereunder which would subject any Loan Party or such ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (v) make all required contributions to any Plan or Multiemployer Plan which it is obligated to pay under Section 302 of ERISA, Section 412 of the Code or the terms of such Plan or an applicable collective bargaining agreement; (vi) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Plan; and (vii) not allow or suffer to exist any occurrence of a reportable event or any other event or condition which presents a material risk of termination by the Pension Benefit Guaranty Corporation of any such Plan, which termination could result in any liability to the Pension Benefit Guaranty Corporation.
(b)    Shall and shall cause each of its Subsidiaries to: (i) cause each of its Canadian Pension Plans to be duly qualified and administered in all respects in compliance with, as applicable, the PBA and all Applicable Laws (including regulations, orders and directives), and the terms of the Canadian Pension Plans and any agreements relating thereto, except for such non-compliance as would not reasonably be expected to have a Material Adverse Effect; and (ii) ensure that it (A) has no Unfunded Pension Liability in respect of any Canadian Pension Plan, including any Canadian Pension Plan to be established and administered by it or them, and (B) except where failure to do so could not reasonably be expected to have a Material Adverse Effect, does not engage in a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Canadian Pension Plan that could reasonably be expected to result in liability.
10.1.16     Further Assurances. Promptly upon request by the Agent, or any Lender through the Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Agent, or any Lender through the Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Security Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Security Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any

Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
10.1.17     Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of Real Estate to which the U.S. Borrower or any of its Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Agent of any default by any party with respect to such leases and cooperate with the Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.
10.1.18     License Agreements.
(a)    (i) Promptly and faithfully observe and perform all of the material terms, covenants, conditions and provisions of the material License Agreements to be observed and performed by it, at the times set forth therein, if any, (ii) not do, permit, suffer or refrain from doing anything that could reasonably be expected to result in a default under or breach of any of the terms of any material License Agreement, (iii) not cancel, surrender, modify, amend, waive or release any material License Agreement in any material respect or any term, provision or right of the licensee thereunder in any material respect, or consent to or permit to occur any of the foregoing; except that, subject to Section 10.1.18(b), the Loan Parties and any of their Subsidiaries may cancel, surrender or release any material License Agreement in the ordinary course of the business of such Loan Party or Subsidiary; provided that the Loan Parties shall give the Agent not less than thirty (30) days prior written notice of their intention to so cancel, surrender and release any such material License Agreement, (iv) give the Agent prompt written notice of any material License Agreement entered into by any Loan Party after the Closing Date, together with a true, correct and complete copy thereof and such other information with respect thereto as the Agent may request, (v) give the Agent prompt written notice of any material breach of any obligation, or any default, by any party under any material License Agreement, and deliver to the Agent (promptly upon the receipt thereof by Loan Party in the case of a notice to any Loan Party, and concurrently with the sending thereof in the case of a notice from any Loan Party) a copy of each notice of default and every other notice and other communication received or delivered by any Loan Party in connection with any material License Agreement which relates to the right of a Loan Party to continue to use the property subject to such License Agreement, and (vi) furnish to the Agent, promptly upon the request of the Agent, such information and evidence as the Agent may require from time to time concerning the observance, performance and compliance by any Loan Party or the other party or parties thereto with the terms, covenants or provisions of any material License Agreement.
(b)    Either exercise any option to renew or extend the term of each material License Agreement in such manner as will cause the term of such material License Agreement to be effectively renewed or extended for the period provided by such option and give prompt written notice thereof to the Agent or give the Agent prior written notice that Loan Parties do not intend to renew or extend the term of any such material License Agreement or that the term thereof shall otherwise be expiring, not less than sixty (60) days prior to the date of any such non-renewal or expiration. In the event of the failure of the Loan Parties to extend or renew any material License Agreement, the Agent shall have, and is hereby granted, the irrevocable right and authority, at its option, to renew or extend the term of such material License Agreement, whether in its own name and behalf, or in the name and behalf of a designee or nominee of the Agent or in the name and behalf of the Loan Party, as the Agent shall determine at any time that an Event of Default shall exist or have occurred and be continuing. The Agent may, but shall not be required to, perform any or all of such obligations of any Loan Party under any of the License Agreements, including, but not limited to, the payment of any or all sums due from the Loan Party thereunder. Any sums so paid by the Agent shall constitute part of the Obligations.
10.1.19     Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Agent and, upon request of the Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so.
10.1.20     Costs and Expenses. Pay to the Agent on demand all costs, expenses, filing fees and taxes paid or payable in connection with the preparation, negotiation, execution, delivery, recording, administration, collection, liquidation, enforcement and defense of the applicable Obligations, Secured Parties’ rights in the Collateral, this Agreement, the other Loan Documents and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all costs and expenses of filing or recording (including UCC and PPSA financing statement filing taxes and fees, documentary taxes and intangibles taxes, if applicable); (b) costs and expenses and fees for due diligence, insurance premiums, environmental audits, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining blocked accounts, together with the Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the LC Obligations; (d) costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred by Secured Parties in connection with obtaining payment of the Obligations, enforcing the security interests and Liens of the Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Loan Documents or defending any claims made or threatened against the Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by the Agent during the course of periodic field examinations of the Collateral and the Loan Parties’ operations, plus a per diem charge at the Agent’s standard rate per person per day for the Agent’s examiners in the field and office; provided, that so long as no Default or Event of Default has occurred and is continuing, the Borrowers and their Subsidiaries shall only be responsible to pay the amounts set forth in this clause (f) as follows: (i) one time per fiscal year if Liquidity is greater than or equal to twenty percent (20%) of the Line Cap and (ii) if the Agent in its discretion causes two field examinations to be performed in a fiscal year, two times per fiscal year if Liquidity is less than twenty percent (20%) of the Line Cap; and (g) the fees and disbursements of counsel (including legal assistants) to the

Agent and, if an Event of Default has occurred and is continuing, the Lenders, in connection with any of the foregoing.
10.1.21     [Reserved].
10.1.22     Cash Management Arrangements. Maintain, and cause each of the other Loan Parties to maintain, Bank of America or one or more Lenders as the Loan Parties’ principal depository bank for the maintenance of operating and deposit accounts, lockbox administration, funds transfer, information reporting services and other treasury management services, and further, to cause all proceeds of Collateral to be deposited in a Dominion Account (or a lockbox relating to a Dominion Account) in accordance with Section 8.2.4 and Section 8.2.5.
10.1.23     Information Regarding Collateral. Concurrently with the delivery of financial statements pursuant to Section 10.1.1 hereof, if either (a) any change has occurred in the information previously described in the most recent Perfection Certificate or Perfection Certificate Supplement which could adversely affect the validity or priority of the Liens held by the Agent in the Collateral for the benefit of the Secured Parties or (b) the Agent shall have requested not less than five (5) Business Days prior to the date on which such financial statements are required to be delivered that a Perfection Certificate Supplement be delivered, deliver to the Agent a Perfection Certificate Supplement, and a certificate of a financial officer and the chief legal officer of the U.S. Borrower certifying that all UCC and PPSA financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations, including all refilings, rerecordings and reregistrations, containing a description of the Collateral have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction necessary to protect and perfect the security interests and Liens under the Security Documents for a period of not less than eighteen (18) months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period).
10.1.24     Anti-Terrorism Law; Anti-Money Laundering.
(a)    Not, directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 9.1.28, (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Order or any other Anti-Terrorism Law or Canadian Economic Sanctions and Export Control Laws, (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Canadian Economic Sanctions and Export Control Laws, (iv) use any Loans, any Letters of Credit or any other accommodation to or for the benefit of the Borrowers or the proceeds of any of the foregoing (I) in a manner inconsistent with Section 10.1.11 or in any manner which violates Regulations T, U, or X of the Federal Reserve Board or (II) for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, and other similar anti-corruption and anti-money laundering legislation in other jurisdictions, or (v) use the proceeds of any Loans, any Letters of Credit or any other accommodation to or for the benefit of the Borrowers or the proceeds of any of the foregoing, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner, or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Agent, or otherwise, of Sanctions (and, in each case (i) through (v), the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 10.1.24); and
(b)    Not cause or permit any of the funds of such Loan Party that are used to repay Obligations to be derived from any unlawful activity with the result that the making of the Loans would be in violation of law.
10.2    Negative Covenants. As long as any Commitments or Obligations (other than unasserted indemnification obligations) are outstanding, each Borrower, jointly and severally, agrees not to, and shall cause each of its Restricted Subsidiaries not to:
10.2.1     Liens. Create, incur, assume or suffer to exist any Lien upon any of its property (including, without limitation, any Real Estate), assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the UCC or PPSA of any jurisdiction a financing statement that names the U.S. Borrower or any of its Restricted Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following (collectively, “Permitted Liens”):
(a)    Liens pursuant to any Loan Document;
(b)    Liens existing on the date hereof and listed on Schedule 9.1.8(b) and any renewals or extensions thereof, provided that, in connection with any such renewal or extension, (i) such Lien does not encumber any property other than the property originally encumbered thereby, (ii) the amount secured or benefited thereby is not increased, (iii) the direct or any contingent obligor with respect thereto is not changed, and (iv) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 10.2.2(d);
(c)    Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP and in each case prior to the commencement of a foreclosure or other similar proceeding;
(d)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business to the extent: (i) such Liens secure Debt which is not overdue or (ii) such Liens secure Debt relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to the U.S. Borrower or any Restricted Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on the books of the applicable Person;

(e)    pledges or deposits in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation (other than any Lien imposed by ERISA) including any Lien securing letters of credit issued in the Ordinary Course of Business consistent with past practice in connection therewith;
(f)    any Lien or deposits to secure the performance of bids, trade contracts and leases (other than Debt), statutory obligations, surety and appeal bonds, performance and return-of-money bonds, tenders, government contracts and other obligations of a like nature incurred in the Ordinary Course of Business;
(g)    easements, rights-of-way, restrictions and other similar encumbrances affecting Real Estate which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 11.1(h);
(i)    Liens securing Debt permitted under Section 10.2.2(f); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Debt and (ii) the Debt secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j)    Liens shown on the title commitments for title insurance policies delivered under that certain Second Amended and Restated Credit Agreement dated as of July 31, 2009, by and among the U.S. Borrower, certain Lenders and Bank of America as administrative agent;
(k)    deposits, cash collateral or Letters of Credit posted to secure obligations under Hedging Agreements permitted under Section 10.2.2(a)(ii);
(l)    Liens securing Other Secured Debt (in each case, subject to the terms of the applicable Intercreditor Agreement, if any);
(m)    other Liens securing Debt outstanding in an aggregate principal amount not to exceed $50,000,000, provided that no such Lien shall extend to or cover any Collateral;
(n)    Liens securing Other Permitted Canadian Debt; provided, that no such Lien shall extend to or cover any Collateral; and
(o)    Liens on acquired assets which secured Acquired Debt which existed prior to the related acquisition, merger or consolidation.
10.2.2     Debt. Create, incur, assume or suffer to exist any Debt, except:
(a)    obligations (contingent or otherwise) existing or arising under (i) any Hedging Agreement between a Loan Party and a Secured Party and (ii) any Hedging Agreement between a Loan Party and a Person that is not a Secured Party (provided that the Hedging Termination Value owed by the Loan Parties with respect to all such Hedging Agreements referred to in this clause (ii) shall not exceed $50,000,000 in the aggregate); provided that, in all such cases, (A) such obligations are (or were) entered into by such Loan Party in the Ordinary Course of Business and (B) such Hedging Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;
(b)    Debt owed by a Loan Party or a Subsidiary of a Loan Party to any other Loan Party which Debt is permitted as an Investment under the provisions of Section 10.2.3;
(c)    Debt under the Loan Documents;
(d)    Debt outstanding on the date hereof and listed on Schedule 10.2.2; provided that (i) the Loan Parties may only make regularly scheduled payments of principal and interest in respect of such Debt in accordance with the terms of the agreement or instrument evidencing or giving rise to such Debt as in effect on the Closing Date, (ii) the Loan Parties shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Debt or any agreement, document or instrument related thereto as in effect on the Closing Date except that the Loan Parties may, after prior written notice to the Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Debt (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or (B) redeem, retire, defease, purchase or otherwise acquire such Debt, or set aside or otherwise deposit or invest any sums for such purpose, and (iii) the Loan Parties shall furnish to the Agent all notices or demands in connection with such Debt either received by any Loan Party or on its behalf, promptly after the receipt thereof, or sent by any Loan Party or on its behalf, concurrently with the sending thereof, as the case may be;
(e)    Contingent Obligations of any Guarantor in respect of Debt otherwise permitted hereunder;
(f)    (i) purchase money Debt (including Capital Leases) to the extent secured by purchase money security interests or by a vendor’s hypothec or reservation of ownership under the Civil Code of Quebec in Equipment (including Capital Leases) and (ii) purchase money mortgages on Real Estate, provided that the Debt described in clauses (i) and (ii) shall not exceed $50,000,000 in the aggregate at any time outstanding (excluding such Debt outstanding on the Closing Date), and so long as such security interests and mortgages do not apply to any property of the U.S. Borrower or its Restricted Subsidiaries other than the Equipment or Real Estate so acquired, and the Debt secured thereby does not exceed the cost of the Equipment or Real Estate so acquired, as the case may be;
(g)    Debt of the Loan Parties in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, and in the Ordinary Course of Business;
(h)    Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the Ordinary Course of Business; provided, however, that such Debt is extinguished within five (5) Business Days of incurrence;
(i)    other unsecured Debt of the Loan Parties in an aggregate principal amount not to exceed $40,000,000 at any time outstanding;

(j)    so long as no Default exists immediately prior to or after giving effect to the incurrence thereof, Subordinated Debt, to the extent that the Net Cash Proceeds of such Subordinated Debt are used to pay, substantially contemporaneously with the incurrence thereof, consideration for one or more Permitted Acquisitions, Debt of any Person(s) acquired in such Permitted Acquisition or Permitted Acquisitions or any fees or expenses incurred in connection therewith and any such Permitted Acquisition is made in compliance with the requirements set forth in the definition thereof;
(k)    [Reserved];
(l)    (i) the Senior High Yield Debt outstanding on the Closing Date; (ii) any additional Senior High Yield Debt incurred by the U.S. Borrower and the U.S. Facility Guarantors after the Closing Date in connection with the issuance of “Additional Notes” (as defined in each Senior High Yield Indenture) so long as such additional Senior High Yield Debt is issued in compliance with Section 10.2.2(n) and the terms of each Senior High Yield Indenture; and (iii) refinancings of the Senior High Yield Debt so long as (A) such refinancing is in compliance with Section 10.2.2(n) and (B) the material terms of such refinancings are otherwise consistent with the Senior High Yield Documents as in effect on the Closing Date;
(m)    Other Secured Debt incurred by the U.S. Borrower and the U.S. Facility Guarantors so long as (i) no Default or Event of Default exists immediately prior to or after giving effect to the incurrence thereof, (ii) either (A) Liquidity (after giving pro forma effect to the incurrence of such Other Secured Debt both as of the proposed date of such incurrence and during the thirty (30) consecutive day period immediately preceding the proposed date of such incurrence) is greater than or equal to twenty percent (20%) of the Line Cap (after giving pro forma effect to such Other Secured Debt), or (B) (1) Liquidity (after giving pro forma effect to the incurrence of such Other Secured Debt both as of the proposed date of such incurrence and during the thirty (30) consecutive day period immediately preceding the proposed date of such incurrence) is greater than or equal to fifteen percent (15%) of the Line Cap (after giving pro forma effect to such Other Secured Debt) and (2) the U.S. Borrower and its Restricted Subsidiaries have a Fixed Charge Coverage Ratio of not less than 1.00 : 1.00 (after giving pro forma effect to the incurrence of such Other Secured Debt), and (iii) either (A) Liens incurred in connection with such Other Secured Debt do not attach to any Collateral or (B) if Liens incurred in connection with such Other Secured Debt attach to any Collateral, then (1) such Liens must be junior to those granted to Agent, for the benefit of the Secured Parties, and subject to an Intercreditor Agreement (in form and substance acceptable to Agent) and (2) if the Loan Parties are granting a security interest in any Other Property (excluding Real Estate) to the lender or noteholder of such Other Secured Debt, the Loan Parties shall also grant the Agent, for the benefit of the Secured Parties, a security interest in such Other Property (excluding Real Estate), such security interest to be (x) junior to those interests granted to the lender or noteholder of such Other Secured Debt and (y) subject to an Intercreditor Agreement (in form and substance acceptable to the Agent);
(n)    unsecured Debt incurred by the U.S. Borrower and the U.S. Facility Guarantors and Acquired Debt incurred by the U.S. Borrower and its Subsidiaries so long as in each case (i) no Default or Event of Default exists immediately prior to or after giving effect to the incurrence thereof, (ii) the terms of such Debt do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the date that is six (6) months after the Facility

Termination Date, and (iii) the final maturity and weighted average life to maturity of any such Debt shall not be prior to the date that is six (6) months after the Facility Termination Date; and
(o)    Other Permitted Canadian Debt incurred by the Canadian Domiciled Loan Parties so long as no Default or Event of Default exists immediately prior to or after giving effect to the incurrence thereof.
10.2.3     Investments. Make or hold any Investments, except:
(a)    the endorsement of instruments for collection or deposit in the Ordinary Course of Business;
(b)    Investments in cash or Cash Equivalents, provided that each deposit account or investment account in which such cash or Cash Equivalents are held shall be subject to a Deposit Account Control Agreement or securities account control agreement, as applicable, in favor of and satisfactory to the Agent, or shall otherwise be subject to the “control” (as defined in the UCC) of the Agent;
(c)    (i) the existing Investments of the Loan Parties in other Loan Parties, (ii) the existing Investments of Loan Parties in any Person which is not a Loan Party as of the Closing Date set forth on Schedule 10.2.3(c), (iii) additional Investments made by the U.S. Borrower or any other U.S. Facility Loan Party after the Closing Date in or to another U.S. Facility Loan Party in the Ordinary Course of Business, (iv) additional Investments made by the Canadian Borrower or any other Canadian Facility Loan Party after the Closing Date in or to another Canadian Facility Loan Party in the Ordinary Course of Business, and (v) additional Investments made by any Loan Party in another Loan Party in order to finance a Permitted Acquisition by such other Loan Party, but only to the extent that the proceeds of such Investment by a Loan Party in another Loan Party are used by such other Loan Party for such purpose;
(d)    Permitted Acquisitions;
(e)    stock or obligations issued to the Loan Parties by any Person (or the representative of such Person) in respect of Debt of such Person owing to the Loan Parties in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the Debts of such Person; provided that the original of any such stock or instrument evidencing such obligations shall be promptly delivered to the Agent, upon the Agent’s request, together with such stock power, assignment or endorsement by the Loan Parties as the Agent may request;
(f)    obligations of Account Debtors to Loan Parties arising from Accounts which are past due evidenced by promissory notes made by such Account Debtors payable to the Loan Parties; provided that promptly upon the receipt of the original of any such promissory note by the Loan Parties, such promissory note shall be endorsed to the order of the Agent by the Loan Parties and promptly delivered to the Agent as so endorsed;
(g)    Contingent Obligations permitted by Section 10.2.2;

(h)    Investments consisting of loans or advances existing on the date hereof; provided that as to such loans and advances, (i) the Loan Parties shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto, and (ii) the Loan Parties shall furnish to the Agent all notices or demands in connection with such loans and advances either received by any Loan Party or on its behalf, promptly after the receipt thereof, or sent by any Loan Party or on its behalf, concurrently with the sending thereof, as the case may be;
(i)    Investments comprising solely of Applicable Property by an Applicable Property Entity;
(j)    other Investments that do not exceed $25,000,000 in the aggregate at any one time outstanding; and
(k)    other Investments (including, without limitation, any Investment in an Unrestricted Subsidiary made or deemed to be made under the definition of “Investment” at the time of the designation by the U.S. Borrower’s board of directors of a Subsidiary as an Unrestricted Subsidiary) to the extent that (i) no Default or Event of Default has occurred and is continuing, (ii) such Investments would not result in any Default or Event of Default under this Agreement, and (iii) upon the making of each such Investment, either (A) Liquidity (after giving pro forma effect to such Investment both as of the proposed date of consummation of the transaction and during the thirty (30) consecutive day period immediately preceding the proposed date of such Investment) is greater than or equal to twenty percent (20%) of the Line Cap (after giving pro forma effect to such Investment, any Debt incurred in connection therewith and the Loans to be made in connection therewith), or (B) (1) Liquidity (after giving pro forma effect to such Investment both as of the proposed date of consummation of the transaction and during the thirty (30) consecutive day period immediately preceding the proposed date of such Investment) is greater than or equal to fifteen percent (15%) of the Line Cap (after giving pro forma effect to such Investment, any Debt incurred in connection therewith and the Loans to be made in connection therewith), and (2) the U.S. Borrower and its Restricted Subsidiaries have a Consolidated Fixed Charge Coverage Ratio of not less than 1.00 : 1.00 (after giving pro forma effect to such Investment, any Debt incurred in connection therewith and the Loans to be made in connection therewith).
10.2.4     Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:
(a)    (i) any U.S. Facility Loan Party (other than the U.S. Borrower) may be merged into, consolidated with, or amalgamated with any other U.S. Facility Loan Party, (ii) any Canadian Facility Loan Party (other than the Canadian Borrower) may be merged into, consolidated with, or amalgamated with any other Canadian Facility Loan Party and (iii) any wholly-owned Subsidiary of any Loan Party (within the same country of domicile) may be merged into such Loan Party;
(b)    (i) any U.S. Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the U.S. Borrower or to another U.S. Facility Loan Party and (ii) any Canadian Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Canadian Borrower or to another Canadian Facility Loan Party;

(c)    any Subsidiary that is not a Loan Party may be merged into, consolidated with, or amalgamated with, or may dispose of all or substantially all its assets (including any Disposition that is in the nature of a liquidation) with or to (i) another Subsidiary that is not a Loan Party or (ii) a Loan Party (so long as the surviving entity is such Loan Party); and
(d)    in connection with any acquisition permitted under Section 10.2.3, any Subsidiary may merge into or consolidate or amalgamate with any other Person or permit any other Person to merge into or consolidate or amalgamate with it; provided that (i) the Person surviving such merger (or consolidation or amalgamation) shall be a wholly-owned Subsidiary of the U.S. Borrower and (ii) in the case of any such merger (or consolidation or amalgamation) to which any Loan Party (other than any Borrower) is a party, such Loan Party (or the Person resulting from such consolidation or amalgamation provided such Person is a Loan Party or thereupon becomes a Loan Party) is the surviving Person.
10.2.5     Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of Inventory in the Ordinary Course of Business;
(b)    the issuance and sale by the U.S. Borrower of Equity Interests (other than Disqualified Equity Interests) of the U.S. Borrower on and after the Closing Date;
(c)    leases of real or personal property in the Ordinary Course of Business in accordance with past practice and in accordance with the Loan Documents;
(d)    [Reserved];
(e)    Dispositions permitted by Section 10.2.4;
(f)    Dispositions involving property or assets acquired in any acquisition by the U.S. Borrower or any of its Subsidiaries if such disposition is required by any Governmental Authority having jurisdiction over antitrust, competition or similar matters in connection with such acquisition;
(g)    provided that no Default or Event of Default exists immediately prior to or after such Disposition, Dispositions of any Other Property by the U.S. Borrower or any of its Subsidiaries so long as:
(i)    the U.S. Borrower or the applicable Subsidiary, as the case may be, receives consideration at the time of such Disposition at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the U.S. Borrower’s senior management or, in the case of a Disposition in excess of $25,000,000, the U.S. Borrower’s board of directors);
(ii)    at least seventy-five (75%) of the consideration received by the U.S. Borrower or the applicable Subsidiary, as the case may be, from such Disposition shall be in the form of:

(A)	cash or Cash Equivalents,

(B)	properties and assets to be owned by the U.S. Borrower or any of its Subsidiaries and used in a Permitted Business; or

(C)	Equity Interests in one or more Persons engaged in a Permitted Business that are or thereby become Subsidiaries of the U.S. Borrower; and
(iii)    upon the consummation of such Disposition, the U.S. Borrower will use, or cause such Subsidiary to use, the Net Cash Proceeds relating to such Disposition within three hundred sixty-five (365) days of receipt thereof to make an Investment (i) in properties and assets that replace the properties and assets that were the subject of such Disposition or (ii) in properties and assets that will be used by the U.S. Borrower or a Subsidiary in a Permitted Business;
(h)    Dispositions of Equipment in connection with the reinvestment in or the replacement thereof and disposals of worn-out or obsolete Equipment;
(i)    the grant in the Ordinary Course of Business of non-exclusive licenses to use any patents, trademarks and similar intellectual property;
(j)    provided that no Default or Event of Default exists immediately prior to or after giving effect to such Disposition, the release, surrender or waiver of contract, tort or other claims of any kind in the Ordinary Course of Business as a result of settlement of any litigation or threatened litigation;
(k)    the grant or existence of Liens permitted under Section 10.2.1; and
(l)    the making of any Investment permitted under Section 10.2.3 or any Restricted Payment permitted under Section 10.2.6.
provided, however, that any Disposition pursuant to Section 10.2.5(a) through Section 10.2.5(l) shall be for fair market value.
10.2.6     Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to make any Restricted Payments; provided, that, notwithstanding the foregoing, (i) so long as no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) at least ten (10) Business Days prior to making any Restricted Payment permitted under clause (a) or (d) of this Section 10.2.6, the Loan Party Agent shall have delivered to the Agent a certificate signed by a Responsible Officer of the U.S. Borrower certifying that such Restricted Payment complies with clause (a) or (d) of this Section 10.2.6, as applicable (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), except that, in the case of any Restricted Payment which consists of a repurchase or redemption of outstanding common stock of the U.S. Borrower pursuant to a publicly announced stock repurchase or similar program, the Loan Party Agent may satisfy such notice requirement by delivering to the Agent, at the time such program is publicly announced, a copy of such public announcement accompanied by a certificate signed by a Responsible Officer of the U.S. Borrower certifying that, based on the publicly announced maximum dollar amount of such repurchase program, repurchases or redemptions of outstanding common stock of the U.S.

Borrower pursuant to such program will comply with this Section 10.2.6 based upon the Liquidity (after giving pro forma effect to such maximum Restricted Payment) and Consolidated Fixed Charge Coverage Ratio (after giving pro forma effect to such maximum Restricted Payment) of the U.S. Borrower and its Restricted Subsidiaries at the time of such public announcement (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance):
(a)    the U.S. Borrower and its Restricted Subsidiaries may declare or make, directly or indirectly, Restricted Payments, or incur any obligation (contingent or otherwise) to make Restricted Payments so long as either (i) Liquidity (after giving pro forma effect to such Restricted Payment both as of the proposed date of such Restricted Payment and during the thirty (30) consecutive day period immediately preceding the proposed date of such Restricted Payment) is greater than or equal to twenty percent (20%) of the Line Cap (after giving pro forma effect to such Restricted Payment), or (ii) (A) Liquidity (after giving pro forma effect to such Restricted Payment both as of the proposed date of such Restricted Payment and during the thirty (30) consecutive day period immediately preceding the proposed date of such Restricted Payment) is greater than or equal to fifteen percent (15%) of the Line Cap (after giving pro forma effect to such Restricted Payment), and (B) the U.S. Borrower and its Restricted Subsidiaries have a Consolidated Fixed Charge Coverage Ratio of not less than 1.00 : 1.00 (after giving pro forma effect to such Restricted Payment);
(b)    (i) a Restricted Subsidiary of a Loan Party may make a Restricted Payment to such Loan Party, (ii) a Loan Party may make a Restricted Payment that is payable solely in the common stock or other common Equity Interests of such Loan Party, and (iii) a Loan Party may purchase, redeem or otherwise acquire its common Equity Interests with the proceeds received from the substantially concurrent issue of new common Equity Interests or in exchange for shares of Qualified Equity Interests;
(c)    other Restricted Payments up to an aggregate amount not to exceed $25,000,000 from the Closing Date until the Facility Termination Date; and
(d)    repurchases of Equity Interests from any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees of any of the foregoing), including deemed repurchases in connection with the exercise of stock options, up to an aggregate amount not to exceed $5,000,000 in any Fiscal Year so long as at the time of any such Restricted Payment either (i) Liquidity (after giving pro forma effect to such Restricted Payment both as of the proposed date of such Restricted Payment and during the thirty (30) consecutive day period immediately preceding the proposed date of such Restricted Payment) is greater than or equal to twenty percent (20%) of the Line Cap (after giving pro forma effect to such Restricted Payment), or (ii) (A) Liquidity (after giving pro forma effect to such Restricted Payment both as of the proposed date of such Restricted Payment and during the thirty (30) consecutive day period immediately preceding the proposed date of such Restricted Payment) is greater than or equal to fifteen percent (15%) of the Line Cap (after giving pro forma effect to such Restricted Payment), and (B) the U.S. Borrower and its Restricted Subsidiaries have a Consolidated Fixed Charge Coverage Ratio of not less than 1.00 : 1.00 (after giving pro forma effect to such Restricted Payment).
10.2.7     Change in Nature of Business. Engage in any business other than the Permitted Business.

10.2.8     Transactions with Affiliates. (a) Purchase, acquire or lease any property from, or sell, transfer or lease any property to, or enter into any other transaction with or for the benefit of any Affiliate of any Loan Party or any officer, director, agent or any Loan Party, except in the ordinary course of and pursuant to the reasonable requirements of any Loan Party’s business and upon fair and reasonable terms no less favorable to such Loan Party than such Loan Party would obtain in a comparable arm’s length transaction with an unaffiliated Person, or (b) make any payments of management, consulting or other fees for management or similar services, or of any Debt owing to any officer, employee, shareholder, director or other Affiliate of any Loan Party except reasonable compensation to officers, employees and directors for services rendered to Loan Parties in the Ordinary Course of Business.
10.2.9     Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement, any other Loan Document, the Senior High Yield Documents, the Other Secured Debt Documents, and, solely as to the Canadian Loan Domiciled Parties, the Other Permitted Canadian Debt Documents) that (a) limits the ability (i) of any Restricted Subsidiary to make Restricted Payments to the U.S. Borrower or any Guarantor or to otherwise transfer property to or invest in the U.S. Borrower or any Guarantor, except for any agreement in effect (A) on the date hereof and set forth on Schedule 10.2.9 or (B) at the time any Subsidiary becomes a Restricted Subsidiary of the U.S. Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the U.S. Borrower, (ii) of any Restricted Subsidiary to guarantee the Debt of the Borrowers, or (iii) of the U.S. Borrower or any Restricted Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Debt permitted under Section 10.2.2(f) solely to the extent any such negative pledge relates to the property financed by or the subject of such Debt; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
10.2.10     Use of Proceeds. Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
10.2.11     Financial Covenant. During any Covenant Trigger Period, permit the Consolidated Fixed Charge Coverage Ratio to be less than 1.00 : 1.00.
10.2.12     Amendments of Organic Documents. Terminate, amend, modify or change any of its Organic Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Agent or Lenders; provided that the U.S. Borrower may issue such Equity Interests, so long as such issuance is permitted or not prohibited by Section 10.2.5(b) or any other provision of the Loan Documents, and may amend its Organic Documents to authorize any such Equity Interests.

10.2.13     Accounting Changes. Make any change in (a) accounting policies or reporting practices, except as required by GAAP and subject to Section 1.2, or (b) fiscal year.
10.2.14     Prepayments, Etc. of Debt. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (a) the prepayment of the Loans and Letters of Credit in accordance with the terms of this Agreement; (b) regularly scheduled or required repayments or redemptions of Debt set forth in Schedule 10.2.2 and refinancings and refundings of such Debt in compliance with Section 10.2.2(d); (c) prepayments, redemptions or repurchases of Senior High Yield Notes under each Senior High Yield Indenture and prepayments, redemptions or repurchases of any Subordinated Debt so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of such prepayment or would result therefrom; and (ii) either (A) Liquidity (after giving pro forma effect to such prepayment both as of the proposed date of such prepayment and during the thirty (30) consecutive day period immediately preceding the proposed date of such prepayment) is greater than or equal to twenty percent (20%) of the Line Cap (after giving pro forma effect to such prepayment), or (B) (1) Liquidity (after giving pro forma effect to such prepayment both as of the proposed date of such prepayment and during the thirty (30) consecutive day period immediately preceding the proposed date of such prepayment) is greater than or equal to fifteen percent (15%) of the Line Cap (after giving pro forma effect to such prepayment), and (2) the U.S. Borrower and its Restricted Subsidiaries have a Consolidated Fixed Charge Coverage Ratio of not less than 1.00 : 1.00 (after giving pro forma effect to such prepayment); and (d) regularly scheduled or required payments of Other Secured Debt so long as (i) no Default or Event of Default shall have occurred and be continuing at the time of such prepayment or would result therefrom and (ii) the amortization per annum of such Other Secured Debt does not exceed one percent (1%) of the aggregate principal amount of such Other Secured Debt. At least ten (10) Business Days prior to making any prepayment pursuant to Section 10.2.14(c), the Loan Party Agent shall deliver to the Agent a certificate signed by a Responsible Officer of the U.S. Borrower certifying that such prepayment complies with Section 10.2.14(c) (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance).
10.2.15     Amendments to Any Senior High Yield Indenture. Amend, supplement or otherwise modify any Senior High Yield Indenture or any other Senior High Yield Documents if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; or (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for the U.S. Borrower or any Subsidiary, or that is otherwise materially adverse to the U.S. Borrower, any Subsidiary or the Lenders; provided that this Section 10.2.15 shall not prohibit any increase of the principal amount of the Senior High Yield Debt permitted under Section 10.2.2(l)(ii).
10.2.16     Change of Name or Chief Executive Office.

(a)    In the case of each Loan Party, change its name unless each of the following conditions is satisfied: (i) the Agent and the Lenders shall have received not less than fifteen (15) days’ prior written notice from a Loan Party of such proposed change in its name, which notice shall accurately set forth the new name; and (ii) prior to the filing thereof, the Agent and the Lenders shall have received a copy of the proposed amendment to the certificate of incorporation, certificate of formation or certificate of limited partnership or equivalent document, as the case may be, of such Loan Party providing for the name change and once the filing has been made, the Agent and the Lenders shall receive a copy of such amendment to the certificate of incorporation, certificate of formation or certificate of limited partnership or equivalent document, as the case may be, of such Loan Party certified by the Secretary of State or comparable Canadian official of the jurisdiction of incorporation or organization of such Loan Party as soon as it is available.
(b)    In the case of each Loan Party, change its chief executive office, its mailing address, organizational identification number (or if it does not have one, shall not acquire one), identity or corporate structure, or jurisdiction of organization unless the Agent and the Lenders shall have received not less than fifteen (15) days’ prior written notice (or such shorter period as the Agent may consent to) from the Loan Parties of such proposed change, which notice shall set forth such information with respect thereto as the Agent may require and the Agent shall have received such agreements as the Agent may reasonably require in connection therewith in order to preserve and protect its respective Liens on the Collateral.
10.2.17     Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans or any reimbursement hereunder to constitute property of, or be beneficially owned directly or indirectly by, any Canadian Blocked Person or any Person subject to sanctions or trade restrictions enforced by the United States government, the United Nations Security Council, the European Union, the federal government of Canada or another relevant sanctions authority (“Embargoed Person” or “Embargoed Persons”), including, without limitation, (i) the “List of Specially Designated Nationals and Blocked Persons” (the “SDN List”) maintained by OFAC and/or on any other similar list (“Other List”) maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order (defined below) or regulation promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law, or the Loans made by the Lenders would be in violation of law, or (ii) the Order, any related enabling legislation or any other similar orders (collectively, “Executive Orders”), or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by law or the Loans are in violation of law.
10.2.18     Unrestricted Subsidiary. Designate any Loan Party as an “Unrestricted Subsidiary”, unless such Loan Party has been designated as an “Unrestricted Subsidiary” (a) in accordance with and as permitted under the Senior High Yield Indentures (as in effect on the Closing Date) and (b) in compliance with, and subject to the conditions specified in, Section 10.2.3(k).

10.2.19     Plans. Become party to any Plan or Canadian Employee Plan other than any (a) in existence on the Closing Date or (b) assumed in connection with a Permitted Acquisition, provided, that for purposes of this clause (b) the unfunded liabilities and deficiencies with respect thereto shall not exceed $5,000,000 in the aggregate.
SECTION 11.     EVENTS OF DEFAULT; REMEDIES ON DEFAULT
11.1    Events of Default. Each of the following shall constitute an Event of Default:
(a)    Non-Payment. Any Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan or any LC Obligation or deposit any funds as Cash Collateral in respect of LC Obligations, or (ii) pay within three (3) days after the same becomes due, any interest on any Loan or on any LC Obligation, or any fee due hereunder, or (iii) pay within five (5) days after the same becomes due, any other amount payable hereunder or under any other Loan Document (provided, that with respect to clauses (ii) and (iii) hereof, the Agent, the Issuing Banks and the Lenders shall not be required to fund any Loans, arrange for the issuance of any Letters of Credit or grant any other accommodation to or for the benefit of the Borrowers during such five (5) and three (3) day periods, respectively); or
(b)    Specific Covenants. (i) Any Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 10.1.3, 10.1.5, 10.1.7, 10.1.10, 10.1.11, 10.1.12, 10.1.14, 10.1.22 or 10.2, (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in its Guarantee or (iii) any Loan Party fails to perform or observe any term, covenant or agreement contained in any Security Document to which it is a party, in each case, to the extent any applicable cure or grace period therefor has expired; or
(c)    Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 11.1(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for thirty (30) days; or
(d)    Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading when made or deemed made; or
(e)    Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Debt or any Contingent Obligation (other than Debt hereunder and Debt under Hedging Agreements) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount, or (B) fails to observe or perform any other agreement or condition relating to any such Debt or Contingent Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Debt or the beneficiary or beneficiaries of such Contingent Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Debt to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Debt to be made, prior to its stated maturity, or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Hedging Agreement) or (B) any Termination Event (as defined in such Hedging Agreement) under such Hedging Agreement as to which a Loan Party or any Subsidiary thereof is an Affected Party (as defined in such Hedging Agreement) and, in either event, the Hedging Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than the Threshold Amount; or
(f)    Insolvency Proceedings, Etc. The U.S. Borrower, the Canadian Borrower or any Significant Subsidiary thereof institutes or consents to the institution of any Insolvency Proceeding, or makes an assignment or proposal for the benefit of creditors; or applies for or consents to the appointment of any receiver, interim receiver, trustee, custodian, conservator, monitor, sequestrator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, interim receiver, trustee, custodian, conservator, monitor, sequestrator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any Insolvency Proceeding relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or
(g)    Inability to Pay Debts; Attachment. (i) The U.S. Borrower, the Canadian Borrower or any Significant Subsidiary thereof becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; or
(h)    Judgments. There is entered against the U.S. Borrower, the Canadian Borrower or any Significant Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding the Threshold Amount (net of any insurance coverage therefor acknowledged in writing by the insurer, as to which the insurer (A) is rated at least “A” by A.M. Best Company, (B) has been notified of the potential claim and (C) does not dispute coverage), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of ten (10) consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or
(i)    ERISA. (i) (A) An ERISA Event occurs with respect to a Pension Plan or a Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the U.S. Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or that constitutes grounds for the appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan, or (B) the U.S. Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount, or (ii) (A) a Termination Event shall occur or any Canadian Multi-Employer Plan shall be terminated, in each case, in circumstances which would result or could reasonably be expected to result in a Canadian Facility Loan Party being required to make a contribution to or in respect of a Canadian Pension Plan or a Canadian Multi-Employer Plan or results in the appointment, by FSCO, of an administrator to wind up a Canadian Pension Plan, (B) any Canadian Domiciled Loan Party is in default with respect to any required contributions to a Canadian Pension Plan; or (C) any Lien arises (save for contribution amounts not yet due) in connection with any Canadian Pension Plan; in the case of each of (i) and (ii) in excess of the Threshold Amount; or
(j)    Invalidity of Loan Documents. Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document, provided that notwithstanding the foregoing, any Guarantee by a Guarantor and any related Security Documents may provide by their terms that a Guarantor shall be automatically and unconditionally released and discharged upon the designation of such Guarantor as an Unrestricted Subsidiary in accordance with Section 12.2.1; or
(k)    Change of Control. There occurs any Change of Control; or
(l)    Security Documents. Any Security Document shall for any reason (other than pursuant to the terms thereof or Section 11.1(j) or Section 12.2.1) ceases to create a valid and perfected first priority Lien (and subject to rights of other secured parties under the Intercreditor Agreement and subject to Liens permitted by Section 10.2.1) on the Collateral purported to be covered thereby; or
(m)    Subordination. (i) The subordination provisions set forth in any Intercreditor Agreement or in the documents evidencing or governing any Subordinated Debt (the “Subordinated Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Debt; or (ii) either Borrower or any other Loan Party shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordinated Provisions, (B) that the Subordinated Provisions exist for the benefit of the Agent, the Lenders and the Issuing Banks or (C) that all payments of principal of or premium and interest on the applicable Debt, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordinated Provisions; or
(n)    Material Disruption. To the extent not covered by insurance, as to which the insurer (x) is rated at least “A” by A.M. Best Company, (y) has been notified of the potential claim and (z) does not dispute coverage, (i) any Loan Party is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business; (ii) any Loan Party suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary to its business; (iii) there is a cessation of any material part of any Loan Party’s business for a material period of time; or (iv) any material Collateral or Property of any Loan Party is taken or impaired through condemnation; in each case in excess of the Threshold Amount; or

(o)    Violations of Law. A Loan Party or any of its senior officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Loan Party’s business, or (ii) violating any state, provincial or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986, Proceeds of Crime Act and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material Property or any Collateral.
11.2    Remedies upon Default. If an Event of Default described in Section 11.1(f) occurs with respect to any Loan Party, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by the Agent or notice of any kind. In addition, or if any other Event of Default exists, the Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time: declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by the Loan Parties to the fullest extent permitted by law; terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base; require the Loan Parties to Cash Collateralize LC Obligations, Bank Product Debt, Secured Hedging Obligations and other Obligations that are contingent or not yet due and payable, and, if the Loan Parties fail promptly to deposit such Cash Collateral, the Agent may (and shall upon the direction of Required Lenders and, shall not, if so directed by the Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby (but subject to the limitations on Overadvances set forth in Section 2.1.5), or the conditions in Section 6 are satisfied); and exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC and the PPSA. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require the Loan Parties to assemble Collateral, at the Loan Parties’ expense, and make it available to the Agent at a place designated by the Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by a Loan Party, the Loan Parties agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as the Agent, in its discretion, deems advisable. Each Loan Party agrees that ten (10) days’ notice of any proposed sale or other disposition of Collateral by the Agent shall be reasonable. The Agent shall have the right to conduct such sales on any Loan Party’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. The Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and the Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
11.3    License. The Agent is hereby granted an irrevocable (during the continuance of an Event of Default), non-exclusive license or other right to use, license or sub-license (without payment of royalty or other compensation to any Loan Party) any or all Intellectual Property of the Loan Parties, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Loan Party’s rights and interests under Intellectual Property shall inure to the Agent’s benefit.

11.4    Setoff. At any time during the continuation of an Event of Default, the Agent, Issuing Banks, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Agent, such Issuing Bank, such Lender or such Affiliate to or for the credit or the account of a Loan Party against any Obligations, irrespective of whether or not the Agent, such Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of the Agent, such Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such Obligations. The rights of the Agent, each Issuing Bank, each Lender and each such Affiliate under this Section 11.4 are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
11.5    Remedies Cumulative; No Waiver.
11.5.1     Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of the Loan Parties under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of the Agent and the Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
11.5.2     Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of the Agent or any Lender to require strict performance by the Loan Parties with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by the Agent or any Lender of any payment or performance by a Loan Party under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by the Loan Parties that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
11.6    Judgment Currency. If, for the purpose of obtaining judgment in any court or obtaining an order enforcing a judgment, it becomes necessary to convert any amount due under this Agreement in Dollars or in any other currency (hereinafter in this Section 11.6 called the “first currency”) into any other currency (hereinafter in this Section 11.6 called the “second currency”), then the conversion shall be made at the Agent’s spot rate of exchange for buying the first currency with the second currency prevailing at the Agent’s close of business on the Business Day next preceding the day on which the judgment is given or (as the case may be) the order is made. Any payment made by a Loan Party to any Credit Party pursuant to this Agreement in the second currency shall constitute a discharge of the obligations of any applicable Loan Parties to pay to such Credit Party any amount originally due to the Credit Party in the first currency under this Agreement only to the extent of the amount of the first currency which such Credit Party is able, on the date of the receipt by it of such payment in any second currency, to purchase, in accordance with such Credit Party’s normal banking procedures, with the amount of such second currency so received. If the amount of the first currency falls short of the amount originally due to such Credit Party in the first currency under this Agreement, the Loan Parties agree that they will indemnify each Credit Party against and save such Credit Party harmless from any shortfall so arising. This indemnity shall constitute an obligation of each such Loan Party separate and independent from the other obligations contained in this Agreement, shall give rise to a separate and independent cause of action and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum or sums in respect of amounts due to any Credit Party under any Loan Documents or under any such judgment or order. Any such shortfall shall be deemed to constitute a loss suffered by such Credit Party and the Loan Parties shall not be entitled to require any proof or evidence of any actual loss. If the amount of the first currency exceeds the amount originally due to a Credit Party in the first currency under this Agreement, such Credit Party shall promptly remit such excess to the Loan Parties. The covenants contained in this Section 11.6 shall survive the Full Payment of the Obligations under this Agreement.
SECTION 12.     AGENT
12.1    Appointment, Authority and Duties of Agent.
12.1.1     Appointment and Authority.
(a)    Each Secured Party appoints and designates Bank of America as the Agent hereunder. The Agent may, and each Secured Party authorizes the Agent to, enter into all Loan Documents to which the Agent is intended to be a party and accept all Security Documents, for the Agent’s benefit and the Pro Rata benefit of the Secured Parties. Any action taken by the Agent in accordance with the provisions of the Loan Documents, and the exercise by the Agent of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Secured Parties. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Loan Documents; (ii) subject to Section 14.1, execute and deliver as the Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document; (iii) act as collateral agent for the Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (iv) manage, supervise or otherwise deal with Collateral; and (v) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral or under any Loan Documents, Applicable Law or otherwise. The duties of the Agent are ministerial and administrative in nature only, and the Agent shall not have a fiduciary relationship with any Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. The Agent alone shall be authorized to determine whether any Account constitutes an Eligible Account, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith and without gross negligence and willful misconduct, shall exonerate the Agent from liability to any Secured Party or other Person for any error in judgment.
(b)    (i) Without limiting the powers of the Agent, for the purposes of holding any hypothec granted to the Attorney (as defined below) pursuant to the laws of the Province of Québec to secure the prompt payment and performance of any and all Obligations by any Loan Party, each of the Secured Parties hereby irrevocably appoints and authorizes the Agent and, to the extent necessary, ratifies the appointment and authorization of the Agent, to act as the hypothecary representative of the creditors as contemplated under Article 2692 of the Civil Code of Québec (in such capacity, the “Attorney”), and to enter into, to take and to hold on their behalf, and for their benefit, any hypothec, and to exercise such powers and duties that are conferred upon the Attorney under any related deed of hypothec. The Attorney shall: (A) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Attorney pursuant to any such deed of hypothec and applicable law, and (B) benefit from and be subject to all provisions hereof with respect to the Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties and Loan Parties. Any Person who becomes a Secured Party shall, by its execution of an Assignment and Acceptance, be deemed to have consented to and confirmed the Attorney as the Person acting as hypothecary representative holding the aforesaid hypothecs as aforesaid and to have ratified, as of the date it becomes a Secured Party, all actions taken by the Attorney in such capacity. The substitution of the Agent pursuant to the provisions of this Section 12 also constitute the substitution of the Attorney.
(ii) Each Canadian Lender appoints and designates Bank of America (acting through its Canada branch) as the Agent hereunder. The Agent may, and each Canadian Lender authorizes the Agent to, enter into all Loan Documents to which the Agent is intended to be a party and accept all Security Documents, for the Agent’s benefit and the Secured Parties. Each Canadian Lender agrees that any action taken by the Agent, Required Lenders or the applicable Required Facility Lenders, as applicable, in accordance with the provisions of the Loan Documents, and the exercise by the Agent, Required Lenders or the applicable Required Facility Lenders, as applicable, of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized and binding upon all Canadian Lenders. Without limiting the generality of the foregoing, the Agent shall have the sole and exclusive authority to (A) act as the disbursing and collecting agent for Canadian Lenders with respect to all payments and collections arising in connection with the Loan Documents; (B) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Loan Party or other Person; (C) act as collateral agent for Secured Parties for purposes of perfecting and administering all Liens granted to it under the Loan Documents, and for all other purposes stated therein; (D) manage, supervise or otherwise deal with Collateral or Canadian Domiciled Loan Parties; and (E) exercise all rights and remedies given to the Agent with respect to any Collateral of Canadian Domiciled Loan Parties under the Loan Documents, Applicable Law or otherwise. The duties of the Agent shall be ministerial and administrative in nature, and the Agent shall not have a fiduciary relationship with any other Agent, Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. For greater certainty, and without limiting the powers of the Agent or any other Person acting as an agent, attorney-in-fact, mandatary or otherwise for the Secured Parties under this Agreement or other Loan Documents, each Canadian Lender hereby irrevocably constitutes (to the extent necessary) and confirms the constitution of (to the extent necessary) the Agent as the holder of an irrevocable power of attorney (fondé de pouvoir) within the meaning of Article 2692 of the Civil Code of Québec for the purposes of holding any Liens granted by a Loan Party and the Agent hereby agrees to act in such capacity. In such capacity as fondé de pouvoir, the Agent shall have the same rights, powers and immunities as the Agent as stipulated herein, which shall apply mutual mutandis, including, without limitation, to the resignation and appointment of a successor Agent hereunder.

12.1.2     Duties. The Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon the Agent of any right shall not imply a duty on the Agent’s part to exercise such right, unless instructed to do so by Required Lenders or Required Facility Lenders in accordance with this Agreement.
12.1.3     Agent Professionals. The Agent may perform its duties through agents and employees. The Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. The Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
12.1.4     Instructions of Required Lenders. The rights and remedies conferred upon the Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. The Agent may request instructions from Required Lenders or Required Facility Lenders with respect to any act (including the failure to act) in connection with any Loan Documents or Collateral, and may seek assurances to its satisfaction from the Secured Parties of their indemnification obligations under Section 12.6 against all Claims that could be incurred by the Agent. The Agent may refrain from any act until it has received such instructions or assurances, and the Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders or Required Facility Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting pursuant to instructions of Required Lenders or Required Facility Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 14.1.1, and in no event shall Required Lenders or Required Facility Lenders, without the prior written consent of each Lender, direct the Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall the Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
12.2    Agreements Regarding Guarantors, Collateral and Borrower Materials.
12.2.1     Release of a Guarantor.
(a)    If no Default or Event of Default exists or would exist under this Agreement, upon either (i) the consolidation or merger of a Guarantor with or into any Person (other than to the U.S. Borrower or an Affiliate of the U.S. Borrower) in compliance with Section 10.2.4, or (ii) the dissolution and liquidation of a Guarantor in accordance with this Agreement, such Guarantor’s Guarantee will be automatically discharged and such Guarantor shall be released from all obligations under the Security Documents without any further action required on the part of the Agent or any Lender. Any Guarantor not so released or the entity surviving such Guarantor, as applicable, shall remain or be liable under its Guarantee and Security Documents as provided in Section 10.2.4.
(b)    In addition, each Guarantee of a Guarantor will be automatically discharged and the Guarantor party thereto shall be released from all obligations under the Security Documents without any further action on the part of the Agent or any Lender upon the designation of such Guarantor as an Unrestricted Subsidiary in accordance with, and subject to the conditions specified in, Section 10.2.3(k).
(c)    The Agent shall deliver an appropriate instrument evidencing the release and discharge of a Guarantor upon receipt of a request by the Loan Party Agent accompanied by certificate of a Responsible Officer of the U.S. Borrower certifying as to the compliance with this Section 12.2.1 (which shall have attached thereto reasonably detailed backup data and calculations showing compliance, as applicable).
12.2.2     Lien Releases; Care of Collateral.
(a)    The Canadian Facility Secured Parties authorize the Agent to release any Lien with respect to any Canadian Facility Collateral (i) upon Full Payment of the Canadian Facility Obligations; (ii) that is the subject of a Disposition which the Loan Party Agent certifies in writing to the Agent is a Permitted Asset Disposition or a Lien which the Loan Party Agent certifies is a Permitted Lien entitled to priority over the Agent’s Liens (and the Agent may rely conclusively on any such certificate without further inquiry); (iii) that is Canadian Facility Collateral of a Guarantor whose Guarantee is being released in accordance with Section 12.2.1; or (iv) with the written consent of all Canadian Lenders.
(b)    The U.S. Facility Secured Parties authorize the Agent to release any Lien with respect to any U.S. Facility Collateral (i) upon Full Payment of the U.S. Facility Obligations; (ii) that is the subject of a Disposition which the Loan Party Agent certifies in writing to the Agent is a Permitted Asset Disposition or a Lien which the Loan Party Agent certifies is a Permitted Lien entitled to priority over the Agent’s Liens (and the Agent may rely conclusively on any such certificate without further inquiry); (iii) that is U.S. Facility Collateral of a Guarantor whose Guarantee is being released in accordance with Section 12.2.1; or (iv) with the written consent of all U.S. Lenders.
(c)    The Agent shall have no obligation whatsoever to assure that any Collateral exists or is owned by a Loan Party, or is cared for, protected, insured or encumbered, nor to assure that the Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
12.2.3     Possession of Collateral.
(a)    The Agent and the Canadian Facility Secured Parties appoint each Canadian Lender as agent (for the benefit of Canadian Facility Secured Parties) for the purpose of perfecting Liens in any Canadian Facility Collateral held or controlled by such Canadian Lender, to the extent such Liens are perfected by possession or control.
(b)    The Agent and the U.S. Facility Secured Parties appoint each U.S. Lender as agent (for the benefit of the U.S. Facility Secured Parties) for the purpose of perfecting Liens in any U.S. Facility Collateral held or controlled by such U.S. Lender, to the extent such Liens are perfected by possession or control.

(c)    If any Lender obtains possession or control of any Collateral, it shall notify the Agent thereof and, promptly upon the Agent’s request, deliver such Collateral to the Agent or otherwise deal with it in accordance with the Agent’s instructions.
12.2.4     Reports. The Agent shall promptly provide to the Lenders, when complete, any field audit, examination or appraisal report prepared for the Agent with respect to any Loan Party or Collateral (“Report”). Reports and other Borrower Materials may be made available to the Lenders by providing access to them on the Platform, but the Agent shall not be responsible for system failures or access issues that may occur from time to time. Each Lender agrees (a) that Reports are not intended to be comprehensive audits or examinations, and that the Agent or any other Person performing an audit or examination will inspect only specific information regarding the Obligations or Collateral and will rely significantly upon the Borrowers’ books, records and representations; (b) that the Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials and shall not be liable for any information contained in or omitted from any Borrower Materials, including any Report; and (c) to keep all Borrower Materials confidential and strictly for such Lender’s internal use, not to distribute any Report or other Borrower Materials (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants), and to use all Borrower Materials solely for administration of the Obligations. Each Lender shall indemnify and hold harmless the Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Borrower Materials, as well as from any Claims arising as a direct or indirect result of the Agent furnishing same to such Lender, via the Platform or otherwise.
12.3    Reliance By Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.
12.4    Action Upon Default. The Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or the Loan Party Agent specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall use commercially reasonable efforts to notify promptly the Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents (including, without limitation, Section 11.4, with respect to rights of set off) or with the written consent of the Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC or PPSA sales or other dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against a Loan Party where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.
12.5    Ratable Sharing. If any Lender obtains any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from the Agent, the applicable Issuing Bank and the other Applicable Lenders such participations in the affected Obligation as are necessary to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any DACA Deposit Account or Dominion Account without the prior consent of the Agent.
12.6    Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS THE AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY THE LOAN PARTIES (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF THE LOAN PARTIES UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR THE AGENT (IN ITS CAPACITY AS THE AGENT) AND DOES NOT DIRECTLY ARISE (AS DETERMINED BY THE FINAL ORDER OF A COURT OF COMPETENT JURISDICTION) FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SUCH AGENT INDEMNITEE. In the Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If the Agent is sued by any Creditor Representative, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by the Agent with the consent of the Required Lenders in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to the Agent by each Lender to the extent of its Pro Rata share.
12.7    Limitation on Responsibilities of Agent. The Agent shall not be liable to any Secured Party for any action taken or omitted to be taken under the Loan Documents, except for losses determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the Agent’s gross negligence or willful misconduct. The Agent does not assume any responsibility for any failure or delay in performance or any breach by any Loan Party, Lender or other Secured Party of any obligations under the Loan Documents. The Agent does not make to Secured Parties any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Loan Party. No Agent Indemnitee shall be responsible to the Secured Parties for any recitals, statements, information, representations or warranties contained in any Loan Documents or Borrower Materials; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Loan Party or Account Debtor. No Agent Indemnitee shall have any obligation to any Secured Party to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Loan Party of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
12.8    Successor Agent and Co-Agents.
12.8.1     Resignation; Successor Agent.

(a)    Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving at least thirty (30) days written notice thereof to the Lenders and the Loan Party Agent. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (i) a U.S. Lender or an Affiliate of a U.S. Lender; or (ii) a commercial bank or other financial institution that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to the Loan Party Agent. If no successor Agent is appointed prior to the effective date of the resignation of the Agent (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the Agent may appoint a successor Agent from among the Lenders, provided that in no event shall any such successor Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Loan Party Agent and such Defaulting Lender, remove such Person as Agent and, in consultation with the Loan Party Agent, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 (thirty) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    Upon acceptance by a successor Agent of an appointment to serve as the Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act (other than any rights to indemnity payments or other amounts owed to the retiring or removed Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable). With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (i) the retiring or removed Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents but it and the Agent Indemnitees shall continue to have the benefits of the indemnification set forth in Sections 12.6 and 14.2 and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Agent, all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender and any Issuing Bank directly, until such time, if any, as the Required Lenders appoint a successor Agent as provided for above. Notwithstanding any Agent’s resignation or removal, the provisions of this Section 12 shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it or its designees while the Agent, or after such resignation or removal for as long as any it or its designees continue to act in any capacity hereunder or under the other Loan Documents, including (i) acting as collateral agent or otherwise holding any collateral security on behalf of any of the Lenders and (ii) in respect of any actions taken in connection with transferring the agency to any successor Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be the Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
12.8.2     Co-Collateral Agent. If necessary or appropriate under Applicable Law, the Agent may appoint a Person to serve as a co-collateral agent or separate collateral agent under any Loan Document. Each right and remedy intended to be available to the Agent under the Loan Document shall also be vested in such agent. The Secured Parties shall execute and deliver any instrument or agreement that the Agent may request to effect such appointment. If the agent shall die, dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by the Agent until appointment of a new agent
12.9    Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon the Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Loan Party and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Loan Party as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and the Agent have made no representations or warranties concerning any Loan Party, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or the Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, the Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to the Agent by any Loan Party or any credit or other information concerning the affairs, financial condition, business or Properties of any Loan Party (or any of its Affiliates) which may come into possession of the Agent or any of the Agent’s Affiliates.
12.10    Replacement of Certain Lenders. If (a) the Loan Party Agent is entitled to replace a Lender pursuant to Section 2.5.4, (b) the Lender is a Defaulting Lender or (c) the Lender fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, (i) the Loan Party Agent may, at its sole expense and effort (including, for the avoidance of doubt, the payment of the assignment fee (if any) under Section 13.3), upon notice to such Lender and the Agent within one hundred eighty (180) days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s), pursuant to appropriate Assignment and Acceptance(s) and within twenty (20) days after the Agent’s notice and (ii) the Agent may, by notice to such Lender within one hundred eighty (180) days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by the Agent, pursuant to appropriate Assignment and Acceptance(s) and within twenty (20) days after the Agent’s notice. The Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if such Lender fails to execute same. Such Lender shall be entitled to receive from such Eligible Assignee, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
12.11    Remittance of Payments and Collections.
12.11.1     Remittances Generally. All payments by any Lender to the Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by the Agent and request for payment is made by the Agent by 11:00 a.m. on a Business Day, payment shall be made by each Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by the Agent to any Lender shall be made by wire transfer, in the type of funds received by the Agent. Any such payment shall be subject to the Agent’s right of offset for any amounts due from such Lender under the Loan Documents.
12.11.2     Failure to Pay. If any Lender fails to pay any amount when due by it to the Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid in full at the rate determined by the Agent as customary for interbank compensation for two (2) Business Days and thereafter at the Default Rate for U.S. Base Rate Loans. In no event shall the Loan Parties be entitled to receive credit for any interest paid by a Lender to the Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by the Agent pursuant to Section 4.2.
12.11.3     Recovery of Payments. If the Agent pays an amount to a Secured Party in the expectation that a related payment will be received by the Agent from a Loan Party and such related payment is not received, then the Agent may recover such amount from such Secured Party. If the Agent determines that an amount received by it must be returned or paid to a Loan Party or any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, the Agent shall not be required to distribute such amount to any Secured Party. If any amounts received and applied by the Agent to any Obligations are later required to be returned by the Agent pursuant to Applicable Law, each Lender shall pay to the Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
12.12    Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders”, “Required Facility Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products and products under Hedging Agreements to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, the Loan Parties and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to any Secured Party. In their individual capacity, Bank of America and its Affiliates may receive information regarding the Loan Parties, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and shall have no obligation to provide such information to any Secured Party.
12.13    Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Arranger”, “Bookrunner” or “Agent” of any type shall have no right, power or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event have any fiduciary duty to any Secured Party.
12.14    No Third Party Beneficiaries. This Section 12 is an agreement solely among the Lenders and the Agent, and shall survive Full Payment of the Obligations. This Section 12 does not confer any rights or benefits upon the Loan Parties or any other Person. As between the Loan

Parties and the Agent, any action that the Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by the Lenders.
SECTION 13.     BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
13.1    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Loan Parties, the Agent, the Lenders, and their respective successors and assigns, except that (a) no Loan Party shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 13.3. The Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 13.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
13.2    Participations.
13.2.1     Permitted Participants; Effect. Subject to Section 13.3, any Lender may at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Facility Commitments for all purposes, all amounts payable by the Loan Parties within the applicable Loan Party Group shall be determined as if such Lender had not sold such participating interests, and the Loan Parties within the applicable Loan Party Group and the Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and the Agent and the other Lenders shall not have any obligation or liability to any such Participant. A Participant of U.S. Facility Obligations or Canadian Facility Obligations that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 5.9 unless the Loan Party Agent agrees otherwise in writing.
13.2.2     Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Facility Commitment in which such Participant has an interest, postpones the Canadian Revolver Commitment Termination Date or U.S. Facility Revolver Commitment Date, as applicable, or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases any Loan Party, Guarantor or substantial portion of the Collateral.
13.2.3     Benefit of Set-Off. The Loan Parties agree that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to any participating interests sold by it. By exercising any right of set-off, a

Participant agrees to share with the Lenders all amounts received through its set-off, in accordance with Section 12.5 as if such Participant were a Lender.
13.2.4     Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
13.3    Assignments.
13.3.1     Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $5,000,000 (unless otherwise agreed by the Agent in its discretion) and integral multiples of $1,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $5,000,000 (unless otherwise agreed by the Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to secure obligations of such Lender, including a pledge or assignment to a Federal Reserve Bank; provided, however, that no such pledge or assignment shall release the Lender from its obligations hereunder nor substitute the pledgee or assignee for such Lender as a party hereto.
13.3.2     Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of and principal amounts of the Loans and LC Obligations owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks, and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice. Notwithstanding anything herein to the contrary, the

Agent shall have no liability to the Borrowers or any other Person for the inaccuracy of any entries in the Register.
13.3.3     Certain Assignees. No assignment or participation may be made to a Borrower, Affiliate of a Borrower, Defaulting Lender or natural person. Any assignment by a Defaulting Lender shall be effective only upon payment by the Eligible Assignee or Defaulting Lender to the Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under Applicable Law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.
13.3.4     Effect; Effective Date. Upon delivery to the Agent of an assignment notice in the form of Exhibit E and a processing fee of $3,500 (unless otherwise agreed by the Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 13.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, the Agent and the Loan Parties shall make appropriate arrangements for issuance of replacement and/or new Notes, if applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to the Agent.
SECTION 14.     MISCELLANEOUS
14.1    Consents, Amendments and Waivers.
14.1.1     Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written consent of the Agent (which shall be given or withheld at the direction of the Required Lenders) and each Loan Party party to such Loan Document; provided, however, that:
(a)    without the prior written consent of the Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of the Agent;
(b)    without the prior written consent of each affected Issuing Bank, no modification shall be effective with respect to any LC Obligations, Section 2.2 or Section 2.3;
(c)    without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Facility Commitment of such Lender (including any Defaulting Lender) or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender (including any Defaulting Lender) (provided, however, that only the consent of Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest or LC Obligations at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Obligations or to reduce any fee payable hereunder);
(d)    without the prior written consent of all the Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the U.S. Revolver Commitment Termination Date, the Canadian Revolver Commitment Termination Date or Facility Termination Date (except as permitted by Section 2.5); (ii) alter Section 5.6; (iii) amend the definitions of Pro Rata, Required Lenders, Required Facility Lenders, or Super Majority Lenders or any other provision hereof specifying the number or percentage of Lenders required to take any action hereunder; (iv) amend this Section 14.1.1; or (v) except as set forth in an Intercreditor Agreement with respect to Other Secured Debt permitted under Section 10.2.2(m), subordinate the Liens securing the Obligations to any other Lien;
(e)    without the prior written consent of all Lenders having Commitments to a Borrower, no amendment or waiver shall be effective that would (i) with respect to Lenders having Facility Commitments to the Canadian Borrower, (A) release all or substantially all of the Canadian Facility Collateral (which, for the avoidance of doubt, shall not include Canadian Facility Collateral permitted to be Disposed of under Section 10.2.5), or (B) release any Canadian Facility Loan Party from liability for any Canadian Facility Obligations (provided, however, that no such consent shall be required if such Canadian Facility Loan Party ceases to be a Canadian Facility Loan Party as permitted under Section 10.2.4. Section 10.2.5 or Section 12.2.1 (in which case, for the avoidance of doubt, such release may be made by the Agent acting alone)); or (ii) with respect to Lenders having Facility Commitments to the U.S. Borrower, (A) release all or substantially all of the U.S. Facility Collateral (which, for the avoidance of doubt, shall not include U.S. Facility Collateral permitted to be Disposed of under Section 10.2.5), or (B) release any U.S. Facility Loan Party from liability for any U.S. Facility Obligations (provided, however, no such consent shall be required if such U.S. Facility Loan Party ceases to be a U.S. Facility Loan Party as permitted under Section 10.2.4, Section 10.2.5 or Section 12.2.1 (in which case, for the avoidance of doubt, such release may be made by the Agent acting alone)); or
(f)    without the prior written consent of Super Majority Lenders having Commitments to a Borrower, no amendment or waiver shall be effective that would (i) with respect to Lenders having Facility Commitments to the Canadian Borrower, (A) amend the definition of Canadian Borrowing Base (and the defined terms used in such definition) to the extent that such amendment would result in an increase in Canadian Availability or (ii) increase the advance rates applicable to the Canadian Borrower, or (ii) with respect to Lenders having Facility Commitments to the U.S. Borrower, (A) amend the definition of U.S. Borrowing Base (and the defined terms used in such definition) to the extent that such amendment would result in an increase in U.S. Availability or (B) increase the advance rates applicable to the U.S. Borrower.
14.1.2     Limitations. The agreement of the Loan Parties shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of the Lenders, the Agent and/or the Issuing Banks as among themselves. Only the consent of the parties to the Fee Letter, any Lien Waiver, Deposit Account Control Agreement or any agreement relating to a Bank Product or Hedging Agreement shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement or Hedging Agreement shall have no right to participate in any manner in modification of any other Loan Document. The making of any Loans during the existence of a Default or Event of Default shall not be deemed to constitute a waiver of such Default or Event of Default, or to establish a course of dealing. Any waiver or consent granted by the Agent or the Lenders hereunder shall be effective only if in writing, and then only in the specific instance and for the specific purpose for which it is given. Notwithstanding any of the foregoing, the Agent, acting in its sole discretion, and the Loan Parties may (without the consent of any Lender) amend or supplement this Agreement and the other Loan Documents to cure any ambiguity, defect or inconsistency or to make a modification of a minor, consistency or technical nature or to correct a manifest error.
14.1.3     Payment for Consents. No Loan Party will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
14.2    Indemnity. IN ADDITION TO THE INDEMNIFICATION OBLIGATIONS SET FORTH IN SECTION 5.9.3, EACH LOAN PARTY SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any Loan Party have any obligation thereunder to indemnify or hold harmless an Indemnitee with respect to a claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall have any liability for any special, indirect, or punitive damages, and any obligations of the Indemnitees hereunder shall be several, and not joint.
14.3    Notices and Communications.
14.3.1     Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Loan Party, at the Loan Party Agent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance), or at such other address as such Person may hereafter specify by notice in accordance with this Section 14.3. Each communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three (3) Business Days after deposit in the U.S. mail (or, in the case of a Canadian Domiciled Loan Party, the Canadian mail system), with first-class postage pre-paid, addressed to the applicable address; (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged; or (d) if given by electronic mail or any other telecommunications device, when transmitted to an electronic mail address (or by another means of electronic delivery). Notwithstanding the foregoing, no notice to the Agent pursuant to Section 2.1.4, 2.2, 2.3, 3.1.1, 3.1.2, or 4.1.1 shall be effective until actually received by the individual to whose attention at the Agent such notice is required to be sent. Any written communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by the Loan Party Agent shall be deemed received by all Loan Parties.
14.3.2     Electronic Communications. Notices and other communications to the Lenders and Issuing Banks hereunder may be delivered or furnished by electronic mail and internet websites pursuant to procedures approved by the Agent; provided that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Section 2 if such Lender or Issuing Bank, as applicable, has notified the Agent that it is incapable of receiving notices under such Section by electronic communication. The Agent, each Lender, each Issuing Bank and the Loan Party Agent may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
14.3.3     Platform. Borrower Materials shall be delivered pursuant to procedures approved by the Agent, including electronic delivery (if possible) upon request by the Agent to an electronic system maintained by the Agent (the “Platform”). The Borrowers shall notify the Agent of each posting of Borrower Materials on the Platform and the materials shall be deemed received by the Agent only upon its receipt of such notice. Borrower Materials and other information relating to this credit facility may be made available to the Lenders on the Platform. The Platform is provided “as is” and “as available.” The Agent does not warrant the accuracy or completeness of any information on the Platform nor the adequacy or functioning of the Platform, and expressly disclaims liability for any errors or omissions in the Borrower Materials or any issues involving the Platform. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS, OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT WITH RESPECT TO BORROWER MATERIALS OR THE PLATFORM. The Lenders acknowledge that Borrower Materials may include material non-public information of the Loan Parties and should not be made available to any personnel who do not wish to receive such information or who may be engaged in investment or other market-related activities with respect to any Loan Party’s securities. No Agent Indemnitee shall have any liability to the Borrowers, the Lenders or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) relating to use by any Person of the Platform or delivery of Borrower Materials and other information through the Platform.
14.3.4     Non-Conforming Communications. The Agent and the Lenders may rely upon any communications purportedly given by or on behalf of any Loan Party even if they were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Loan Party shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any non-conforming communication purportedly given by or on behalf of a Loan Party.
14.4    Performance of Loan Parties’ Obligations. The Agent may, in its discretion at any time and from time to time, at the expense of the Loan Parties of the applicable Loan Party

Group, pay any amount due and unpaid (after giving effect to applicable grace periods) or do any act required and not yet performed (after giving effect to applicable grace periods) of a Loan Party under any Loan Documents or otherwise lawfully requested by the Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of the Agent’s Liens in any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of the Agent under this Section 14.4 shall be reimbursed to the Agent by the Loan Parties, on demand, with interest from the date incurred until paid in full at the Default Rate applicable to U.S. Base Rate Loans. Any payment made or action taken by the Agent under this Section 14.4 shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
14.5    Credit Inquiries. The Agent and the Lenders may (but shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning any Loan Party or Subsidiary.
14.6    Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
14.7    Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
14.8    Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when the Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.
14.9    Entire Agreement. Time is of the essence with respect to all Loan Documents and the Obligations. The Loan Documents constitute the entire agreement, and supersede all prior understandings and agreements, among the parties relating to the subject matter thereof.
14.10    Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for the Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of the Agent, the Lenders or any other Secured Party pursuant to the Loan Documents shall be deemed to constitute the Agent and any other Secured

Party to be a partnership, joint venture or similar arrangement, nor to constitute control of any Loan Party.
14.11    Lender Loss Sharing Agreement.
(a)    Definitions. As used in this Section 14.11, the following terms shall have the following meanings:
(i)    CAM: the mechanism for the allocation and exchange of interests in the Loans, participations in Letters of Credit and collections thereunder established under Section 14.11(b).
(ii)    CAM Exchange: the exchange of the U.S. Lenders’ interests and the Canadian Lenders’ interests provided for in Section 14.11(b).
(iii)    CAM Exchange Date: the first date after the Closing Date on which there shall occur (A) any event described in Section 11.1(f) with respect to any Borrower, or (B) an acceleration of Loans and termination of the Commitments pursuant to Section 11.2.
(iv)    CAM Percentage: as to each Lender, a fraction, (A) the numerator of which shall be the aggregate amount of such Lender’s Commitments immediately prior to the CAM Exchange Date and the termination of the Commitments, and (B) the denominator of which shall be the amount of the Commitments of all the Lenders immediately prior to the CAM Exchange Date and the termination of the Commitments.
(v)    Designated Obligations: all Obligations of the Borrowers with respect to (A) principal and interest under the U.S. Revolver Loans, Canadian Revolver Loans, Overadvance Loans and Protective Advances, (B) unreimbursed drawings under Letters of Credit and interest thereon, and (C) fees under Sections 3.2.1 and 3.2.2(a).
(vi)    Revolver Facilities: the facility established under the U.S. Revolver Commitments and the Canadian Revolver Commitments, and “Revolver Facility” means any one of such Revolver Facilities.
(b)    CAM Exchange.
(i)    On the CAM Exchange Date,

(A)	the U.S. Revolver Commitments and the Canadian Revolver Commitments shall have terminated in accordance with Section 11.2,

(B)
each U.S. Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6 of this Agreement, and each Canadian Lender shall fund its participation in any outstanding Protective Advances in accordance with Section 2.1.6,

(C)	each U.S. Lender shall fund its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.2.2(b),

(D)	each Canadian Lender shall funds its participation in any unreimbursed drawings made under the applicable Letters of Credit pursuant to Section 2.3.2(b), and

(E)
the Lenders shall purchase, in Dollars at par, interests in the Dollar Equivalents of the Designated Obligations under each Revolver Facility (and shall make payments to the Agent for reallocation to other Lenders to the extent necessary to give effect to such purchases) and shall assume the obligations to reimburse the Issuing Banks for unreimbursed drawings under outstanding Letters of Credit under such Revolver Facility such that, in lieu of the interests of each Lender in the Designated Obligations under the U.S. Revolver Commitments and the Canadian Revolver Commitments in which it shall participate immediately prior to the CAM Exchange Date, such Lender shall own an interest equal to such Lender’s CAM Percentage in each component of the Designated Obligations immediately following the CAM Exchange.

(ii)    Each Lender and each Person acquiring a participation from any Lender as contemplated by Section 13.2 hereby consents and agrees to the CAM Exchange. Each Borrower agrees from time to time to execute and deliver to the Lenders all such promissory notes and other instruments and documents as the Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it in connection with its Loans under this Agreement to the Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Lender to deliver or accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.
(iii)    As a result of the CAM Exchange, from and after the CAM Exchange Date, each payment received by the Agent pursuant to any Loan Document in respect of any of the Designated Obligations shall be distributed to the Lenders, pro rata in accordance with their respective CAM Percentages.
(iv)    In the event that on or after the CAM Exchange Date, the aggregate amount of the Designated Obligations shall change as a result of the making of a disbursement under a Letter of Credit by an Issuing Bank that is not reimbursed by the applicable Borrower, then each Lender shall promptly reimburse such Issuing Bank for its CAM Percentage of such unreimbursed payment.
(c)    Notwithstanding any other provision of this Section 14.11, the Agent and each Lender agree that if the Agent or a Lender is required under Applicable Law to withhold or deduct any taxes or other amounts from payments made by it hereunder or as a result hereof, such Person shall be entitled to withhold or deduct such amounts and pay over such taxes or other amounts to the applicable Governmental Authority imposing such tax without any obligation to indemnify the

Agent or any Lender with respect to such amounts and without any other obligation of gross up or offset with respect thereto and there shall be no recourse whatsoever by the Agent or any Lender subject to such withholding to the Agent or any other Lender making such withholding and paying over such amounts, but without diminution of the rights of the Agent or such Lender subject to such withholding as against the Borrowers and the other Loan Parties to the extent (if any) provided in this Agreement and the other Loan Documents. Any amounts so withheld or deducted shall be treated as, for the purpose of this Section 14.11, having been paid to the Agent or such Lender with respect to which such withholding or deduction was made.
14.12    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, the Loan Parties acknowledge and agree that (a)(i) this credit facility and any related arranging or other services by the Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between the Loan Parties and such Person; (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate; and (iii) the Loan Parties are capable of evaluating and understanding, and do understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of the Agent, the Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for the Loan Parties, any of their Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) the Agent, the Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and have no obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by Applicable Law, each Loan Party hereby waives and releases any claims that it may have against the Agent, the Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.
14.13    Confidentiality. Each of the Agent, the Lenders and the Issuing Banks agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process; (d) to any other party hereto; (e) in connection with any action or proceeding relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section 14.13, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product or Hedging Agreement; (g) with the consent of the Loan Party Agent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 14.13 or (ii) is available to the Agent, any Lender, any Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than the Loan Parties. Notwithstanding the foregoing, the Agent and the Lenders may publish or disseminate general information concerning this credit facility for league table, tombstone and advertising purposes, and may use the Loan Parties’ logos, trademarks or product photographs in advertising materials. As used herein, “Information” means all information received from a Loan Party or a Subsidiary of a Loan Party relating to it or its business that is identified as confidential when delivered. Any Person required to maintain the confidentiality of Information pursuant to this Section 14.13 shall be deemed to have complied if it exercises a degree of care similar to that which it accords its own confidential information. Each of the Agent, the Lenders and the Issuing Banks acknowledges that (i) Information may include material non-public information; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law.
14.14    Certifications Regarding Senior High Yield Indenture. The Borrowers certify to the Agent and the Lenders that neither the execution or performance of the Loan Documents nor the incurrence of any Obligations by the Loan Parties violates either Senior High Yield Indenture, including, without limitation, Section 4.4 thereof. The Borrowers further certify that the Commitments and Obligations constitute permitted indebtedness under clause 2(b) of the definition of “Permitted Indebtedness” set forth in each Senior High Yield Indenture. The Agent may condition Borrowings, Letters of Credit and other credit accommodations under the Loan Documents from time to time upon the Agent’s receipt of evidence that the Commitments and Obligations continue to constitute permitted indebtedness under clause 2(b) of the definition of “Permitted Indebtedness” set forth in each Senior High Yield Indenture at such time.
14.15    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO SECTION 5‑1401 OF THE NEW YORK GENERAL OBLIGATION LAW AND FEDERAL LAWS RELATING TO NATIONAL BANKS).
14.16    Consent to Forum. EACH LOAN PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER THE STATE OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH LOAN PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.3.1. Nothing herein shall limit the right of the Agent or any Lender to bring proceedings against any Loan Party in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by the Agent of any judgment or order obtained in any forum or jurisdiction.
14.17    Waivers by Loan Parties and Patriot Act Notice.
(a)    Waivers. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH LOAN PARTY WAIVES (I) THE RIGHT TO TRIAL BY JURY (WHICH THE AGENT AND EACH LENDER HEREBY ALSO WAIVES) IN ANY PROCEEDING OR DISPUTE OF ANY KIND RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, OBLIGATIONS OR COLLATERAL; (II) PRESENTMENT, DEMAND, PROTEST, NOTICE OF PRESENTMENT, DEFAULT, NON-PAYMENT, MATURITY, RELEASE, COMPROMISE, SETTLEMENT, EXTENSION OR RENEWAL OF ANY COMMERCIAL PAPER, ACCOUNTS, DOCUMENTS,

INSTRUMENTS, CHATTEL PAPER AND GUARANTIES AT ANY TIME HELD BY THE AGENT ON WHICH A LOAN PARTY MAY IN ANY WAY BE LIABLE, AND HEREBY RATIFIES ANYTHING AGENT MAY DO IN THIS REGARD; (III) NOTICE PRIOR TO TAKING POSSESSION OR CONTROL OF ANY COLLATERAL; (IV) ANY BOND OR SECURITY THAT MIGHT BE REQUIRED BY A COURT PRIOR TO ALLOWING THE AGENT TO EXERCISE ANY RIGHTS OR REMEDIES; (V) THE BENEFIT OF ALL VALUATION, APPRAISEMENT AND EXEMPTION LAWS; (VI) ANY CLAIM AGAINST THE AGENT OR ANY LENDER, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL, EXEMPLARY OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) IN ANY WAY RELATING TO ANY ENFORCEMENT ACTION, OBLIGATIONS, LOAN DOCUMENTS OR TRANSACTIONS RELATING THERETO; AND (VII) NOTICE OF ACCEPTANCE HEREOF. EACH LOAN PARTY ACKNOWLEDGES THAT THE FOREGOING WAIVERS ARE A MATERIAL INDUCEMENT TO THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT AND THAT THE AGENT AND THE LENDERS ARE RELYING UPON THE FOREGOING IN THEIR DEALINGS WITH THE LOAN PARTIES. EACH LOAN PARTY HAS REVIEWED THE FOREGOING WAIVERS WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL AND OTHER RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
(b)    Patriot Act Notice. The Agent and the Lenders hereby notify the Loan Parties that pursuant to the Patriot Act, the Proceeds of Crime Act and other applicable anti-money laundering, anti-terrorist financing, government sanction and “know your client” policies, regulations, laws or rules (the Proceeds of Crime Act and such other applicable policies, regulations, laws or rules, collectively, including any guidelines or orders thereunder, “AML Legislation”), the Agent and the Lenders are required to obtain, verify and record information that identifies each Loan Party, including its legal name, address, tax ID number and other information that will allow the Agent and the Lenders to identify it in accordance with the Patriot Act and the AML Legislation. The Agent and the Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Loan Parties’ management and owners, such as legal name, address, social security number and date of birth. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or any prospective assignee or participant of a Lender, in order to comply with the Patriot Act and/or the applicable AML Legislation, whether now or hereafter in existence.
14.18    Canadian Anti-Money Laundering Legislation. If the Agent has ascertained the identity of any Canadian Facility Loan Party or any authorized signatories of any Canadian Facility Loan Party for the purposes of applicable AML Legislation, then the Agent:
(a)    shall be deemed to have done so as an agent for each Canadian Lender, and this Agreement shall constitute a “written agreement” in such regard between each Canadian Lender and the Agent within the meaning of the applicable AML Legislation; and
(b)    shall provide to each Canadian Lender copies of all information obtained in such regard without any representation or warranty as to its accuracy or completeness.

Notwithstanding the preceding sentence and except as may otherwise be agreed in writing, each of the Canadian Lenders agrees that the Agent has no obligation to ascertain the identity of the Canadian Facility Loan Parties or any authorized signatories of the Canadian Facility Loan Parties on behalf of any Canadian Lender, or to confirm the completeness or accuracy of any information it obtains from any Canadian Facility Loan Party or any such authorized signatory in doing so.
14.19    Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Loan Party for liquidation or reorganization, should any Loan Party become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of such Loan Party’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to Applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference”, “fraudulent conveyance”, or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
14.20    Nonliability of Lenders. Neither the Agent, any Issuing Bank nor any Lender undertakes any responsibility to any Loan Party to review or inform any Loan Party of any matter in connection with any phase of any Loan Party’s business or operations. Each Loan Party agrees, on behalf of itself and each other Loan Party, that neither the Agent, any Issuing Bank nor any Lender shall have liability to any Loan Party (whether sounding in tort, contract or otherwise) for losses suffered by any Loan Party in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. NO LENDER SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY OTHERS OF ANY INFORMATION OR OTHER MATERIALS OBTAINED THROUGH INTRALINKS OR OTHER SIMILAR INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT.
14.21    Amendment and Restatement. Effective immediately upon the Closing Date, the terms and conditions of the Existing Credit Agreement shall be amended and restated as set forth herein and the Existing Credit Agreement shall be superseded by this Agreement. On the Closing Date, the rights and obligations of the parties evidenced by the Existing Credit Agreement shall be evidenced by this Agreement and the other Loan Documents and the grant of security interests and Liens in the Collateral by the Borrowers and the Guarantors under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue under this Agreement and the other Loan Documents, and shall not in any event be terminated, extinguished or annulled (except for those certain security interests and liens released simultaneously herewith) but shall hereafter continue to be in full force and effect and be governed by this Agreement and the other Loan Documents. All Obligations (as defined in the Existing Credit Agreement) under the Existing Credit Agreement and the other “Loan Documents” (as defined in the Existing Credit Agreement) shall continue to be outstanding except as expressly modified by this Agreement and shall be governed in all respects by this Agreement and the other Loan Documents, it being agreed and understood that this Agreement does not constitute a novation, satisfaction, payment or reborrowing of any Obligation (as defined in the Existing Credit Agreement) under the Existing Credit Agreement or any other “Loan Document” (as defined in the Existing Credit Agreement), nor does it operate as a waiver of any right, power or remedy of the Agent or any Lender under any “Loan Document” (as defined in the Existing Credit Agreement). All references to the Existing Credit Agreement in any Loan Document or other document or instrument delivered in connection therewith shall be deemed to refer to this Agreement and the provisions hereof.
14.22    Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party to honor all of its obligations under the Guarantees in respect of Hedging Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 14.22 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 14.22, or otherwise under the Guarantees, voidable under applicable Law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until payment in full of the Obligations. Each Qualified ECP Guarantor intends that this Section 14.22 constitute, and this Section 14.22 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.
14.23    Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by (a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability; (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or (iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
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IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWERS:
CLEAN HARBORS, INC.,
as the U.S. Borrower and Loan Party Agent
By: /s/ Michael L. Battles
Name: Michael L. Battles
Title: Executive Vice President and Chief
   Financial Officer

42 Longwater Drive
Norwell, MA 02061-9149
United States
Attn: Chief Financial Officer
Telecopy: 781-792-5900

CLEAN HARBORS INDUSTRIAL SERVICES CANADA, INC., as the Canadian Borrower By: /s/ Michael L. Battles Name: Michael L. Battles Title: Executive Vice President

c/o Clean Harbors, Inc. 42 Longwater Drive Norwell, MA 02061-9149 United States Attn: Chief Financial Officer Telecopy: 781-792-5900

[Credit Agreement Signature Page]

AGENT AND LENDERS:

BANK OF AMERICA, N.A.,
as Agent and U.S. Lender
By: /s/ Christopher M. O’Halloran
Name: Christopher M. O’Halloran
Title: Senior Vice President

225 Franklin St.
MA1-225-02-05
Boston, MA  02110
Attn: Christopher M. O’Halloran
Telecopy: 312-453-6319

BANK OF AMERICA, N.A. (acting through its Canada branch), as Canadian Lender

By: /s/ Sylwia Durkiewicz
Name: Sylwia Durkiewicz
Title: Vice President

225 Franklin St.
MA1-225-02-05
Boston, MA  02110
Attn: Christopher M. O’Halloran
Telecopy: 312-453-6319

[Credit Agreement Signature Page]

CANADIAN IMPERIAL BANK OF COMMERCE as Canadian Lender By: /s/ Farhad Foroughi Name: Farhad Foroughi Title: Authorized Signatory By: /s/ Geoff Golding Name: Geoff Golding Title: Authorized Signatory

Canadian Imperial Bank of Commerce, New York Branch, as a U.S. Lender By: /s/ Andrew Campbell Name: Andrew Campbell Title: Authorized Signatory By: /s/ Zhen Ma Name: Zhen Ma Title: Authorized Signatory

[Credit Agreement Signature Page]

BRANCH BANKING AND TRUST COMPANY, as a U.S. Lender and Canadian Lender By: /s/ David Miller Name: David Miller Title: Vice President

[Credit Agreement Signature Page]

CITIZENS BUSINESS CAPITAL, f/k/a
RBS CITIZENS BUSINESS CAPITAL, a
division of CITIZENS ASSET FINANCE,
INC., f/k/a RBS Asset Finance, Inc., as U.S. Lender and Canadian Lender

By: /s/ Peter Yelle
Name: Peter Yelle
Title: Vice President

[Credit Agreement Signature Page]

JPMORGAN CHASE BANK, N.A., as U.S. Lender By: /s/ Marie C. Duhamel Name: Marie C. Duhamel Title: Authorized Officer
JPMORGAN CHASE BANK, N.A., Toronto Branch as a Canadian Lender By: /s/ Michael N. Tam Name: Michael N. Tam Title: Senior Vice President

[Credit Agreement Signature Page]

PEOPLES UNITED BANK, N.A., as U.S. Lender and Canadian Lender By: /s/ Mary McLemore Name: Mary McLemore Title: SVP

[Credit Agreement Signature Page]

SIEMENS FINANCIAL SERVICES, INC., as U.S. Lender and Canadian Lender

By: /s/ Jeffrey B. Iervese
 Name: Jeffrey B. Iervese
 Title: Vice President

By: /s/ Sonia Vargas
 Name: Sonia Vargas
 Title: Senior Loan Closer

[Credit Agreement Signature Page]

SunTrust Bank, as a U.S. Lender and as a Canadian Lender By: /s/ Christopher M. Waterstreet Name: Christopher M. Waterstreet Title: Vice President

[Credit Agreement Signature Page]

GOLDMAN SACHS BANK USA, as U.S. Lender and Canadian Lender By: /s/ Ryan Durkin Name: Ryan Durkin Title: Authorized Signatory

[Credit Agreement Signature Page]